UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CITIGROUP INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Citigroup Inc.

399 Park Avenue

New York, NY 10043

March 14, 2006

Dear Stockholder:

We cordially invite you to attend Citigroup’s annual stockholders’ meeting. The meeting will be held on Tuesday, April 18, 2006, at 9AM at Carnegie Hall, 154 West 57th Street in New York City. The entrance to Carnegie Hall is on West 57th Street just east of Seventh Avenue.

At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached proxy statement.

Thank you for your support of Citigroup.

Sincerely,

Sanford I. Weill

Chairman of the Board

This proxy statement and the accompanying proxy card are being mailed to Citigroup stockholders beginning about March 14, 2006.

Citigroup Inc.

399 Park Avenue

New York, NY 10043

Notice of Annual Meeting of Stockholders

Dear Stockholder:

Citigroup’s annual stockholders’ meeting will be held on Tuesday, April 18, 2006 at 9AM at Carnegie Hall, 154 West 57th Street in New York City. The entrance to Carnegie Hall is on West 57th Street just east of Seventh Avenue. You will need an admission ticket or proof of ownership of Citigroup stock to enter the meeting.

At the meeting, stockholders will be asked to

➢	elect directors,

➢	ratify the selection of Citigroup’s independent registered public accounting firm for 2006,

➢	approve amendments to change certain provisions in Citigroup’s Restated Certificate of Incorporation,

➢	act on certain stockholder proposals, and

➢	consider any other business properly brought before the meeting.

The close of business on February 24, 2006 is the record date for determining stockholders entitled to vote at the annual meeting. A list of these stockholders will be available at Citigroup’s headquarters, 399 Park Avenue, New York City, before the annual meeting.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the board of directors

Michael S. Helfer

Corporate Secretary

March 14, 2006

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Citigroup is soliciting your vote at the 2006 annual meeting of Citigroup’s stockholders.

What will I be voting on?

•	Election of directors (see page 17).
•	Ratification of KPMG LLP (KPMG) as Citigroup’s independent registered public accounting firm for 2006 (see page 52).
•	Approval of amendments to change certain provisions in Citigroup’s Restated Certificate of Incorporation (see page 54).
•	Seven stockholder proposals (see page 59).

How many votes do I have?

You will have one vote for every share of Citigroup common stock you owned on February 24, 2006 (the record date).

How many votes can be cast by all stockholders?

4,991,118,425, consisting of one vote for each of Citigroup’s shares of common stock that were outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the meeting?

A majority of the votes that can be cast, or 2,495,559,214 votes. We urge you to vote by proxy even if you plan to attend the annual meeting, so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

Does any single stockholder control as much as 5% of any class of Citigroup’s voting stock?

No.

How do I vote?

You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting.

To vote by proxy, you must either

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,
•	vote by telephone (instructions are on the proxy card), or
•	vote by Internet (instructions are on the proxy card).

To ensure that your vote is counted, please remember to submit your vote by April 17, 2006.

Citigroup employees who participate in equity programs may receive their proxy cards separately.

If you want to vote in person at the annual meeting, and you hold your Citigroup stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to Citigroup’s Corporate Secretary at the address on the cover of this proxy statement. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What if I don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, in accordance with the board’s recommendation, your shares will be voted for the nominees listed on the card, for KPMG as independent registered public accounting firm for 2006, for the amendments to Citigroup’s Restated Certificate of Incorporation and against the other proposals.

How are my votes counted?

You may either vote for or withhold authority to vote for each nominee for the board. You may vote for or against or you may abstain on the other proposals. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. If you abstain from voting on any stockholder proposals, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal. Because the amendments to the Restated Certificate of Incorporation must be approved by a specified percentage of the shares outstanding, if you abstain from voting on any of the charter amendments your shares will be counted for quorum purposes but will have the same effect as a vote against the proposal. If you neither attend the meeting nor vote by proxy, your shares will also be counted as votes against the proposal.

Is my vote confidential?

In January 2006, the board adopted a confidential voting policy as a part of its Corporate Governance Guidelines. Under the policy, all proxies, ballots, and vote tabulations are kept confidential for registered stockholders who request confidential treatment. If you are a registered stockholder and would like your vote kept confidential please check the appropriate box on the proxy card or follow the instructions when submitting your vote by telephone or by the Internet. If you hold your shares in “street name” or through an employee benefit plan, your shares already receive confidential treatment so you do not need to request confidential treatment in order to maintain the confidentiality of your vote.

The confidential voting policy will not apply in the event of a proxy contest or other solicitation based on an opposition proxy statement. For further details regarding this policy, please see the Corporate Governance Guidelines attached as Annex A to this proxy statement.

How many votes are required to elect directors and to adopt the other proposals?

Directors are elected by a plurality of the votes cast. Recently the board adopted a governance principle that provides if a nominee receives, in an uncontested election, a number of votes withheld from his or her election that is greater than the number of votes cast for the election of the director, such director shall offer to resign from his or her position as a director. Unless the board decides to reject the offer or to postpone the effective date of the offer, the resignation shall become effective 60 days after the date of the election. The text of the principle appears in Citigroup’s Corporate Governance Guidelines which are attached as Annex A to this proxy statement. The ratification of KPMG’s appointment and the stockholder proposals each require the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon in order to be approved. The vote required for the amendments to the Restated Certificate of Incorporation are as follows: (i) the amendments to Articles FOURTH and NINTH must be approved by the affirmative vote of seventy-five percent of the outstanding shares, and (ii) the amendments to Article EIGHTH must be approved by the affirmative vote of sixty-six and two-thirds percent of the outstanding shares.

Can my shares be voted if I don’t return my proxy card and don’t attend the annual meeting?

If you don’t vote your shares held in street name, your broker can vote your shares on matters that the NYSE has ruled are discretionary.

If you don’t vote your shares registered directly in your name, not in the name of a bank or broker, your shares will not be voted.

Could other matters be decided at the annual meeting?

We received notice from Mr. Michael E. Friedman that he intends to submit two proposals concerning customer data security at the annual meeting. In addition, we received notice from Mr. George Longino that he intends to submit a proposal requesting that retirement packages be amended to remove provisions relating to the use of corporate assets after retirement. Both stockholders submitted the proposals under the advance notice provisions of Citigroup’s by-laws.

If the stockholder proposals are brought before the meeting, we will vote the proxies against the proposals. If a stockholder proposal that was excluded from this proxy statement is brought before the meeting, we will vote the proxies against the proposal. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need a ticket to attend the annual meeting?

Yes, you will need an admission ticket or proof of ownership of Citigroup stock to enter the meeting. When you arrive at the annual meeting, you may be asked to present photo identification, such as a driver’s license. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting, please so indicate when you vote and bring the ticket with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is the left side of your voting instruction form. If you don’t bring your admission ticket, or opted to receive your proxy materials electronically, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Citigroup stockholder.

How can I access Citigroup’s proxy materials and annual report electronically?

This proxy statement and the 2005 annual report are available on Citigroup’s Internet site at www.citigroup.com. Click on “Corporate Governance,” then “Financial Disclosure,” and then “Annual Reports & Proxy Statements.” Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option and save Citigroup the cost of producing and mailing these documents in the future by following the instructions provided when you vote over the Internet. If you hold your Citigroup stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access Citigroup’s proxy statement and annual report. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year. To view, cancel or change your enrollment profile, please go to www.InvestorDelivery.com.

How We Have Done

Annual Report

If you receive your proxy materials by mail, we sent Citigroup’s annual report to stockholders for 2005 to you with your proxy statement. If you view your materials on the Internet, the 2005 annual report is available on Citigroup’s website at www.citigroup.com. We urge you to read these documents carefully.

Five-Year Cumulative Total Return

The following table and graph compare the annual changes in Citigroup’s cumulative total return for the last five years with the cumulative total return of

•	the S&P 500 Index,
•	the S&P Financial Index, and
•	a Peer Index

The S&P Financial Index is made up of the following Standard & Poor’s industry groups: Capital Markets, Commercial Banks, Consumer Finance, Diversified Financial Services, Insurance, Real Estate, and Thrifts & Mortgage Finance.

The Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association (each government sponsored entities) and Citigroup have been excluded from the Index. The Peer Index consists of ABN Amro Holding N.V., J.P. Morgan Chase & Co., The Hartford Financial Services Group, Inc., HSBC Holdings plc, MBNA Corporation, Merrill Lynch & Co., Inc., and Morgan Stanley.

Following the completion of Citigroup’s divestitures of its asset management and insurance businesses, Citigroup determined that the companies in the Peer Index no longer accurately reflect Citigroup’s business profile. Accordingly, beginning in 2007, Citigroup will no longer include the Peer Index in the Performance Graph. Given the diversity of Citigroup’s businesses and the periodic changes to Citigroup’s business profile as a result of merger and acquisition activity, the broader mix of companies comprising the S&P Financial Index more accurately reflects Citigroup’s businesses.

The following table and graph show the value at year-end 2005 of $100 invested at the closing price on December 31, 2000 in Citigroup common stock, the S&P 500, the S&P Financial Index and the Peer Index. The comparisons in this table are set forth in response to Securities and Exchange Commission (SEC) disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of the common stock.

Comparison of Five-Year Cumulative Total Return

December 31	Citigroup	S&P 500 Index	S&P Financial Index	Peer Index

2000	100.00	100.00	100.00	100.00

2001	100.03	88.11	90.31	81.36

2002	75.96	68.64	80.13	66.39

2003	107.55	88.33	105.06	100.78

2004	110.48	97.94	117.67	110.86

2005	115.59	102.74	128.24	115.26

The Five Point Plan

The Company We Want to Be

Last year, Citigroup embarked on an extensive Five Point Plan to change our culture and help us achieve our goal to be the most respected global financial services company. The objective of the Plan was to bring about the changes Citigroup needed in order to live up to our Shared Responsibilities—to our clients, to each other, and to our franchise.

Our Shared Responsibilities

•	We have a responsibility to our clients. We must put our clients first, provide superior advice, products and services, and always act with the highest level of integrity.

•	We have a responsibility to each other. We must provide outstanding people the best opportunity to realize their potential. We must treat our teammates with respect, champion our remarkable diversity, share the responsibility for our successes, and accept accountability for our failures.

•	We have a responsibility to our franchise. We must put Citigroup’s long-term interests ahead of each unit’s short-term gains and provide superior results for our shareholders. We must respect the local culture and take an active role in the communities where we work and live. We must honor those who came before us and extend our legacy for those who will come after us.

The Five Point Plan

Many initiatives were launched and implemented under the Plan:

1.	Expanded Training in several areas, including ethics, leadership, history of the franchise, and governance.
2.	Improved Communications that opened new channels of communication between senior management and employees, not just top-down but also from the bottom up.
3.	Enhanced Focus on Talent & Development, including 360° reviews for senior management and a significant expansion of our executive development programs.
4.	Balanced Performance Appraisals & Compensation such as the implementation of a common performance appraisal system for all Citigroup senior managers and a close link between compensation and the Shared Responsibilities.
5.	Strengthened Controls, including the separation of compliance from the businesses as a truly independent function along with an increase in budget and headcount for compliance and audit functions of more than 20%.

We believe that the development and successful implementation of the Five Point Plan has created a solid foundation for the growth of our company in 2006 and the years ahead.

Corporate Governance

Citigroup continually strives to maintain the highest standards of ethical conduct: reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern Citigroup’s businesses. Citigroup continues to set the standard in corporate governance among our peers.

The current charters of the audit and risk management, nomination and governance, and personnel and compensation committees, as well as Citigroup’s Corporate Governance Guidelines, Code of Conduct and Code of Ethics, are available in the “Corporate Governance” section of Citigroup’s website: www.citigroup.com. Citigroup stockholders may obtain printed copies of these documents by writing to Citigroup Inc., Corporate Governance, 425 Park Avenue, 2nd floor, New York, NY 10022.

Nomination and Governance Committee

The nomination and governance committee’s mandate is to review and shape corporate governance policies and identify qualified individuals for nomination to the board of directors. All of the members of the committee meet the independence standards contained in the New York Stock Exchange (NYSE) and Pacific Exchange, Inc. (PCX) corporate governance rules and Citigroup’s Corporate Governance Guidelines, which are attached to this proxy statement as Annex A. A copy of the committee’s charter is attached to this proxy statement as Annex C.

In April 2004, Citigroup designated the chair of the board’s nomination and governance committee, currently Alain J.P. Belda, as lead director. The lead director: (i) presides at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors; (ii) serves as liaison between the chairman and the independent directors; (iii) approves information sent to the board; (iv) approves meeting agendas for the board; (v) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) has the authority to call meetings of the independent directors; and (vii) if requested, will be available for consultation and direct communication with major shareholders.

The committee considers all qualified candidates identified by members of the committee, by other members of the board of directors, by senior management and by security holders. The committee has engaged Heidrick & Struggles, a third-party firm, to assist in identifying and evaluating potential nominees. Stockholders who would like to propose a director candidate for consideration by the committee may do so by submitting the candidate’s name, résumé and biographical information to the attention of the Corporate Secretary, Citigroup Inc., 399 Park Avenue, New York, NY 10043. All proposals for nomination received by the Corporate Secretary will be presented to the committee for its consideration.

The committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors, including the following criteria, which have been developed by the committee and approved by the board:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards and our Shared Responsibilities contained in Citigroup’s annual report.

•	Whether the candidate has had business, governmental, non-profit or professional experience at the Chairman, Chief Executive Officer or Chief Operating Officer or equivalent policy-making and operational level of a large organization with significant international activities that indicates that the candidate will be able to make a meaningful and immediate contribution to the board’s discussion of and decision-making on the array of complex issues facing a large and diversified financial services business that operates on a global scale.

•	Whether the candidate has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the diverse communities and geographies in which Citigroup operates.

•	Whether the candidate has the financial expertise required to provide effective oversight of a large and diversified financial services business that operates on a global scale.

•	Whether the candidate has achieved prominence in his or her business, governmental or professional activities, and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the board is called upon to make.

•	Whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of Citigroup’s stockholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency.

•	Whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust.

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors involves the exercise of judgment by the board.

Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the committee will make recommendations regarding potential director candidates to the board.

The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the board of directors and members of senior management.

For the 2006 annual meeting, we received timely notice of director nominations from two stockholders, each of whom nominated one person to stand for election at the annual meeting. The qualifications of these individuals were discussed at a meeting of the nomination and governance committee in connection with the annual evaluation of all director candidates. After deliberation, the committee decided not to include these individuals on the slate of candidates it proposed to the full board for consideration. The committee used the above-mentioned criteria to evaluate the candidates.

Business Practices Committees

Citigroup’s business practices committees, at the corporate level and in each of its business units, work to ensure that our most senior executives regularly scrutinize our practices and products and potential conflicts of interest; that our policies are appropriate; and that our basic values and our Shared Responsibilities are emphasized at every level throughout the organization.

Business practices that may raise these concerns are surfaced by a variety of sources within Citigroup, including individual employees, representatives of the various control functions (legal, compliance, risk, audit, tax and financial control) as well as members of the business practices committees.

These issues are subjected to rigorous scrutiny at the business unit level and are reported on a regular basis to the Citigroup business practices committee and the board.

The business practices committees have the authority to make changes to business practices when necessary and appropriate.

Corporate Governance Guidelines

Citigroup’s Corporate Governance Guidelines embody many of our long-standing practices, policies and procedures, which are the foundation of our commitment to best practices. The Guidelines are reviewed at least annually, and revised as necessary to continue to reflect best practices. The full text of the Guidelines, as approved by the board, is set forth in Annex A to this proxy statement. The Guidelines outline the responsibilities, operations, qualifications and composition of the board.

In January 2006, the Guidelines were revised to add three new principles relating to confidential voting, recoupment of unearned compensation and majority voting.

Stockholders who own shares through Citigroup’s equity compensation programs and 401(k) plan already enjoy confidential voting on all matters presented at special and annual meetings, as do stockholders who hold shares in a bank or brokerage account. The board’s adoption of a confidential voting provision extends this treatment to stockholders who hold shares in certificate form or via direct registration.

The provision on recouping unearned compensation empowers the board, in all appropriate cases and subject to governing law, in the event of a material restatement of Citigroup’s financial statements due to the misconduct of an executive officer, to recoup any bonus or incentive compensation paid to such executive officer on account of the misconduct.

The majority vote provision requires a director nominee who receives, in an uncontested election, a number of votes “withheld” that is greater than the number of votes cast “for” his or her election to offer to resign from the board, with such resignation to become effective if the board does not reject it within 60 days after the date of the election.

Our goal is that at least two-thirds of the members of the board be independent. A description of our independence criteria and the results of the board’s independence determinations are set forth below.

The number of other public company boards on which a director may serve is subject to a case-by-case review by the nomination and governance committee, in order to ensure that each director is able to devote sufficient time to performing his or her duties as a director. Interlocking directorates are prohibited (inside directors and executive officers of Citigroup may not sit on boards of companies where a Citigroup outside director is an executive officer).

The Guidelines require that all members of the committees of the board, other than the executive committee, be independent. Committee members are appointed by the board upon recommendation of the nomination and governance committee. Committee membership and chairs are rotated periodically. The board and each committee have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of senior management.

Meetings of the non-management directors are held as part of every regularly scheduled board meeting and are presided over by the lead director.

If a director has a substantial change in professional responsibilities, occupation or business association, he or she is required to notify the nomination and governance committee and to offer his or her resignation from the board. The nomination and governance committee will evaluate the facts and circumstances and make a recommendation to the board whether to accept the resignation or request that the director continue to serve on the board. If a director assumes a significant role in a not-for-profit entity he or she is asked to notify the nomination and governance committee.

Directors are expected to attend board meetings, meetings of the committees and subcommittees on which they serve and the annual meeting of stockholders. All of the directors then in office attended Citigroup’s 2005 annual meeting.

The nomination and governance committee nominates one of the members of the board to serve as chairman of the board on an annual basis. The nomination and governance committee also conducts an annual review of board performance, and each committee conducts its own self-evaluation. The board and committees may engage an outside consultant to assist in conducting the self-evaluations. The results of these evaluations are reported to the board. Directors have full and free access to senior management and other employees of Citigroup and are provided with an orientation program for new directors and a variety of continuing education programs. Citigroup has regularly scheduled educational sessions on a variety of topics which all members of the board are invited to attend. The board reviews the personnel and compensation committee’s report on the performance of the Office of the Chairman and the Chief Executive Officer in order to ensure that they are providing the best leadership for Citigroup. The board also works with the personnel and compensation committee to evaluate potential successors to the Chief Executive Officer.

If a director or an immediate family member of a director serves as a director, trustee or executive officer of a foundation, university, or other non-profit organization and such entity receives contributions from Citigroup and/or the Citigroup Foundation, such contributions will be reported to the nomination and governance committee at least annually.

The Guidelines affirm Citigroup’s stock ownership commitment, which is described in greater detail in this proxy statement. In 2005, Citigroup introduced an expanded version of the stock ownership commitment, with a 25% holding requirement that applies prospectively and generally covers those employees who report directly to a member of the Management Committee and those employees one level below them. After the expansion of the stock ownership commitment, which became effective in January 2006, approximately 3,000 employees are subject to a stock ownership commitment. Citigroup also prohibits the repricing of stock options and requires that new equity compensation plans and material revisions to such plans be submitted to stockholders for approval.

The Guidelines restrict certain financial transactions between Citigroup and its subsidiaries and directors, senior management and their immediate families. Personal loans to executive officers and directors of Citigroup and its public issuer subsidiaries and members of the operating committee, or their immediate family members, are prohibited, except for mortgage loans, home equity loans, consumer loans, credit cards, charge cards, overdraft checking privileges and margin loans to employees of a broker-dealer subsidiary of Citigroup made on market terms in the ordinary course of business.

The Guidelines prohibit investments or transactions by Citigroup or its executive officers and their immediate family members in a partnership or other privately-held entity in which a director is a principal or in a publicly-traded company in which a director owns or controls more than a 10% interest. Directors and their family members are not permitted to receive IPO allocations. Directors and their family members may participate in Citigroup-sponsored investment activities, provided they are offered on the same terms as those offered to similarly situated non-affiliated persons. Under certain circumstances, or with the approval of the appropriate committee, members of senior management may participate in certain Citigroup-sponsored investment opportunities. Finally, there is a prohibition on certain investments by directors and executive officers in third-party entities when the opportunity comes solely as a result of their position with Citigroup.

Director Independence

The board has adopted categorical standards to assist the board in evaluating the independence of each of its directors. The categorical standards describe various types of relationships that could potentially exist between a board member and Citigroup and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and no other relationships or transactions exist of a type not specifically mentioned in the categorical standards that, in the board’s opinion, taking into account all facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the board will deem such person to be independent. Applying these standards, which are intended to comply with the NYSE and PCX corporate governance rules, and all other applicable laws, rules and regulations, the board has determined that each of the following directors standing for re-election is independent: C. Michael Armstrong, Alain J.P. Belda, George David, Kenneth T. Derr, John M. Deutch, Ann Dibble Jordan, Klaus C. Kleinfeld, Andrew N. Liveris, Dudley C. Mecum, Anne M. Mulcahy, Richard D. Parsons, Judith Rodin and Franklin A. Thomas.

South Asia Fund Donation

At the request of the President of the United States, Sanford Weill and senior executives from 4 other companies (the Five Executives) (including Anne Mulcahy, Xerox, Jeff Immelt, GE, Hank McKinnell, Pfizer, and Jim Kelly, UPS) have led a private sector effort to aid those harmed by the South Asia earthquake. Working with representatives from the State Department and US AID as well as various staff members from the companies of each of the Five Executives with particular expertise (charitable giving, legal, public affairs, tax, government relations, etc.), a fund for South Asia relief was conceived (the Fund).

Due to the short timeframe, the Committee to Encourage Corporate Philanthropy (CECP), a not-for-profit organization of which Sandy Weill is Chairman and Paul Newman and Ken Derr are Founding Co-Chairs, was chosen, based on its 501(c)(3) status and its mission to encourage corporate philanthropy, to house the Fund. With the approval of the CECP Board, comprised of executives from many corporations, including 2 of Citigroup’s outside directors (Ken Derr and Dick Parsons), a committee was formed to advise the Fund (comprised of the Five Executives and representatives chosen by the Government) and make recommendations to a committee of the CECP Board on how best to disseminate the donations contributed to the Fund. The CECP Board committee will ultimately cause the donations to be made.

The members of the Board of CECP did not derive any benefit from the choice of CECP to house the Fund, nor do any of them stand to benefit from the relief effort. Neither Mr. Derr nor Mr. Parsons are members of the advisory committee of the CECP Board, nor did they actively participate in the process of creating or advising the Fund.

Each of the Five Executives have reached out to their own companies, business colleagues and their respective company’s employees to encourage donations to the Fund. The Citigroup Foundation has donated $3m to the Fund, which, based on revenues received thus far, is greater than 10% of the Fund’s revenues. The Fund is expected to collect $35m for the relief effort.

Citigroup’s independence criteria for its outside directors deem annual contributions to a charitable organization of which a director or an immediate family member of a director serves as a director, trustee or executive officer in excess of the greater of $250,000 or 10% of the charitable organization’s annual consolidated gross revenue to be a bar to independence. Based on the fact that the Fund was created at the request of the President of the United States, that none of Citigroup’s directors who are also directors of CECP (other than Weill) were involved in the creation of the Fund, participate in decision-making regarding the Fund or stand to benefit in any way from the creation of the Fund, the nomination and governance committee determined that the payment by Citigroup to the Fund did not impact the independence of Messrs. Derr and Parsons.

Categorical Standards

•	Advisory, Consulting and Employment Arrangements

During any twelve month period:

➢	Within the last three years, neither a director nor any immediate family member of a director have received, directly or indirectly, from Citigroup any compensation, fees or benefits in an amount greater than $100,000, other than amounts paid (a) pursuant to the Company’s Amended and Restated Compensation Plan for Non-Employee Directors; or (b) as compensation to a family member of a director who is a non-executive employee of Citigroup.

In addition, no member of the audit and risk management committee, nor any immediate family member of such individual, nor any entity in which an audit and risk management committee member is a partner, member or executive officer shall:

➢	Within the last three years, have received any payment for accounting, consulting, legal, investment banking or financial advisory services provided to Citigroup.

•	Business Relationships
➢	All business relationships, lending relationships, deposits and other banking relationships between Citigroup and a director’s primary business affiliation or the primary business affiliation of a family member of a director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

➢	In addition, the aggregate amount of payments in any of the last three fiscal years by Citigroup to, and to Citigroup from, any company of which a director is an executive officer or employee or where a family member of a director is an executive officer must not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues in any single fiscal year.

➢	Loans may be made or maintained by Citigroup to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director, only if: (a) the loan is made in the ordinary course of business of Citigroup or one of its subsidiaries, is of a type that is generally made available to other customers, and is on market terms, or terms that are no more favorable than those offered to other customers; (b) the loan complies with applicable law, including SARBANES-OXLEY, Regulation O of the Board of Governors of the Federal Reserve, and the Federal Deposit Insurance Corporation Guidelines; (c) the loan when made does not involve more than the normal risk of collectibility or present other unfavorable features; and (d) the lending relationship is not classified by Citigroup as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency in its “Rating Credit Risk” Comptroller’s Handbook.

•	Charitable Contributions

Annual contributions in any of the last three calendar years from Citigroup and/or the Citigroup Foundation to a foundation, university, or other non-profit organization of which a director or an immediate family member serves as a director, trustee or executive officer may not exceed the greater of $250,000 or 10% of the annual consolidated gross revenue of the entity.

•	Employment/Affiliations
➢	An outside director shall not:

(i)	be or have been an employee of Citigroup within the last three years;

(ii)	be part of, or within the past three years have been part of, an interlocking directorate in which an executive officer of Citigroup serves or has served on the compensation committee of a company that concurrently employs or employed the director as an executive officer; or

(iii)	be or have been affiliated with or employed by a present or former outside auditor of Citigroup within the five-year period following the auditing relationship.

➢	An outside director may not have a family member who:

(i)	is an executive officer or has been within the last three years;

(ii)	is, or within the past three years has been, part of an interlocking directorate in which an executive officer of Citigroup serves or has served on the compensation committee of a company that concurrently employs or employed such family member as an executive officer; or

(iii)	(A) is a current partner of Citigroup’s outside auditor, or a current employee of Citigroup’s outside auditor who participates in the auditor’s audit, assurance or tax compliance practice, or (B) was within the last three years (but is no longer) a partner of or employed by Citigroup’s outside auditor and personally worked on Citigroup’s audit within that time.

•	Immaterial Relationships and Transactions

The board may determine that a director is independent notwithstanding the existence of an immaterial relationship or transaction between the director and Citigroup, provided Citigroup’s proxy statement includes a specific description of such relationship as well as the basis for the board’s determination that such relationship does not preclude a determination that the director is independent. Relationships or transactions between a director and Citigroup that comply with the Corporate Governance Guidelines, including but not limited to the sections titled Financial Services, Personal Loans and Investments/Transactions, are deemed to be categorically immaterial and do not require disclosure in the proxy statement (unless such relationship or transaction is required to be disclosed pursuant to Item 404 of SEC Regulation S-K).

•	Definitions

For purposes of these independence standards, (i) the term “family member” means any of the director’s spouse, parents, children, brothers, sisters, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home; (ii) the term “immediate family members” of a director means the director’s spouse and other “family members” (including children) who share the director’s home or who are financially dependent on the director; and (iii) the term “primary business affiliation” means an entity of which the director is an officer, partner or employee or in which the director holds at least a 5% equity interest.

Stockholder Communications

Stockholders who wish to communicate with a member or members of the board of directors, including the lead director or the non-management directors as a group, may do so by addressing their correspondence to the board member or members, c/o the Corporate Secretary, Citigroup Inc., 399 Park Avenue, New York, NY 10043. The board of directors has unanimously approved a process pursuant to which the office of the Corporate Secretary will review and forward correspondence to the appropriate person or persons for response.

Code of Ethics

The board has adopted a Code of Ethics for Financial Professionals governing the principal executive officers of Citigroup and its reporting subsidiaries and all Citigroup professionals worldwide serving in a finance, accounting, treasury, tax or investor relations role. A copy of the Code of Ethics is available on our website at www.citigroup.com. Click on “Corporate Governance” and then “Code of Ethics for Financial Professionals.” It has also been filed as an exhibit to our 2002 Annual Report on Form 10-K. We intend to disclose amendments to, or waivers from, the Code of Ethics, if any, on our website.

Ethics Hotline

Citigroup strongly encourages employees to raise possible ethical issues. Citigroup offers several channels by which employees and third parties may report ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls or auditing matters. We provide an Ethics Hotline that is available 24 hours a day, seven days a week with live operators who can connect to translators in multiple languages, a dedicated email address, fax line, web-link and a post office box. Individuals may choose to remain anonymous. We prohibit retaliatory action against any individual for raising legitimate concerns or questions regarding ethical matters, or for reporting suspected violations. Calls to the Ethics Hotline are received by a third party vendor, which reports the calls to Citigroup’s Ethics Office of Global Compliance for review and investigation.

Code of Conduct

The board has adopted a Code of Conduct, which outlines the principles, policies and laws that govern the activities of Citigroup and its employees, agents and representatives and establishes guidelines for professional conduct in the workplace. Every employee is required to read and follow the Code of Conduct. A copy of the Code of Conduct is available on our website at www.citigroup.com. Click on “Corporate Governance” and then “Code of Conduct.” In 2005, Citigroup commenced an ethics and Code of Conduct training course for Citigroup employees.

Stock Ownership

Citigroup has long encouraged stock ownership by its directors, officers and employees to align their interests with the long-term interests of stockholders.

As part of our commitment to aligning employee and stockholder interests, our management committee and all members of the board of directors, approximately 110 persons, have agreed to hold 75% of the Citigroup stock they acquire from Citigroup while they remain directors or members of senior management. The full text of the stock ownership commitment appears in Citigroup’s Corporate Governance Guidelines which are attached to this proxy statement as Annex A.

In 2005, Citigroup introduced a significantly expanded version of the stock ownership commitment, with a 25% holding requirement that applies prospectively and generally covers those employees who report directly to a member of the Citigroup management committee and those employees one level below them. Expanding the stock ownership commitment to a broader group of employees underscores Citigroup’s belief that the stock ownership commitment has played, and will continue to play, a significant role in aligning the interests of management with the interests of stockholders and driving Citigroup’s success in creating long-term value. With the expansion of the stock ownership commitment, the senior managers of Citigroup, approximately 3,000 employees, are subject to the commitment. The precise number of senior managers fluctuates but generally covers the top 1% of Citigroup employees. As of March 2006, 2,661 employees are considered senior managers.

Exceptions to the stock ownership commitment include gifts to charity, estate planning transactions, transactions with Citigroup in connection with exercising employee stock options or paying withholding taxes under equity compensation programs, and certain other limited circumstances.

Citigroup also seeks to encourage stock ownership in the following ways:

•	each director receives a deferred stock award representing two thirds of his or her total annual director compensation. Directors may also elect to receive up to 100% of their director fees in Citigroup stock or stock options,

•	approximately 34,000 employees around the world, including all members of senior management, are granted incentive and retention awards of restricted or deferred stock under our capital accumulation program (CAP),

•	employees who receive CAP awards may elect to receive a portion of their award in stock options, and

•	approximately 100,000 employees whose total compensation is $100,000 or less receive restricted or deferred stock awards under the Citigroup Ownership Program.

The following table shows the beneficial ownership of Citigroup common stock by our directors and certain executive officers at February 28, 2006.

		Amount and Nature of Beneficial Ownership
Name	Position	Common Stock Beneficially Owned Excluding Options	Stock Options Exercisable Within 60 Days of Record Date (A)	Total Common Stock Beneficially Owned (A)
C. Michael Armstrong	Director	130,745	23,402	154,147
Alain J.P. Belda	Director	32,063	39,876	71,939
George David	Director	14,741	35,701	50,442
Kenneth T. Derr	Director	63,787	35,655	99,442
John M. Deutch	Director	69,741	31,639	101,380
Robert Druskin	Executive Officer	1,138,370	575,131	1,713,501
Roberto Hernández	Director	14,596,144	0	14,596,144
Ann Dibble Jordan	Director	29,595	23,402	52,997
Klaus C. Kleinfeld	Director	4,731	0	4,731
Sallie Krawcheck	Executive Officer	228,193	572,220	800,413
Andrew N. Liveris	Director	1,924	0	1,924
Dudley C. Mecum	Director	343,066	23,402	366,468
Anne M. Mulcahy	Director	8,389	0	8,389
Richard D. Parsons	Director	90,004	23,402	113,406
Charles Prince	Director and Chief Executive Officer	1,485,983	866,283	2,352,266
Judith Rodin	Director	9,152	0	9,152
Robert E. Rubin	Director, Member of the Office of the Chairman and Chairman of the Executive Committee	607,460	4,377,063	4,984,523
Franklin A. Thomas	Director	105,798	42,546	148,344
Sanford I. Weill	Chairman and Executive Officer	16,559,484	3,318,252	19,877,736
The Hon. Gerald R. Ford	Honorary Director	101,529	23,402	124,931
All directors and executive officers as a group (32 persons)		39,807,885	14,491,655	54,299,540

    (A) The share numbers in these columns have been restated to reflect equitable adjustments made to all Citigroup options outstanding on August 20, 2002 in respect of the distribution to all stockholders of shares of Travelers Property Casualty Corp. For each option grant, the number of options was increased by a factor of 1.0721990 and the exercise price was decreased by a factor of .9326627. The expiration and vesting dates of each option did not change.

At February 28, 2006, no director, nominee or executive officer owned

•	any shares of Citigroup’s preferred stock, or

•	as much as 1% of Citigroup’s common stock;

however, all of the directors and executive officers as a group beneficially owned approximately 1.1% of Citigroup’s common stock.

Of the shares shown on the preceding page, all of which are deemed to be beneficially owned under SEC rules, some portion may not be held directly by the director or executive officer. The following table details the various forms in which directors or executive officers indirectly hold shares. Such indirectly-held shares may be shares:

•	for which receipt has been deferred under certain directors deferred compensation plans,

•	held as a tenant-in-common with a family member or trust,

•	owned by a family member or held by a trust for which the director or executive officer is a trustee but not a beneficiary,

•	for which the director or executive officer has direct or indirect voting power but not dispositive power, or

•	for which the director or executive officer has direct or indirect voting power but that are subject to restrictions on disposition,

as shown in the following table:

Director/Officer	Receipt Deferred	Owned by or Tenant-in Common with Family Member or Trust	Voting Power, but not Dispositive Power	Voting Power, but Subject to Restrictions on Disposition
C. Michael Armstrong	109,850	15,150[1]	0	0
Alain J.P. Belda	27,063	0	0	0
George David	4,741	0	0	0
Kenneth T. Derr	38,051	0	0	0
John M. Deutch	14,624	0	0	0
Robert Druskin	219,170	33,000[2]	6,546	0
The Hon. Gerald R. Ford	6,204	95,325	0	0
Roberto Hernández	0	14,596,144	0	0
Ann Dibble Jordan	17,901	0	0	0
Klaus C. Kleinfeld	4,731	0	0	0
Sallie Krawcheck	8,333	0	0	198,664
Andrew N. Liveris	1,924	0	0	0
Dudley C. Mecum	264,412	5,054[1]	0	0
Anne M. Mulcahy	8,283	106	0	0
Richard D. Parsons	33,834	51,170[1]	0	0
Charles Prince	404,983	2,525[1]	3,776	318,337
Judith Rodin	7,096	2,056	0	0
Robert E. Rubin	345,212	0	0	0
Franklin A. Thomas	91,789	0	0	0
Sanford I. Weill	276,650	600[1]	40,594	0
All directors and executive officers as a group (32 persons)	2,768,223	15,237,770[3]	59,539	1,287,857

1	disclaims beneficial ownership
2	disclaims beneficial ownership of an aggregate of 8,000 shares
3	disclaims beneficial ownership of an aggregate of 95,799 shares

Proposal 1: Election of Directors

The board of directors has nominated all of the current directors for re-election at the 2006 annual meeting except Sanford Weill who, in accordance with his employment agreement, will be retiring from the board, effective at the annual meeting.

The Nominees

The following tables give information — provided by the nominees — about their principal occupation, business experience, and other matters.

The board of directors recommends that you vote for each of

the following nominees.

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
C. Michael Armstrong 67

Chairman, Board of Trustees

Johns Hopkins Medicine, Health Systems & Hospital

•   Chairman, Johns Hopkins Medicine, Health Systems & Hospital —July 2005 to present

•   Chairman, Comcast Corporation — 2002 to 2004

•   Chairman and Chief Executive Officer, AT&T Corp. — 1997 to 2002

•   Chairman and Chief Executive Officer, Hughes Electronic
Corporation — 1992 to 1997

•   International Business Machines Corporation — 1961 to 1992

Member, IBM Management Committee

Chairman, IBM World Trade Corporation

•   Director of Citigroup (or predecessor) since 1989

•   Other Directorships: HCA Inc., IHS Inc., and The Parsons Corporation

•   Other Activities: Johns Hopkins University (Vice Chairman), President’s Export Council (Retired), Council on Foreign Relations (member), Schroder Venture Capital (Advisory Board), MIT Sloan School of Management (Visiting Professor), Telluride Foundation (Director), Telluride Medical Capital Fund (Chairman), Miami University, Corporate Campaign (Chairman), and All Stars (member)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Alain J.P. Belda 62

Chairman and Chief Executive Officer

Alcoa Inc.

•   Chairman, Alcoa Inc. — 2001 to present

•   Chief Executive Officer — 1999 to present

•   Director — 1999 to present

•   President — 1997 to 2001

•   Chief Operating Officer — 1997 to 1999

•   Vice Chairman — 1995 to 1997

•   Executive Vice President — 1994 to 1995

•   President, Alcoa (Latin America) — 1991 to 1994

•   Vice President — 1982 to 1991

•   President, Alcoa Aluminio SA (Brazil) — 1979 to 1994

•   Joined Alcoa — 1969

•   Director of Citigroup (or predecessor) since 1997

•   Other Directorships: E. I. du Pont de Nemours and Company

•   Other Activities: The Conference Board (Trustee), Brown University (Trustee), and Brazil Project Advisory Board (Co-Chair) at The Woodrow Wilson International Center for Scholars

George David 63

Chairman and Chief Executive Officer

United Technologies Corporation

•   Chairman, United Technologies Corporation — 1997 to present

•   Chief Executive Officer — 1994 to present

•   President — 1992 to 1999; 2002 to present

•   Director — 1992 to present

•   Director of Citigroup since 2002

•   Other Activities: The Business Roundtable (member), The Business Council (member), Carnegie Hall (Trustee), and Institute for International Economics (member)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Kenneth T. Derr 69

Chairman, Retired

Chevron Corporation

•   Chairman and Chief Executive Officer, Chevron Corporation — 1989 to 1999

•   Vice Chairman — 1985 to 1988

•   Director — 1981 to 1999

•   President and Chief Executive Officer, Chevron USA Inc. — 1979 to 1984

•   Vice President — 1972 to 1979

•   Assistant to the President — 1969 to 1972

•   Joined Chevron Corporation — 1960

•   Director of Citigroup (or predecessor) since 1987

•   Other Directorships: Calpine Corporation (Chairman of the Board), and Halliburton Company

•   Other Activities: American Petroleum Institute (Director), The Business Council (member), Council on Foreign Relations (member), Hoover Institution Board of Overseers (member), Cornell University (Trustee Emeritus), University of California at San Francisco Foundation (Director), The Basic Fund (Director), Committee to Encourage Corporate Philanthropy (Director), and American Productivity and Quality Center (Director)

John M. Deutch 67

Institute Professor

Massachusetts Institute of Technology

•   Institute Professor, M.I.T. — 1990 to present

•   Director of Central Intelligence — 1995 to 1996

•   Deputy Secretary, U.S. Department of Defense — 1994

•   Under Secretary, U.S. Department of Defense — 1993

•   Provost and Karl T. Compton Professor of Chemistry, M.I.T. — 1985 to 1990

•   Dean of Science, M.I.T. — 1982 to 1985

•   Under Secretary, U.S. Department of Energy — 1979 to 1980

•   Director, Energy Research of the U.S. Department of Energy — 1978

•   Director of Citigroup (or predecessor) since 1996 (and 1987 to 1993)

•   Citibank, N.A. director — 1987 to 1993 and 1996 to 1998

•   Other Directorships: Cummins Inc., Raytheon Company, Schlumberger Limited, and Surface Logix

•   Other Activities: Urban Institute (Trustee), Resources for the Future (Trustee), and Museum of Fine Arts, Boston (Trustee)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Roberto Hernández Ramirez 63

Chairman of the Board

Banco Nacional de México

•   Chairman of the Board, Banco Nacional de México, S.A. — 1991 to present

•   Chief Executive Officer, Banco Nacional de México, S.A. — 1997 to 2001

•   Director, Grupo Financiero Banamex, S.A. de C.V. — 1991 to present

•   Co-founder, Acciones y Valores Banamex, S.A. de C.V., Chairman — 1971 to 2003

•   Chairman of the Board, Bolsa Mexicana de Valores, S.A. de C.V. (Mexican Stock Exchange) — 1974 to 1979, Director — 1972 to 2003

•   Member of the International Advisory Committee of the Federal Reserve Bank of New York — 2002 to present

•   Chairman, Asociación Mexicana de Bancos (Mexican Bankers Association) — 1993 to 1994

•   Member, Bolsa Mexicana de Valores, S.A. de C.V. — 1967 to 1986

•   Director of Citigroup since 2001

•   Other Directorships: GRUMA, S.A. de C.V., and Grupo Televisa, S.A.

•   Other Activities: Consejo Mexicano de Hombres de Negocios (Mexican Businessmen Council) (member), Museo Nacional de Arte (Chairman), Patronato Pro-Universidad Veracruzana (Chairman), Club de Banqueros de México (Chairman), Patronato Museo de Arte del Estado de Veracruz (Honorary Chairman), Patronato Pro-Rescate y Preservación del Patrimonio Arquitectónico de San Luis Potosí (Chairman), Fomento Cultural Banamex and Fomento Ecológico y Social Banamex, A. C. (Co-Chairman), Patronato del Museo Dolores Olmedo Patiño (member), Universidad Iberoamericana, A. C. (member), Universidad de Las Américas — Puebla (member) , The Nature Conservancy Board (member), World Monuments Fund (member), David Rockefeller Center for Latin American Studies at Harvard (member), and University of Cambridge — Advisory Board of the Judge Institute of Management (member)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Ann Dibble Jordan 71

Consultant

•   Director of the Department of Social Services for the University of Chicago Medical Center — 1986 to 1987

•   Field Work Assistant Professor at the School of Social Service Administration of the University of Chicago — 1970 to 1987

•   Director of Social Services of Chicago Lying-in Hospital — 1970 to 1985

•   Director of Citigroup (or predecessor) since 1989

•   Other Directorships: Johnson & Johnson and Automatic Data Processing, Inc.

•   Other Activities: The National Symphony Orchestra (Chairman), Catalyst (Director), Memorial Sloan-Kettering Cancer Center (Trustee), WETA (member), Sasha Bruce Youthworks (member), and Smithsonian Institute of African American History and Culture (member)

Klaus Kleinfeld 48

President and Chief Executive Officer

Siemens AG

•   President and Chief Executive Officer, Siemens AG — 2005 to present

•   Deputy Chairman of the Managing Board and Executive Vice President — 2004 to 2005

•   Member, Managing Board — 2002 to present

•   President and Chief Executive Officer, Siemens Corporation (USA) —2002 to 2003

•   Executive Vice President and COO, Siemens Corporation — 2001

•   Joined Siemens in 1987

•   Director of Citigroup since 2005

•   Other Directorships: Alcoa Inc., Bayer AG

•   Other Activities: The Assmann Foundation of Prevention (Trustee), Beijing Mayor Advisory Council (Advisor), The BDI – The Umbrella Organization of German Industry (member of Chairman Committee), The European Round Table of Industrialists (member), International Business Leaders Advisory Council (Member), Metropolitan Opera (Director), The Conference Board (Trustee), The Trilateral Commission (member), Transatlantic Business Dialogue (member of the Executive Board), and WEF International Business Council (member)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Andrew N. Liveris 51

President, Chief Executive Officer and Chairman Elect

The Dow Chemical Company

•   President and Chief Executive Officer — 2004 to present

•   President and Chief Operating Officer — 2003 to 2004

•   President, Performance Chemicals Business Group — 2000 to 2003

•   Director — 2004 to present

•   Joined The Dow Chemical Company in 1976

•   Director of Citigroup since 2005

•   Other Activities: Herbert H. and Grace A. Dow Foundation (Trustee), The American Australian Association (patron), American Chemistry Council (officer), The Business Council (member), The Business Roundtable (member), The Detroit Economic Club (member), The G100 (member), The International Business Council (member), The National Petroleum Council (member), The Société de Chimie Industrielle (member), The U.S.-China Business Council (member), The World Business Council for Sustainable Development, and The Institute of Chemical Engineers (fellow)

Dudley C. Mecum 71

Managing Director

Capricorn Holdings, LLC

•   Managing Director, Capricorn Holdings, LLC — 1997 to present

•   Partner, G.L. Ohrstrom & Co. — 1989 to 1996

•   Managing Partner, KPMG LLP (New York office) — 1979 to 1985

•   Assistant Director of the United States Office of Management and Budget — 1973

•   United States Assistant Secretary of the Army (Installations and Logistics) — 1971 to 1973

•   Director of Citigroup (or predecessor) since 1986

•   Other Directorships: Suburban Propane Partners, L.P.

Anne M. Mulcahy 53

Chairman and Chief Executive Officer

Xerox Corporation

•   Chairman, Xerox Corporation — 2002 to present

•   Chief Executive Officer — 2001 to present

•   President and Chief Operating Officer — 2000 to 2001

•   President, General Markets Operations — 1999 to 2000

•   Joined Xerox — 1976

•   Director of Citigroup since 2004

•   Other Directorships: Fuji Xerox Company, Ltd. and Target Corporation

•   Other Activities: The Business Council (member), Catalyst (Director), and John F. Kennedy Center for the Performing Arts (member)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Richard D. Parsons 57

Chairman and Chief Executive Officer

Time Warner Inc.

•   Chairman, Time Warner Inc. — 2003 to present

•   Chief Executive Officer — 2002 to present

•   Co-Chief Operating Officer — 2001 to 2002

•   Director, Time Warner Inc. (or predecessor) — 1991 to present

•   President — 1995 to 2000

•   Chairman and Chief Executive Officer, Dime Savings Bank of New York — 1991 to 1995

•   President and Chief Operating Officer — 1988 to 1990

•   Associate, Partner and Managing Partner, Patterson, Belknap, Webb & Tyler — 1977 to 1988

•   General Counsel and Associate Director, Domestic Council, White House — 1975 to 1977

•   Deputy Counsel to the Vice President, Office of the Vice President of the United States — 1975

•   Assistant and First Assistant Counsel to the Governor, State of New York — 1971 to 1974

•   Director of Citigroup (or predecessor) since 1996

•   Citibank, N.A. director — 1996 to 1998

•   Other Directorships: The Estee Lauder Companies Inc.

•   Other Activities: Apollo Theatre Foundation (Chairman), Museum of Modern Art (Trustee), Howard University (Trustee), American Museum of Natural History (Trustee), New York City Partnership (member), and Smithsonian Institute of African American History and Culture (Co-Chairman of the Board)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Charles Prince 56

Chief Executive Officer

Citigroup Inc.

•   Chief Executive Officer, Citigroup Inc. — 2003 to present

•   Chairman and Chief Executive Officer, Global Corporate and Investment Bank — 2002 to 2003

•   Chief Operating Officer — 2001 to 2002

•   Chief Administrative Officer — 2000 to 2001

•   General Counsel and Corporate Secretary of Citigroup and its predecessors — 1983 to 2000

•   Director of Citigroup since 2003

•   Other Directorships: Johnson & Johnson

•   Other Activities: Council on Foreign Relations (member), The Business Roundtable (member), BRT Institute for Corporate Ethics (Advisory Council), United Negro College Fund (Director), The Business Council (member), Teachers College, Columbia University (Trustee), The Julliard School (Trustee), Board of Overseers of The Joan and Sanford I. Weill Medical College & Graduate School of Medical Sciences of Cornell University (Director), The Partnership for New York City (Co-Chair), and National Academy Foundation (Director)

Dr. Judith Rodin 61

President

Rockefeller Foundation

•   President, Rockefeller Foundation — 2005 to present

•   President Emerita, University of Pennsylvania — 2004 to present

•   President, University of Pennsylvania — 1994 to 2004

•   Provost, Yale University — 1992 to 1994

•   Director of Citigroup since 2004

•   Other Directorships: Comcast Corporation and AMR Corporation

•   Other Activities: Innovation Philadelphia (Chair), Catalyst (Director), Brookings Institution (Director Emerita), Schuylkill River Development Corp. (Director), and White House Project (member)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Robert E. Rubin 67

Member of the Office of the Chairman and

Chairman of the Executive Committee

Citigroup Inc.

•   Member of the Office of the Chairman and Chairman of the Executive Committee, Citigroup Inc. — 1999 to present

•   Secretary of the Treasury of the United States — 1995 to 1999

•   Assistant to the President for Economic Policy — 1993 to 1995

•   Co-Senior Partner and Co-Chairman, Goldman, Sachs & Co. — 1990 to 1992

•   Vice-Chairman and Co-Chief Operating Officer — 1987 to 1990

•   Management Committee — 1980

•   General Partner — 1971

•   Joined Goldman, Sachs & Co. — 1966

•   Director of Citigroup since 1999

•   Other Directorships: Ford Motor Company

•   Other Activities: Local Initiatives Support Corporation (Chairman), Mount Sinai — NYU Health (Trustee), the Harvard Corporation (member), the Council on Foreign Relations (Vice Chairman), Insight Capital Partners (Advisory Board), Tinicum Capital Partners, L.P. (Special Advisor), Taconic Capital Advisors LLC (member of Advisory Board), and General Atlantic LLC (member of Executive Advisory Board)

Franklin A. Thomas 71

Consultant

The Study Group

•   Consultant, The Study Group — 2005 to present

•   Consultant, TFF Study Group — 1996 to 2005

•   President, The Ford Foundation — 1979 to 1996

•   Private practice of law — 1977 to 1979

•   President, Bedford-Stuyvesant Restoration Corporation — 1967 to 1977

•   Director of Citigroup (or predecessor) since 1970

•   Citibank, N.A. director — 1970 to 1998

•   Other Directorships: Alcoa Inc., Lucent Technologies Inc., and PepsiCo, Inc.

•   Other Activities: September 11th Fund (Chairman), Friends of the Nelson Mandela Children’s Fund (USA) (Trustee), Friends of the Constitutional Court of South Africa (USA) (member), Greentree Foundation (Trustee), and United Nations Fund for International Partnerships (member)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
The Honorable Gerald R. Ford, Honorary Director* 92

Former President of the United States

•   President of the United States — August 1974 through January 1977

•   Vice President of the United States — December 1973 through August 1974

•   Director or Honorary Director of Citigroup (or predecessor) since 1986

•   Other Activities: National Commission on Federal Election Reform (Honorary Co-Chair) ,United States Fund for UNICEF (Honorary Co-Chair), and John F. Kennedy Center for the Performing Arts (member)

*The Hon. Gerald R. Ford is an Honorary Director and as such is appointed by the board and does not stand for election.

The one-year terms of all of Citigroup’s directors expire at the annual meeting. Directors are not eligible to stand for re-election after reaching the age of 72.

Meetings of the Board of Directors and Committees

The board of directors met 12 times in 2005. During 2005, the audit and risk management committee met 11 times, the personnel and compensation committee met 12 times and the nomination and governance committee met 9 times.

Each director attended at least 75 percent of the total number of meetings of the board of directors and board committees of which he or she was a member in 2005.

Meetings of Non-Management Directors

Citigroup’s non-management directors meet in executive session without any management directors in attendance each time the full board convenes for a regularly scheduled meeting, which is usually 7 times each year, and, if the board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The lead director presides at each executive session of the non-management directors.

Committees of the Board of Directors

The standing committees of the board of directors are:

The executive committee, which acts on behalf of the board if a matter requires board action before a meeting of the full board can be held.

The audit and risk management committee, which assists the board in fulfilling its oversight responsibility relating to (i) the integrity of Citigroup’s financial statements and financial reporting process and Citigroup’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function — Audit and Risk Review; (iii) the annual independent integrated audit of Citigroup’s consolidated financial statements, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the compliance by Citigroup with legal and regulatory requirements, including Citigroup’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out in its charter, as adopted by the board. The report of the committee required by the rules of the SEC is included in this proxy statement.

Subcommittees of the audit and risk management committee cover Citigroup’s corporate and consumer businesses.

The board has determined that each of Dr. Rodin and Messrs. Armstrong, David, Deutch, and Liveris qualifies as an “audit committee financial expert” as defined by the SEC and, in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, is independent within the meaning of applicable SEC rules, the corporate governance rules of the NYSE, PCX and the Federal Deposit Insurance Corporation guidelines.

The audit and risk management committee charter is attached to this proxy statement as Annex B. A copy of the charter is also available in the “Corporate Governance” section of Citigroup’s website: www.citigroup.com.

The nomination and governance committee, which is responsible for identifying individuals qualified to become board members and recommending to the board the director nominees for the next annual meeting of stockholders. It leads the board in its annual review of the board’s performance and recommends to the board director candidates for each committee for appointment by the board. The committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the board the Corporate Governance Guidelines and monitoring Citigroup’s compliance with these policies and the Guidelines. The committee also reviews Citigroup’s Code of Conduct, the Code of Ethics for Financial Professionals and other internal policies to monitor that the principles contained in the Codes are being incorporated into Citigroup culture and business practices.

The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the nomination and governance committee is independent according to the corporate governance rules of the NYSE and PCx.

The nomination and governance committee charter, as adopted by the board, is attached to this proxy statement as Annex C. A copy of the charter is also available in the “Corporate Governance” section of Citigroup’s website: www.citigroup.com.

The personnel and compensation committee, which is responsible for determining the compensation for the Office of the Chairman and the Chief Executive Officer, and approving the compensation structure for senior management, including the operating committee, members of the business planning groups, the most senior managers of corporate staff, and other highly paid professionals in accordance with guidelines established by the committee from time to time. The committee has produced an annual report on executive compensation that is included in this proxy statement. Further, the committee approves equity, broad-based and special compensation plans across Citigroup and reviews employee compensation strategies.

Additionally, the committee regularly reviews Citigroup’s management resources, succession planning and talent development activities, as well as the performance of senior management.

The committee is also charged, in conjunction with the public affairs committee, with monitoring Citigroup’s performance toward meeting its goals on employee diversity.

The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the personnel and compensation committee is independent according to the corporate governance rules of the NYSE and PCX. Each of such directors is a “non-employee director,” as defined by Section 16 of the Securities Exchange Act of 1934, and is an “outside director,” as defined by Section 162(m) of the Internal Revenue Code (IRC).

The personnel and compensation committee charter is attached to this proxy statement as Annex D. A copy of the charter, as adopted by the board, is also available in the “Corporate Governance” section of Citigroup’s website: www.citigroup.com.

The public affairs committee, which is responsible for reviewing Citigroup’s policies and programs that relate to public issues of significance to Citigroup and the public at large and reviewing relationships with external constituencies and issues that impact Citigroup’s reputation. The committee also has responsibility for reviewing political and charitable contributions made by Citigroup and the Citigroup Foundation, reviewing Citigroup’s policies and practices regarding employee and supplier diversity, reviewing Citigroup’s environmental policies and programs, and reviewing Citigroup’s policies regarding privacy.

The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the public affairs committee is independent according to the corporate governance rules of the NYSE and PCX.

The public affairs committee charter, as adopted by the board, is attached to this proxy statement as Annex E. A copy of the charter is also available in the “Corporate Governance” section of Citigroup’s website: www.citigroup.com.

The special litigation committee, which was formed to determine whether or not Citigroup should undertake litigation against one or more persons identified in demands submitted by a stockholder regarding certain Citigroup activities, including Citigroup’s business relationships with Enron Corporation, Dynegy, Inc., Adelphia Communications Corporation, WorldCom, Inc., and Parmalat.

The following table shows the current membership of each committee.

Director	Executive	Audit and Risk Management	Personnel and Compensation	Nomination and Governance	Public Affairs	Special Litigation
C. Michael Armstrong	X	Chair		X
Alain J.P. Belda	X		X	Chair
George David		X		X
Kenneth T. Derr	X		X	X
John M. Deutch		X		X	X
Ann Dibble Jordan			X		Chair
Andrew N. Liveris		X
Dudley C. Mecum	X				X
Anne M. Mulcahy						Co-Chair
Richard D. Parsons			Chair	X
Charles Prince	X
Judith Rodin*		X				Co-Chair
Robert E. Rubin	Chair
Franklin A. Thomas	X				X

*	Dr. Rodin is temporarily excused from service on the audit and risk management committee and on the audit and risk management consumer subcommittee while she serves as co-chair of the special litigation committee.

Involvement in Certain Legal Proceedings

Calpine Corporation, in connection with the departure of its Chairman, President and Chief Executive Officer, named Mr. Derr Chairman of the Board and Acting Chief Executive Officer in November 2005. Mr. Derr, who had previously held the position of Lead Director of Calpine, was Acting Chief Executive Officer for approximately two weeks. Mr. Derr continues to serve as Calpine’s Chairman of the Board. On December 20, 2005, Calpine Corporation filed for federal bankruptcy protection under Chapter 11.

There are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof, is a party that would be material and adverse to Citigroup.

Directors’ Compensation

Directors’ compensation is determined by the board. Since its initial public offering in 1986, Citigroup has paid outside directors all or a portion of their compensation in common stock, to assure that the directors have an ownership interest in common with other stockholders. Effective January 1, 2005, non-employee directors, other than Mr. Hernández who, except as described below, has waived receipt of compensation for his services as a director, and the honorary director, receive an annual cash retainer of $75,000 and a deferred stock award valued at $150,000. The deferred stock award is granted on the same date annual incentives are granted to the senior executives. The deferred stock award vests on the second anniversary of the date of the grant, and directors may elect to defer receipt of the award beyond that date. Directors may elect to receive all or a portion of the cash retainer in the form of common stock, and directors may elect to defer receipt of this common stock. Directors also may elect to receive a portion of their deferred stock awards and cash retainer in the form of an option to purchase shares of Citigroup common stock. Stock options are granted on the same date that stock options are granted to the senior executives. The options vest and become exercisable on the second anniversary of the grant date and expire six years after the grant date.

Directors who are employees of Citigroup or its subsidiaries do not receive any compensation for their services as directors.

Except as described below, directors receive no additional compensation for participation on board committees and subcommittees. Committee and subcommittee chairs receive additional compensation of $15,000, except for the chairs of the audit and risk management committee and each subcommittee thereof, who receive $35,000.

This additional compensation is paid in the same manner as the annual cash retainer, but directors may not elect stock options for this portion of their fee. Additional compensation for special assignments may be determined on a case by case basis, but no such additional compensation was paid to any director in 2005.

Citigroup reimburses its board members for expenses incurred in attending board and committee meetings or performing other services for Citigroup in their capacities as directors. Such expenses include food, lodging and transportation.

Citigroup offers life insurance to its directors on the same terms offered to its employees. Ms. Jordan participates in the life insurance program and pays $108 dollars a year for approximately $75,000 of coverage. No other directors participate in this program.

The following table provides information on 2005 compensation for non-employee directors.

Non-Employee Director Compensation Chart

Director	Retainer	Chair Fee	Deferred Stock Award	Compensation Elected to be Invested in Stock Options(A)	Perquisites		Total
C. Michael Armstrong	$56,250	$35,000	$112,500	$56,250	$0		$260,000
Alain J.P. Belda	75,000	15,000	150,000	0	0		240,000
George David	0	35,000	0	225,000	0		260,000
Kenneth T. Derr	75,000	0	150,000	0	0		225,000
John M. Deutch	75,000	35,000	150,000	0	0		260,000
Roberto Hernandez	0	0	0	0	(B	)	0
Ann Dibble Jordan	75,000	15,000	150,000	0	0		240,000
Klaus Kleinfeld (C)	37,500	0	75,000	0	0		112,500
Andrew N. Liveris (C)	9,375	0	18,750	28,125	0		56,250
Dudley C. Mecum	75,000	0	150,000	0	0		225,000
Anne Mulcahy	75,000	15,000	150,000	0	0		240,000
Richard D. Parsons	0	15,000	0	225,000	0		240,000
Judith Rodin	75,000	15,000	150,000	0	0		240,000
Franklin Thomas	75,000	0	150,000	0	0		225,000

(A) The following directors elected to receive all or a portion of their 2005 retainer and deferred stock award in stock options: Mr. Armstrong (25%); Mr. David (100%); Mr. Liveris (50%); and Mr. Parsons (100%). The number of options they received was: Mr. Armstrong 4,736; Mr. David 18,947, Mr. Liveris 2,318, and Mr. Parsons 18,947. The number of shares in the option grant is calculated by dividing the dollar amount elected by the fair market value of Citigroup common stock on the grant date and multiplying that amount by four. The fair market value is defined as the closing price of Citigroup common stock on the NYSE on the trading day immediately preceding the grant date.

(B) In consideration of his service as non-executive chairman of Banco Nacional de México, an indirect wholly owned subsidiary of Citigroup, and other duties and services performed for such entity and its affiliates during 2005, including governmental and client relations and strategic development, Citigroup, or certain of its Mexican affiliates, provided certain security services to Roberto Hernández and members of his immediate family as well as office, secretarial and related services, and airplane and helicopter usage. The aggregate amount of such expenses for Mr. Hernández for 2005 was $2,310,000.

(C) Messrs. Kleinfeld and Liveris were elected to the board in July and September respectively, and their compensation was prorated for the portion of the year that each served as a director.

The following chart shows the amount of dividend equivalents and interest paid to the non-employee directors in 2005 with respect to their shares of Citigroup common stock held in their deferred stock accounts.

Director	Years of Service		Dividend Equivalents and Interest Paid on Deferred Stock Account (A)
C. Michael Armstrong	17		$183,378
Alain J.P. Belda	9		34,463
George David	4		7,374
Kenneth T. Derr	19		39,043
John M. Deutch	8		19,097
Roberto Hernandez	5		0
Ann Dibble Jordan	17		25,569
Klaus Kleinfeld	(B	)	731
Andrew N. Liveris	(B	)	0
Dudley C. Mecum	20		461,285
Anne Mulcahy	2		7,261
Richard D. Parsons	10		40,149
Judith Rodin	2		7,866
Franklin Thomas	36		23,390

(A) Dividend equivalents are paid quarterly, in the same amount and at the same time as dividends are paid to stockholders. Interest accrues on the amount of the dividend equivalent from the payment date until the end of the quarter, at which time the dividend equivalent is either distributed to the director in cash or reinvested in additional shares of deferred stock. Directors who have served on the board for longer periods of time have accumulated more shares in their deferred stock accounts than directors with shorter tenure and as a result receive higher dividend equivalent payments. The number of shares owned by each director is reported on page 15.

(B) Mr. Kleinfeld and Mr. Liveris were elected to the board in 2005.

Audit and Risk Management Committee Report

In accordance with its written charter, which was approved in its current form by the Board of Directors on February 17, 2006, the Audit and Risk Management Committee (the “Committee”) assists the Board in, among other things, oversight of the financial reporting process, including the effectiveness of internal accounting and financial controls and procedures, and controls over the accounting, auditing, and financial reporting practices of Citigroup. A copy of the Committee charter is attached to Citigroup’s proxy statement as Annex B.

The Board of Directors has determined that all five members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules and regulations.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Citigroup’s independent registered public accounting firm (“independent auditors”) is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Committee’s responsibility is to monitor and review these processes and procedures. The members of the Committee are not professionally engaged in the practice of accounting or auditing and are not professionals in those fields. The Committee relies, without independent verification, on the information provided to us and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

During fiscal year 2005 the Committee had eleven meetings and seven educational sessions. Eleven sub-committee meetings were held during 2005. During the first three fiscal quarters of 2005, the Global Consumer Audit and Risk Management Subcommittee, the Global Corporate and Investment Bank Audit and Risk Management Subcommittee, and the Investment Management Audit and Risk Management Subcommittee each had three meetings. Following Citigroup’s disposition of the Life and Annuities and Asset Management businesses, the subcommittees were restructured into two committees, the Corporate Audit and Risk Management Subcommittee and the Consumer Audit and Risk Management Subcommittee. The Committee’s regular meetings were conducted so as to encourage communication among the members of the Committee, management, the internal auditors, and Citigroup’s independent auditors, KPMG LLP. Among other things, the Committee discussed with Citigroup’s internal and independent auditors the overall scope and plans for their respective audits. The Committee separately met with each of the internal and independent auditors, with and without management, to discuss the results of their examinations and their observations and recommendations regarding Citigroup’s internal controls. The Committee also discussed with Citigroup’s independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Committee reviewed and discussed the audited consolidated financial statements of Citigroup as of and for the year ended December 31, 2005 with management, the internal auditors, and Citigroup’s independent auditors. Management’s discussions with the Committee included a review of critical accounting policies.

The Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and Citigroup that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.

Effective January 1, 2003 Citigroup adopted a policy that it would no longer engage its primary independent auditors for non-audit services other than “audit-related” services as defined by the Securities and Exchange Commission (“SEC”), certain tax services and other permissible non-audit services as specifically approved by the Chair of the Committee and presented to the full Committee at its next regular meeting. The policy also requires pre-approval of all services provided. During 2004, Citigroup further refined the policy by requiring individual pre-approval by the Committee of all internal control engagements, and also by further restricting the scope of tax services that may be provided by KPMG. Effective December 31, 2004, Citigroup no longer uses KPMG for tax advisory services, including consulting and tax planning, except as related to tax compliance services. The policy also includes limitations on the hiring of KPMG partners and other professionals to ensure that Citigroup satisfies the SEC’s auditor independence rules. The Committee has reviewed and approved the amount of fees paid to KPMG for audit and non-audit services. The Committee concluded that the provision of services by KPMG is compatible with the maintenance of KPMG’s independence.

At four of its meetings during 2005, the Committee met with members of senior management and the independent auditors to review the certifications provided by the Chief Executive Officer and Chief Financial Officer under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the rules and regulations of the SEC and the overall certification process. At these meetings, company officers reviewed each of the Sarbanes-Oxley certification requirements concerning internal control over financial reporting and any fraud, whether or not material, involving management or other employees with a significant role in internal control over financial reporting. In February 2006, the Committee received reports from management and KPMG regarding the effectiveness of internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley.

Based on the above-mentioned review and discussions with management, the internal auditors, and the independent auditors, and subject to the limitations on our role and responsibilities described above and in the Committee charter, the Committee, at a meeting held in January 2006, recommended to the Board of Directors that Citigroup’s audited consolidated financial statements be included in Citigroup’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

THE AUDIT AND RISK MANAGEMENT COMMITTEE:

C. Michael Armstrong (Chair)

George David

John M. Deutch

Andrew N. Liveris

Dated: February 17, 2006

Report of the Personnel and Compensation Committee on

Executive Compensation

The Personnel and Compensation Committee (the “Committee”) is responsible for evaluating the performance of and determining the compensation for the Office of the Chairman and the Chief Executive Officer and approving the compensation structure for senior management, including the Operating Committee, members of the business planning groups, the most senior managers of corporate staff and other highly paid professionals, in accordance with guidelines established by the Committee from time to time. The Committee regularly reviews the design and structure of Citigroup’s compensation program to assure that management’s interests are aligned with stockholders and that the compensation programs are aligned with Citigroup’s strategic priorities.

Compensation Philosophy.    Citigroup seeks to attract and retain a highly qualified global workforce to deliver superior short-term and long-term performance that builds stockholder value. To achieve these objectives, the Company’s compensation programs are guided by the following principles:

•	Compensation should encourage behavior that is consistent with the ethical values embodied in Citigroup’s Shared Responsibilities:

➢	We have a responsibility to our clients. We must put our clients first, provide superior advice, products and services, and always act with the highest level of integrity.

➢	We have a responsibility to each other. We must provide outstanding people the best opportunity to realize their potential. We must treat our teammates with respect, champion our remarkable diversity, share the responsibility for our successes, and accept accountability for our failures.

➢	We have a responsibility to our franchise. We must put Citigroup’s long-term interests ahead of each unit’s short-term gains and provide superior results for our stockholders. We must respect the local culture and take an active role in the communities where we work and live. We must honor those who came before us and extend our legacy for those who will come after us.

•	Compensation should be based on pay for performance so that individual compensation awards reflect the performance of the Company overall, the particular business unit and, of course, individual performance. We should reward superior performance and there should be appropriate consequences for inferior performance.

•	Compensation should balance short-term and long-term financial and strategic objectives that build stockholder value.

•	Compensation levels must be competitive with the marketplace in order to attract and retain high performing executives.

The Committee implements this philosophy by reviewing the following factors:

Business Performance.    Performance is measured at the business unit level and on a company-wide basis. In determining business performance as part of the compensation review process, the Committee reviewed revenue, net income, earnings per share, return on equity, return on capital, tier ratios and long-term stockholder return on an absolute basis and relative to industry performance.

Individual Performance.    Performance is also measured at the individual level, taking into consideration both the executive’s contribution to business performance and how the executive manages his or her areas of responsibility for the long-term. This includes leadership, talent development, risk management, compliance and controls, audit results, franchise expansion, customer satisfaction, commitment to diversity, employee feedback, corporate governance, contributions to both operating unit and company-wide achievement and, of course, adherence to the Shared Responsibilities.

Competitive Marketplace.    The Committee reviews competitive compensation practices as well as compensation levels at peer group companies.

Stock Ownership.    As described on page 14 of Citigroup’s proxy statement, Citigroup has long encouraged stock ownership by its directors, officers and employees to align their interests with the interests of stockholders. Accordingly, a significant portion of total compensation is delivered in the form of equity. The percentage of pay delivered in the form of equity incentives increases as the level of compensation increases. Citigroup believes that equity should be provided not only to senior executives, but more broadly to the global employee population at all levels.

Consistent with Citigroup’s longstanding policy, senior executives are required to retain 75% of the equity acquired by them so long as they are employed by Citigroup and, beginning in 2006, an expanded group of employees became subject to a 25% stock ownership commitment. With that expansion, approximately 3,000 employees are subject to a stock ownership commitment. In addition, stock delivered to employees on the exercise of a stock option is subject to a two-year sale restriction.

Independence.    All members of the Committee are independent directors. In addition, the Committee retains an independent compensation consultant. The consultant provides market data and assists the Committee in its review and establishment of compensation levels for executive officers.

Components of Compensation.    Citigroup’s compensation programs aim to provide a mix of cash and equity incentives appropriate to each business unit and each employee’s level of expertise and contribution. Compensation for senior management consists of base salary and performance-based discretionary incentive and retention awards.

Tally Sheets.    As part of the compensation review process, the Committee reviewed a tally sheet for every member of the Operating Committee that described each element of cash and long-term equity compensation awarded, retirement benefits and perquisites as well as the amounts the executive would receive under different termination scenarios.

Base Salary.    Base salary is capped at $1 million for the CEO and the four other most highly compensated executive officers (the covered executives).

Discretionary Incentive and Retention Awards.    Discretionary incentive and retention awards include both cash and equity components. The percentage delivered in the form of equity increases as the total award size increases. All executive officers, including the covered executives, received 40% of their awards in restricted or deferred stock under the Capital Accumulation Program (“CAP”). CAP awards are long-term incentives designed to increase retention and relate directly to the enhancement of stockholder value. The terms and conditions of CAP awards, including the vesting periods, the stock option election and provisions regarding termination of employment are the same for executive officers as for all other CAP participants, and are described in more detail in the footnotes to the Summary Compensation Table contained in Citigroup’s proxy statement.

CAP awards are granted to a significant percentage of Citigroup’s global workforce. Approximately 48.1 million shares were awarded to approximately 34,000 employees in 80 countries around the world under the CAP program in January of 2006.

Of the total number of CAP shares granted in January 2006, 2.2 million shares were granted to executive officers, representing 4.6% of the total number of shares granted, and .04% of the total number of shares of Citigroup outstanding on the record date.

Deferred Compensation and Retirement Benefits.    Citigroup does not sponsor any active nonqualified deferred compensation plans for the covered executives. Except for deferrals at the election of Mr. Rubin of the cash portion of awards he has received, and deferrals under the qualified Citigroup 401(k) Plan, the covered executives do not defer any current cash compensation on an elective or nonelective basis. The covered executives are not currently accruing any nonqualified retirement benefits under plans sponsored by Citigroup. Employees who earn $100,000 or less are eligible for a company provided match under the Citigroup 401(k) Plan. Higher paid employees are not eligible for the matching contribution.

Health and Welfare Programs.    With the exception of certain contractual arrangements provided to Mr. Weill that are described on page 48, executive officers are eligible to participate in company-sponsored welfare benefit programs on the same terms and conditions as those made available to employees generally. Under Citigroup’s guidelines, employees who are compensated at higher levels pay more to participate in health and welfare benefit programs, allowing lower paid employees to participate at a lesser cost. Citigroup does not subsidize long-term disability benefits for higher paid employees. Disability benefits are fully subsidized for employees earning $50,000 or less, annually.

Employment Agreements and Severance Arrangements.    Except for the employment agreements with Mr. Weill and Mr. Rubin, none of the other covered executives has an employment agreement or severance arrangement which offer a higher level of benefits than those applicable to the general employee population.

Special Retention Awards.    When appropriate, Citigroup will grant retention awards to high performing employees in order to induce them to remain with Citigroup. Mr. Prince was granted a retention award of restricted stock in July of 2003 in connection with the transition of the CEO role from Mr. Weill. This award will vest in July of 2008, provided Mr. Prince remains employed by Citigroup throughout the five-year vesting period.

Change in Control Payments.    Citigroup’s board adopted a resolution in 2002 specifically prohibiting cash payments to a departing executive officer in the event of a change of control that would equal or exceed 3 times the executive officer’s annual income.

Talent Development and Succession Planning.    The Committee reviews Citigroup’s talent and executive development programs with senior management. Talent reviews are conducted every year in each business around the world and focus on executive development and ongoing succession planning throughout the organization, at the business head level and at the CEO level. This process culminates each year with an annual talent review presented by senior management to the board.

Tax Deductibility of Executive Bonuses.    To secure the deductibility of bonuses awarded to the covered executives, other than Robert Rubin, bonuses paid to the covered executives have been awarded under the 1999 Citigroup Executive Performance Plan (the “Compensation Plan”). Mr. Rubin’s compensation however, is governed by an employment agreement, which is described on page 48 of Citigroup’s proxy statement, and therefore his 2005 bonus was not awarded under the Compensation Plan. Under the Compensation Plan, the deductibility of any bonus for covered executives is contingent upon Citigroup achieving at least a 10% return on equity, as defined in the Compensation Plan.

The Committee certified that in accordance with Section 162(m) of the Internal Revenue Code, Citigroup’s financial results satisfied the performance criteria set forth in the Compensation Plan for 2005.

While the Committee currently seeks to preserve deductibility of compensation paid to the covered executives under Section 162(m) of the Internal Revenue Code, it recommends maintaining flexibility to provide compensation arrangements necessary to recruit and retain outstanding executives.

2005 Compensation.    The Committee conducted a preliminary review of financial and individual performance measures and compensation levels toward the end of 2005 and a final review after year-end results were finalized. The following summarizes the factors reviewed by the Committee:

Financial Performance.    Revenue growth, EPS growth, return on equity, return on risk capital and stock performance. These factors were also compared with the financial performance of appropriate competitors.

Dividend Increase.    An 11.4% increase in the quarterly dividend announced in January 2006, marking the 21st consecutive year in which Citigroup’s dividend was increased.

Franchise Development.    The allocation of capital to expand distribution channels across the globe and enhance product capabilities in several businesses. The decisions to invest in the development of new technology and to allocate capital to higher-growth businesses, resulting in the divestitures of Travelers Life and Annuity and Citigroup’s Asset Management business during 2005.

Culture.    The leadership demonstrated by Mr. Prince and senior management in embedding the Shared Responsibilities and implementing and communicating the Five Point Plan across the organization to advance Citigroup’s goal of becoming the most respected global financial services company. The Five Point Plan is discussed in more detail on page 6 of Citigroup’s proxy statement.

Talent Management.    A number of initiatives will bolster and improve existing programs aimed at strengthening the senior leadership team. Mr. Prince and senior management, through a combination of internal moves, new hires and the restructuring of the Global Consumer business, has positioned the company for successful implementation of its strategic initiatives.

2004 Compensation Adjustments.    As disclosed in last year’s proxy statement, the Committee, at the request of Mr. Prince, Mr. Willumstad (with respect to themselves) and Mr. Weill (with respect to himself), reduced the 2004 compensation of certain of the executive officers. For Mr. Prince, Mr. Willumstad and Mr. Weill, the reduction was 15%. For other senior executives, the reduction was 10%. In considering the 2005 compensation of these senior executives, the Committee considered their 2004 compensation prior to these reductions.

CEO’s Compensation.    Mr. Prince has worked to develop the long-term franchise by allocating capital to the higher-growth businesses, making investments for the long term, and strengthening the senior leadership team. He has demonstrated strong leadership in the development and implementation of the Five Point Plan, communication of the Shared Responsibilities and allocating additional resources to strengthen Citigroup’s compliance and control environment. Financial results in some businesses were strong while in other businesses they were mixed. In balancing all of these factors, the Committee awarded Mr. Prince a 5% increase in his annual incentive and retention awards (over the initial amount awarded to Mr. Prince last year, prior to the 15% reduction discussed above).

Chairman’s Compensation.    Mr. Weill continued to offer advice and guidance on broad policies and strategy, work on senior client relationships and government relations, oversee a smooth and orderly transition, and provide input on strategic decisions, including, for example, the Legg Mason transaction. In balancing all of these factors, the Committee awarded Mr. Weill the same level of annual incentive and retention awards that he would have received last year prior to the 15% reduction discussed above.

The independent consultant retained by the Committee reviewed the Committee’s decision and determined that the compensation provided to Mr. Prince, Mr. Weill and the other covered executives is reasonable and not excessive.

The Committee is pleased to submit this report to Citigroup’s stockholders and believes that Citigroup’s pay for performance philosophy reflects its leadership position in the financial services industry.

THE PERSONNEL AND COMPENSATION COMMITTEE:

Richard D. Parsons (Chair)

Alain J.P. Belda

Kenneth T. Derr

Ann D. Jordan

Dated: February 28, 2006

Executive Compensation

Compensation Tables

The tables on pages 39 to 45 show Citigroup’s compensation for the Chief Executive Officer and our four other most highly compensated executive officers (the covered executives), and Mr. Willumstad, who served as President and Chief Operating Officer until August 2005, including salaries and bonuses paid during the last three years and 2005 option grants and exercises. The form of the tables is set by SEC regulations.

Summary Compensation Table

The following table shows the compensation of the covered executives for 2003, 2004 and 2005. In 2004, as a result of a number of setbacks that impacted Citigroup, the personnel and compensation committee, at the request of the chief executive officer and the chief operating officer (with respect to themselves and those executives in charge of Citigroup’s businesses) and the Chairman (with respect to himself), reduced the 2004 compensation of certain of the covered executives from what it would otherwise have been. Of the covered executives, for Messrs. Prince, Weill and Willumstad, the reduction was 15%; for Mr. Druskin and Ms. Krawcheck, the reduction was 10%.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position at December 31, 2005	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(A)	Restricted Stock Awards ($)(B)	Securities Underlying Stock Options (Number of Shares)	All Other Compensation ($)

Sanford I. Weill Chairman	2005 2004 2003	$1,000,000 1,000,000 1,000,000	$9,900,000 8,415,000 29,000,000	$2,615,982 637,636 670,357	$7,975,000 6,778,750 0	0 562,003 2,516,003	$32,688 3,708 3,708
Charles Prince CEO	2005 2004 2003	1,000,000 983,333 638,636	12,000,000 9,690,000 6,965,375	328,062 122,876 *	9,666,667 7,805,833 19,207,706	0 226,155 436,042	0 414 431
Robert Druskin CEO and President, Corporate and Investment Banking	2005 2004 2003	500,000 500,000 300,000	6,600,000 4,860,000 4,237,500	143,999 * *	5,316,667 3,915,000 2,430,750	16,863 179,545 195,067	0 774 774
Sallie Krawcheck CFO	2005 2004 2003	500,000 500,000 500,000	5,280,000 4,320,000 5,875,000	37,742 * *	4,253,333 3,480,000 2,833,333	0 66,667 166,667	0 180 162
Robert E. Rubin Chairman of the Executive Committee and Member of the Office of the Chairman	2005 2004 2003	1,000,000 1,000,000 1,000,000	8,400,000 8,400,000 10,250,000	330,392 459,153 304,527	6,766,667 6,766,667 5,000,000	161,389 0 100,000	0 2,286 2,286
Robert B. Willumstad (C)	2005 2004 2003	666,667 983,333 800,000	11,083,333 9,690,000 6,925,000	272,719 79,290 *	0 7,805,833 18,433,372	0 329,611 430,852	792 774 774

An asterisk (*) indicates that the total amount of perquisites or personal benefits paid to an executive officer during the referenced year (2004 or 2003) was less than $50,000, the minimum, under SEC rules, an executive must have received before any amount is required to be shown in this column. For 2005, all perquisites have been reported, whether or not required under SEC rules.

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(A) Citigroup provided certain perquisites and personal benefits to the covered executives during 2005, which are described below. These perquisites and personal benefits are appropriately valued and included in the covered executive’s compensation and reported in the Summary Compensation Table under “Other Annual Compensation” or “All Other Compensation” as well as the 2005 Personal Benefits Chart below.

Two of the covered executives, Mr. Weill and Mr. Prince, are required by the Citigroup Senior Officer Security Program, which has been approved by the board, to use corporate transportation, whether the purpose of the travel is business or personal. To the extent any covered executive, and their spouses when traveling with a covered executive, used corporate aircraft, a corporate-owned vehicle or any other corporate-provided transportation for personal purposes, the usage was treated as a perquisite and reported in the Summary Compensation Table. For purposes of determining the value of such services, the personal use is calculated based on the aggregate incremental cost to Citigroup. For flights on corporate aircraft, aggregate incremental cost is calculated based on a cost-per-flight-hour charge developed by a nationally recognized and independent service which reflects the operating costs of the aircraft. For corporate provided ground transportation, the aggregate incremental cost to Citigroup was determined to be the value of such transportation.

The following table lists each personal benefit and the amount received by each covered executive during 2005.

2005 Personal Benefits Chart

Name	Security Services/ Systems	Transportation	Financial and Tax Planning(I)	Medical & Dental Claims/ Premiums	Hart-Scott- Rodino Filing Fees (II)	Other Misc. Income	Tax Gross-Up (III)	Total
Sanford I. Weill	$302,758	$524,949	$85,714	$61,846	$739,734	$32,688	$900,981	$2,648,670
Charles Prince	0	133,114	8,800	0	98,438	0	87,710	328,062
Robert Druskin	0	46,466	8,800	0	47,644	0	41,089	143,999
Sallie Krawcheck	0	23,075	8,800	0	0	0	5,867	37,742
Robert E. Rubin	0	330,392	0	0	0	0	0	330,392
Robert B. Willumstad	0	83,917	8,800	0	95,082	792	84,920	273,511

I.	Beginning in 2006, the covered executives will no longer receive financial and tax planning services paid for by Citigroup.
II.	The amounts paid on behalf of each of the covered executives in respect of Hart-Scott-Rodino filing fees vary based on each covered executive’s length of service at Citigroup and the point in time when each covered executive became subject to the filing requirements, the amount of compensation paid to each covered executive in the form of Citigroup common stock and the length of time that each covered executive has been subject to the stock retention requirements of Citigroup’s stock ownership commitment.
III.	The amounts shown in this column include tax gross-ups for the covered executives, as applicable, for financial and tax planning and Hart-Scott-Rodino filing fees; in addition, for Mr. Weill the amounts include tax gross-ups for transportation and medical and dental claims and premiums.

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(B) Certain restricted stock and deferred stock awards are issued under CAP. For 2005 all of the covered executives received two awards of either restricted or deferred stock under CAP, depending on the covered executive’s age and service. The two awards consist of a core CAP award and a supplemental CAP award. Core CAP awards are discounted 25% from market value and represent 25% of the covered executive’s total incentive compensation. Supplemental CAP awards are not discounted and represent 15% of the covered executive’s total incentive compensation. Unless the personnel and compensation committee determines otherwise, core CAP is mandatory for Citigroup senior management, to the extent they receive incentive awards, and other employees whose incentive awards exceed a certain threshold (generally $20,000 for U.S. employees and approximately $40,000 to $45,000 for non-U.S. employees). CAP awards vest 25% per year over a four year period, and are cancelled upon a voluntary termination of employment or a termination of employment for gross misconduct unless the recipient meets certain age and service requirements described below. Following the vesting of each portion of a CAP award, the freely transferable shares, subject only to the stock ownership commitment described above, are delivered to the CAP participants. With respect to awards of restricted stock, from the date of award, the recipient can direct the vote and receives dividends on the underlying shares. With respect to awards of deferred stock, the recipient receives dividend equivalents but does not have voting rights with respect to the shares until the shares are delivered.

The following chart shows the amount of dividends and dividend equivalents paid to each of the covered executives with respect to their holdings of restricted and/or deferred stock during 2005.

Executive	Amount of Dividends or Dividend Equivalents Received in 2005 on Restricted and/or Deferred Stock Holdings
Sanford I. Weill	$ 248,834
Charles Prince	1,098,427
Robert Druskin	342,309
Sallie Krawcheck	279,433
Robert E. Rubin	741,696
Robert B. Willumstad	835,295

Employees who receive CAP awards may elect to receive all or a portion of the award in non-qualified stock options, in 25% increments, rather than restricted or deferred stock. The options vest on the same schedule as the restricted or deferred stock award, have a six-year term, and an exercise price equal to 100% of fair market value on the grant date. If options are elected, four options are granted for each share by which the restricted or deferred stock award is correspondingly reduced. None of the covered executives received an option grant as part of his or her incentive award in January 2006.

For awards granted under CAP for years prior to 2004, the vesting date is three years after the award. If the recipient is still employed by Citigroup at the end of three years, the award becomes fully vested and the stock becomes freely transferable, subject only to the stock ownership commitment described above.

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On July 15, 2003, Mr. Prince received a retention award of restricted stock which was issued under the Citigroup 1999 stock incentive plan. The award is not discounted and provides for 100% vesting on the fifth anniversary of the award, provided Mr. Prince is still employed by Citigroup on that date. Mr. Willumstad also received a retention award in July 2003. The vesting of that award is discussed in the section below entitled “Separation Agreement.”

With respect to the retention awards, until the award vests, a recipient may not transfer the shares. After the award vests, the shares become freely transferable, subject only to the stock ownership commitment described above. From the date of award, the recipient can direct the vote on the shares and receives regular dividends or dividend equivalents. The 2003 retention awards to Mr. Prince and Mr. Willumstad were each valued at $15,000,039. These awards are included in the amounts set forth in the summary compensation table above under “Restricted Stock Awards.”

In accordance with the stock option program guidelines, in lieu of options awarded to them for 2003, each of Mr. Prince and Mr. Druskin elected to receive shares of deferred stock. These shares of deferred stock are not discounted, do not vest until three years after the date of the award and are not distributable to the recipients until such time as they are no longer covered executives. From the date of award, the recipient receives dividend equivalents but does not have voting rights with respect to the shares. For 2003, Mr. Prince received an award valued at $828,167 and Mr. Druskin received an award valued at $414,083. These awards are included in the amounts set forth in the summary compensation table above under “Restricted Stock Awards.”

With respect to restricted and deferred stock awards, generally, if upon termination of employment the sum of the recipient’s age and years of service is at least 75, the recipient is no longer engaged in his or her business or profession, and with respect to awards granted prior to January 2005, the recipient is at least 55 years old, such awards will continue to vest on schedule provided that the recipient does not compete with Citigroup’s business operations. With respect to the retention awards, in order for the awards to vest, the recipient must remain employed by Citigroup for the entire vesting period in order to receive the shares.

As of December 31, 2005 (excluding awards that vested in January and February 2006, which appear in the Beneficial Ownership Table above, but including awards made in January 2006, which appear in the Summary Compensation Table above), total holdings of restricted and deferred stock of Citigroup and the market value of such shares for the covered executives was:

Executive	Shares	Market Value
Sanford I. Weill	269,553	$13,081,407
Charles Prince	723,320	35,102,720
Robert Druskin	219,169	10,636,272
Sallie Krawcheck	206,998	10,045,613
Robert E. Rubin	345,212	16,753,138
Robert B. Willumstad	0	0

The market price of Citigroup common stock at December 30, 2005 was $48.53 per share.

(C) Mr. Willumstad, former President and Chief Operating Officer and former member of the board of directors of Citigroup, retired from Citigroup, effective August 31, 2005. For information regarding compensation received by Mr. Willumstad under his separation agreement see the section entitled “Separation Agreement” below.

Reload Options

Under the reload program, option holders can use Citigroup common stock they have owned for at least six months to pay the exercise price of their options and have shares withheld for the payment of income taxes due on exercise. Upon exercise, they then receive a new reload option to make up for the shares they used and had withheld.

Reload options maintain the option holder’s commitment to Citigroup by maintaining as closely as possible the holder’s net equity position — the sum of shares owned and shares subject to option.

For optionees who are eligible to participate in the reload program, the issuance of a reload option is not a discretionary grant by Citigroup. Rather, the issuance results from rights that were granted to the option holder as part of the initial option grant. The reload option does not vest (i.e., become exercisable) for six months and expires on the expiration date of the initial grant.

A reload option may not be exercised by the reload exercise method unless the market price on the date of exercise is at least 20% greater than the option exercise price.

Stock Options Granted Table

The following table shows 2005 stock option grants received by two of the covered executives. Neither of the options were discretionary awards, rather they were reload options whose issuance resulted from rights that were granted to the option holder as part of an earlier option grant and were made under Citigroup’s equity compensation plans, including the Citigroup 1999 stock incentive plan. The value of stock options depends upon a long-term increase in the market price of the common stock: if the stock price does not increase, the options will be worthless; if the stock price does increase, the increase will benefit all stockholders.

Citigroup no longer grants reload options except to the extent required by the terms of previously granted options.

The table describes options as either “initial” or “reload.” Unless otherwise stated:

•	The per share exercise price of all options is the closing price on the NYSE on the trading day before the option grant.

•	Initial options generally vest in four equal installments on the first, second, third and fourth anniversaries of the grant date, and remain exercisable until the sixth anniversary of the grant.

•	The sale of underlying shares acquired through the exercise of options are restricted for a two-year period.

•	Initial option grants made in 2005, 2004 and 2003 do not have a reload feature; however, options granted prior to 2003 retain that feature.

2005 Option Grants

		Individual Grants
Name	Number of Shares Underlying Options Granted (A)		% of Total Options Granted to All Employees in 2005		Exercise or Base Price ($ per share)	Expiration Date	Grant Date Present Value ($)(C)
	Initial	Reload (B)	Initial	Reload
Sanford I. Weill	0	0	0.0%	0.0%			0

Charles Prince	0	0	0.0%	0.0%			0

Robert Druskin	0	16,863	0.0%	0.56%	$49.78	4/18/10	$97,637

Sallie Krawcheck	0	0	0.0%	0.0%			0

Robert E. Rubin	0	161,389	0.0%	5.36%	$49.37	10/26/09	$979,647

Robert B. Willumstad	0	0	0.0%	0.0%			0

Notes to 2005 Option Grants Table

(A) The total options outstanding at the end of 2005 for each covered executive is shown as “Number of Shares Underlying Unexercised Options at 2005 Year-End” in the table “2005 Aggregated Option Exercises and Year-End Option Values” below.

(B) Reload options are not new discretionary grants by Citigroup; rather the issuance results from rights that were granted to the option holder as part of the initial option grant.

(C) The “Grant Date Present Value” numbers in the table were derived by application of a variation of the binomial option pricing model. Until 2004, Citigroup had used a variation of the Black-Scholes option pricing model to calculate the Grant Date Present Values. In order to be consistent with the method used for pricing stock options in its financial statements, Citigroup calculates the Grant Date Present Values in its proxy statement using the binomial option pricing model. The following assumptions were used in employing the model.

•	Stock price volatility was based on historical volatilities on traded Citigroup options.

•	The risk-free interest rate for each option grant was the interpolated market yield on the date of grant on a Treasury bill with a term identical to the estimated option life, as reported by the Federal Reserve.

•	The dividend yield was based on historical Citigroup dividends.

•	Exercise was estimated from historical employee exercise decisions and found to be a function of vesting, gain on exercise, and time-to-maturity.

•	For reload options, which vest six months after the date of grant, the average estimated holding period was approximately three years and four months.

•	The values arrived at through the binomial model were discounted by 25% to reflect the reduction in value as measured by the estimated cost of protection of the options for senior management due to the holding requirements of the stock ownership commitment.

Option Exercises Table

The following table shows the aggregate number of shares underlying options exercised in 2005 and the value at year-end of outstanding options, whether or not exercisable.

2005 Aggregated Option Exercises and Year-End Option Values

Name	Shares Acquired on Exercise (A)	Value Realized ($) (B)	Number of Shares Underlying Unexercised Options in 2005 Year-End (C)		Value of Unexercised In-the-Money Options at 2005 Year-End($)(D)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Sanford I. Weill	499,950	$6,799,320	3,318,252	719,901	$5,614,333	$9,480,739
Charles Prince	71,192	260,422	866,283	271,128	3,674,271	1,786,954
Robert Druskin	42,648	183,989	575,131	141,923	1,745,228	802,061
Sallie Krawcheck	0	0	538,887	444,447	6,512,167	5,257,001
Robert E. Rubin	192,832	3,070,907	4,377,064	301,949	33,807,260	1,100,150
Robert B. Willumstad	476,909	4,418,074	956,735	0	952,852	0

Notes to Options Exercised Table

(A) This column shows the number of shares underlying options exercised in 2005 by the covered executives. The actual number of shares received by these individuals from options exercised in 2005 (net of shares used to cover the exercise price and withheld to pay income tax) was:

Executive	Shares
Sanford I. Weill	75,291
Charles Prince	2,680
Robert Druskin	2,056
Sallie Krawcheck	0
Robert E. Rubin	31,443
Robert B. Willumstad	48,025

(B) “Value Realized” is the difference between the exercise price and the market price on the exercise date, multiplied by the number of options exercised. “Value Realized” numbers do not necessarily reflect what the executive might receive if he or she sells the shares acquired by the option exercise, since the market price of the shares at the time of sale may be higher or lower than the price on the exercise date of the option. In addition, the “Valued Realized” numbers do not reflect the tax impact of the exercise. All of the covered executives are subject to the stock ownership commitment described above.

(C) The share numbers in these columns have been restated to reflect equitable adjustments made to all Citigroup options outstanding on August 20, 2002 in respect of the distribution to all stockholders of shares of Travelers Property Casualty Corp. For each option grant, the number of options was increased by a factor of 1.0721990 and the exercise price was decreased by a factor of .9326627. The expiration and vesting dates of each option did not change.

(D) “Value of Unexercised In-the-Money Options” is the aggregate, calculated on a grant by grant basis, of the product of the number of unexercised options at the end of 2005 multiplied by the difference between the exercise price for the grant and the year-end market price, excluding grants for which the difference is equal to or less than zero.

Retirement Plans

Except for the retirement benefits provided to the covered executives under the nonqualified pension plans described below and as provided to Sanford Weill under his individual employment agreement as summarized below, the only retirement benefits that are provided to the covered executives are the same benefits available to Citigroup employees generally under Citigroup’s broad-based tax-qualified retirement plans, the Citigroup pension plan and the Citigroup 401(k) plan. Covered executives participate in such plans on the same basis as all other employees of Citigroup.

Other than the deferral of the cash portion of Mr. Rubin’s incentive award pursuant to his employment agreement, and cash deferrals made under the Citigroup 401(k) plan, none of the covered executives defer any of their cash compensation.

Qualified Pension Plan

U.S. employees are covered by the Citigroup pension plan. Effective January 1, 2002, this plan adopted a single cash balance benefit formula for most of the covered population, including the covered executives. Pension accruals prior to January 1, 2002 were determined under different formulas depending upon a given employee’s specific employment history with Citigroup. Employees become eligible to participate in the Citigroup pension plan after one year of service, and benefits generally vest after 5 years of service. The normal form of benefit under the Citigroup pension plan is a joint and survivor annuity for married participants (payable over the life of the participant and spouse) and a single life annuity for single participants (payable for the participant’s life only). Other forms of payment are also available.

The Citigroup cash balance benefit is expressed in the form of a hypothetical account balance. Benefit credits accrue annually at a rate between 1.5% and 6% of eligible compensation; the rate increases with age and service. Interest credits are applied annually to the prior year’s balance; these credits are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service). Although the normal form of the benefit is an annuity, the hypothetical account balance is also payable as a single lump sum, at the election of the participant.

Nonqualified Pension Plans

Citigroup has closed or reduced future accruals under its nonqualified pension plans in stages beginning in 1994. Effective January 1, 2002, Citigroup’s nonqualified pension programs no longer provide accruals for most employees covered by Citigroup’s qualified pension plan, including the covered executives. Citigroup employees are eligible only if they satisfied certain age and service-related conditions at the time accruals under the plans generally ceased.

Prior to 2002, Mr. Weill, Mr. Prince, Mr. Druskin, Mr. Rubin and Mr. Willumstad accrued benefits under nonqualified programs that were generally intended to provide (a) retirement benefits based on the qualified pension plan benefit formula using compensation in excess of the IRC qualified plan compensation limit ($170,000 for 2001), or (b) benefits in excess of the IRC qualified plan benefit limit ($140,000 for 2001).

In addition to these programs, there is a supplemental retirement plan that provided additional pension benefits to certain employees for service through the end of 1993. Accruals were frozen as of December 31, 1993. Messrs. Weill, Prince and Willumstad participated in this program.

Citigroup does not offer “excess 401(k)” or any other nonqualified defined contribution retirement plan to any employee, including the covered executives. Some employees of acquired companies have benefits under frozen nonqualified defined contribution plans, but the covered executives are not entitled to receive any benefits under these plans.

Estimated Annual Benefit Under All Retirement Plans

The estimated annual benefit provided in total by all retirement plans described above, expressed in the form of a single life annuity, is as follows:

Name (A)	Years of Accrual Service Through 2005	Estimated Annual Benefit (B)
Sanford I. Weill	19	$746,089	(C)
Charles Prince	26	214,109
Robert Druskin	14	37,180
Sallie Krawcheck	3	39,756
Robert E. Rubin	6	7,894

    (A) Mr. Willumstad retired from Citigroup in 2005 with 18 years of service. He received lump sum payments from the pension plans totaling $524,303, and commenced receiving a lifetime benefit of $20,673 annually.

    (B) These estimates are based on the following assumptions:

•	The benefit is determined as of age 65 (or as of January 1, 2006 if older).

•	Regulatory limits on compensation and benefits, and the Social Security Wage Base remain constant at 2006 levels.

•	The interest credit rate for cash balance benefits for 2006 (4.5%) remains constant.

•	The interest rate used to convert hypothetical account balances to annual annuities for 2006 (4.5%) remains constant.

•	For the three covered executives listed in the above table (Messrs. Prince and Druskin and Ms. Krawcheck) who have not attained normal retirement age, the Estimated Annual Benefit is their projected benefit at normal retirement age (age 65) assuming continuous employment with Citigroup until age 65. The projected value of the cash balance component of their benefit is determined by projecting their hypothetical account balance to normal retirement age using a constant rate of compensation and a constant interest rate.

•	Because of the decline in the plan’s interest credit rate (from 5.1% in 2005 to 4.5% in 2006), the Estimated Annual Benefit for certain of these covered executives has decreased since 2004.

(C) In addition, pursuant to his employment agreement, as described below, Mr. Weill is entitled to receive a supplemental pension benefit equal to a $350,000 annual lifetime annuity for a total pension benefit of approximately $1.1 million per year.

Employment Contracts and Arrangements

Mr. Weill and Mr. Rubin have entered into employment agreements with Citigroup, which are described in detail below. Messrs. Prince, Druskin, and Ms. Krawcheck do not have any individual employment or severance agreements. Under his employment agreement, Mr. Weill will receive certain perquisites following retirement which are described below.

In 1986, Citigroup’s predecessor entered into an agreement with Mr. Weill (amended in 1987, 2001, and 2003.) The agreement and each of the amendments thereto have been filed with the SEC as exhibits to Citigroup’s annual report on Form 10-K. Under the agreement, as amended, Mr. Weill has agreed to serve as the Chairman of the Board of Citigroup until the 2006 annual meeting of stockholders, unless his employment is terminated earlier in accordance with the agreement. The agreement provides that Mr. Weill will receive an annual salary, incentive awards, and employee benefits as determined from time to time by the board. If Mr. Weill’s employment is terminated as a result of illness, disability or otherwise without cause by Citigroup, or following Mr. Weill’s retirement from Citigroup, all of his stock options will vest and remain exercisable for their full respective terms. In the event Mr. Weill’s employment is terminated as a result of his death, illness, disability or other incapacity, he (or his estate as the case may be) will receive the annual salary and employee benefits in effect immediately prior to such termination through the end of the year during which such termination occurs or for six months following such termination, whichever is greater, and such additional payments relating to incentive, death, retirement, or other matters as may be determined by the board or a committee. In the event his employment is terminated by Citigroup, upon at least 120 days notice, without cause, or by Mr. Weill upon at least 30 days notice in the event of a breach by Citigroup of any of its obligations under the agreement, he will receive a lump sum amount in cash equal to the sum of his annual salary in effect prior to his termination through the effective date of his termination and the amount paid as his annual bonus for the prior fiscal year, prorated for the period of his employment during the fiscal year in which the termination occurs.

For a ten-year period following his retirement, Mr. Weill is required under the agreement to provide consulting services and advice to Citigroup for up to 45 days per year for which he will be paid a daily fee for such services equal to his salary rate at the time of his retirement ($3,846 per day). In addition, following his termination or retirement, for the rest of his life, unless he chooses to opt-out after 10 years, Mr. Weill will be subject to certain non-competition, non-hire, and other provisions in favor of Citigroup. In consideration of and contingent upon Mr. Weill providing the consulting services and complying with the covenants described above, he shall be entitled to have access to Citigroup facilities and services comparable to and on the same basis as those currently made available to him by Citigroup consisting of the use of corporate aircraft, car and driver, office, secretary and security arrangements. In accordance with his agreement, Mr. Weill is entitled to a tax gross-up with respect to any income arising from his use of these facilities and services.

While his employment agreement provides for Mr. Weill to use the corporate aircraft for the rest of his life, Mr. Weill has unilaterally and voluntarily decided to reduce his non-business usage of Citigroup aircraft ratably each year beginning in the sixth year following his retirement, with his usage to terminate at the end of the tenth year following his retirement. The end of his access to corporate aircraft will coincide with the end of the period during which he is obligated to provide consulting services to Citigroup.

So long as Mr. Weill does not opt out of the covenants described above, he shall also be entitled to receive a supplemental pension benefit equal to a $350,000 annual lifetime annuity. As discussed under “Retirement Plans” Mr. Weill will also receive an estimated annual benefit under Citigroup’s retirement plans of $746,089.

Pursuant to the agreement by Citigroup’s predecessor in 1986 to match Mr. Weill’s previous employer’s health care benefits, Citigroup will continue to pay, for Mr. Weill’s lifetime and his spouse’s lifetime should she survive him, the premiums and out-of-pocket expenses associated with receipt of health and dental care benefits by Mr. and Mrs. Weill, and life and accidental death and dismemberment as well as disability insurance for Mr. Weill. Mr. Weill will also continue to receive a tax gross-up with respect to the imputed income arising from these benefits. The projected cost of these benefits, services and facilities cannot be quantified since it will vary based on a number of factors, including, among others, variation in their future cost and the extent, if applicable, of Mr. Weill’s non-business usage.

Mr. Rubin is party to an employment agreement dated as of October 26, 1999 (as amended), under which he has agreed to serve as Director, Chairman of the Executive Committee and a Member of the Office of the Chairman of Citigroup. Pursuant to the agreement Mr. Rubin has received annually a base salary of $1 million and a bonus of $14 million, the cash portion of which bonus amounts were deferred. The amounts were prorated for 1999. The agreement provided for a grant in each of 1999 and 2000 of 1.5 million Citigroup stock options, which after giving effect to the 4-for-3 stock split paid on August 25, 2000 and equitable adjustments made in respect of the August 20, 2002 distribution to all stockholders of shares of Travelers Property Casualty Corp., is equivalent to 2.14 million options. Mr. Rubin is eligible to participate in the same compensation programs and to receive the same benefits as are enjoyed by other senior executives and employees of Citigroup. In addition, Mr. Rubin has the use of corporate aircraft and car and driver during his employment with Citigroup. Mr. Rubin’s combined age and service satisfy the requirements for retirement for the purposes of all plans and programs of Citigroup (other than any pension plans sponsored by Citigroup or any of its affiliates). If Mr. Rubin terminates his employment under certain circumstances, he is entitled to receive continued payment of salary for 12 months following the date of termination, continued payment with respect to such period of incentive compensation equal to the amount of incentive compensation for the most recent calendar year (prorated for a partial calendar year), the immediate lapse of all restrictions on vesting of any restricted or deferred stock, options or other awards and continued benefits during such period.

Upon Mr. Rubin’s retirement, death or disability his employment will be automatically terminated and he (or his estate) will receive payment of salary through the date of termination, guaranteed unpaid incentive compensation prorated through the date of termination based on the amount of incentive compensation for the most recent calendar year and the immediate lapse of restrictions on and vesting of all restricted or deferred stock, options or other awards. Following any termination, Mr. Rubin would be subject to certain confidentiality and other provisions in favor of Citigroup. In the event of a change of control, Mr. Rubin will be accorded no less favorable treatment in terms of compensation and awards under Citigroup compensation and benefit plans and arrangements as apply to the other member of the Office of the Chairman and will also be entitled to payments sufficient to reimburse him fully on an after-tax basis for any tax under Section 4999 of the IRC as well as any costs associated with resolving the application of such tax to him.

Separation Agreement

Citigroup entered into a separation agreement with Mr. Willumstad dated August 24, 2005 pursuant to which, Mr. Willumstad: (a) received pro rata incentive compensation for the year 2005 in an amount equal to 7/12ths of the total incentive compensation he would have otherwise received for 2005 based on year-end financial results for Citigroup, such payment to be made at such time as incentive payments are made to other senior officers of Citigroup; (b) had the vesting of a pro rata portion (40%) of his July 2003 restricted stock award accelerated; (c) agreed to certain non-compete and non-solicitation provisions; and (d) will be provided an office, secretarial support and a car and driver through the earlier of August 31, 2006 or the date upon which he obtains other employment.

Indebtedness

Before and during 2005, certain executive officers have incurred indebtedness to Smith Barney, a division of Citigroup and a registered broker- dealer, and/or other broker-dealer subsidiaries of Citigroup, on margin loans against securities accounts. The margin loans were made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions for other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. Other than certain “grandfathered” margin loans, in accordance with SARBANES-OXLEY and the Citigroup Corporate Governance Guidelines, no margin loans may be or were made to any executive officer unless such person is an employee of a broker-dealer subsidiary of Citigroup and such loan is made in the ordinary course of business.

Certain transactions involving loans, deposits, credit cards, and sales of commercial paper, certificates of deposit, and other money market instruments and certain other banking transactions occurred during 2005 between Citibank and other Citigroup banking subsidiaries on the one hand and certain directors or executive officers of Citigroup, members of their immediate families, corporations or organizations of which any of them is an executive officer or partner or of which any of them is the beneficial owner of 10% or more of any class of securities, or associates of the directors, the executive officers or their family members on the other. The transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Personal loans made to any director, executive officer or member of the management committee must comply with SARBANES-OXLEY and the Corporate Governance Guidelines, and must be made in the ordinary course of business.

Citigroup has established two private investment funds in order to permit certain eligible employees to participate on a leveraged basis in professionally managed private equity investment funds. Participation by executive officers in these plans is on the same terms as those offered to all other employees eligible to participate. In addition, any leverage by Citigroup in connection with an employee’s investment in a fund is provided pursuant to a legally binding commitment entered into prior to the enactment of the prohibition on loans to executive officers under both SARBANES-OXLEY and Citigroup’s Corporate Governance Guidelines. All such loans are therefore “grandfathered” and permissible under SARBANES-OXLEY and Citigroup’s Corporate Governance Guidelines for those persons subject to those requirements. The funds, SSB Capital Partners I, LP and Citigroup Employee Fund of Funds I, LP, were formed in 2000 and invest together via a master fund. Citigroup matches each dollar invested by an employee with an additional two dollar commitment to each fund in which an employee has invested, up to a maximum of $1 million in the aggregate for all funds in which the employee has invested. Citigroup’s match is made by a loan to the fund or funds in which the employee has invested. Each employee, subject to vesting, receives the benefit of any increase in the value of each fund in which he or she invested attributable to the loan made by Citigroup, less the interest paid by the fund on the loan, as well as any increase in the value of the fund attributable to the employee’s own investment. One-half of the loan is full recourse to the employee and the other half is non-recourse to the employee. Before any distributions are made to an employee, distributions are paid to Citigroup to pay interest on and to repay the loan. No distributions have been paid by either fund. Interest on the loans accrues quarterly at a rate determined from time to time by Citigroup as of the first business day of each quarter equal to the greater of (i) the three-month London Inter-Bank Offered Rate plus 75 basis points (as determined by Citigroup), and (ii) the short-term applicable federal rate calculated in accordance with Section 1274(d) of the IRC (as determined by Citigroup). Certain executive officers are investors in the funds. During 2005, Citigroup made loans in excess of $60,000 to the following current and former executive officers with the exact amounts set forth below opposite each person’s name:

Executive Officer	SSB Capital Partners I, LP Amount of Loan	Citigroup Employee Fund of Funds I, LP Amount of Loan
Ajaypal S. Banga	$ N/A	$76,526
Winfried F.W. Bischoff	100,931	442,000
David C. Bushnell	335,858	391,557
Michael A. Carpenter	301,054	417,066
Robert Druskin	167,059	515,274
Stanley Fischer*	N/A	127,543
Charles Prince	67,868	205,344
Todd S. Thomson	120,074	141,573

*	As of December 31, 2005, Mr. Fischer was no longer an executive officer or employee of Citigroup.

Certain Transactions and Relationships, Compensation Committee Interlocks and Insider Participation

Officers and employees of Citigroup and members of their immediate families who share their homes or are financially dependent upon them who wish to purchase or sell securities in brokerage transactions are generally required by Citigroup’s policies to do so through a Citigroup broker-dealer affiliate. Citigroup’s affiliates also may, from time to time, enter into transactions on a principal basis involving the purchase or sale of securities, derivative products and other similar transactions in which our directors, officers and employees, or members of their immediate families have an interest. All of these transactions are entered into in the ordinary course of business on substantially the same terms, including interest rates and collateral provisions, as those prevailing at the time for comparable transactions with our other similarly situated customers. For certain transactions with officers and employees, these affiliates may offer discounts on their services.

Citigroup has established funds that employees have invested in. In addition, certain of our directors and executive officers have from time to time invested their personal funds directly or directed that funds for which they act in a fiduciary capacity be invested in funds arranged by Citigroup’s subsidiaries on the same terms and conditions as the other outside investors in these funds, who are not our directors, executive officers, or employees. Other than certain “grandfathered” investments, in accordance with SARBANES-OXLEY and the Citigroup Corporate Governance Guidelines, executive officers may invest in certain Citigroup-sponsored investment opportunities only under certain circumstances and with the approval of the appropriate committee.

In 2005 Citigroup performed investment banking, financial advisory and other services in the ordinary course of our business for certain organizations in which some of our directors are officers or directors. Citigroup may also, in the ordinary course of business, have sponsored investment opportunities in which such organizations participated. In addition, in the ordinary course of business, Citigroup may use the products or services of organizations in which some of our directors are officers or directors.

Except for Messrs. Hernández, Prince, Rubin, and Weill, no director is a current or former officer or employee of Citigroup or any of its subsidiaries.

Other than Mr. Andrall Pearson, who retired from the board in April 2005, the persons listed on page 38 were the only members of the personnel and compensation committee during 2005.

Certain directors and executive officers have immediate family members who are employed by Citigroup or a subsidiary. The compensation of each such family member was established by Citigroup in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. None of the directors or executive officers has a material interest in the employment relationships nor do any of them share a home with these employees. These employees are nine of the approximately 300,000 employees of Citigroup. With one exception, none of them is, or reports directly to any executive officer of Citigroup. With respect to this one individual, and in any other instance where a relative may report to an executive officer, that individual’s compensation is reviewed by an independent compensation consultant.

Until January 27, 2006, an adult child of Mr. Thomas, a director, was employed in Citigroup’s Private Client business and received 2005 compensation of $288,918. An adult child of Mr. Druskin, an executive officer, is employed in Citigroup’s Corporate and Investment Banking business and received 2005 compensation of $2,750,000. An adult spouse of another adult child of Mr. Druskin is employed in Citigroup’s Corporate and Investment Banking business and received 2005 compensation of $311,000. A sister-in-law of Ms. Magner, formerly an executive officer, is employed in Citigroup’s Global Consumer business and received 2005 compensation of $139,346. A sibling of Mr. Prince, a director and Chief Executive Officer, is employed in Citigroup’s Corporate and Investment Banking business and received 2005 compensation of $170,000. A sibling of Mr. Willumstad, a former director and executive officer, is employed in Citigroup’s Global Consumer business and received 2005 compensation of $247,825. A sibling of Mr. Medina-Mora, an executive officer, is employed by Banamex, a subsidiary of Citigroup, and received 2005 compensation of $1,006,309. A cousin of Mr. Medina-Mora is employed by Banamex and received 2005 compensation of $196,741. An adult spouse of a sibling of

Mr. Freiberg, an executive officer, is employed by the Citigroup’s Global Consumer business and received 2005 compensation of $101,500.

The spouse of Mr. Prince, the Chief Executive Officer and a director, was in 2005 a partner in a law firm that performed legal services for Citigroup and its subsidiaries. In order to ensure that she had no interest in the revenues the firm received from its business relationship with Citigroup she entered into an agreement with the firm under which her income for the period July 1, 2003 through December 31, 2005 was proportionately reduced each year by the percentage of the firm’s revenues attributable to Citigroup and its subsidiaries. On January 1, 2006, she ceased being a partner in the firm and became Of Counsel, an employee of the law firm. Going forward, she will receive a fixed salary which will not vary with the amount of legal work the law firm performs for Citigroup and its subsidiaries. She has never performed legal services for Citigroup or its subsidiaries and will not do so as Of Counsel to the firm.

Proposal 2: Ratification of Selection of Independent Registered

Public Accounting Firm

The audit and risk management committee has selected KPMG as the independent registered public accounting firm of Citigroup for 2006. KPMG has served as the independent registered public accounting firm of Citigroup and its predecessors since 1969.

Arrangements have been made for a representative of KPMG to attend the annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate stockholder questions.

Disclosure of Independent Registered Public Accounting Firm Fees

The following is a description of the fees earned by KPMG, for services rendered to Citigroup for the year ended December 31, 2005:

Audit Fees:    This includes fees earned by KPMG in connection with the annual integrated audit of Citigroup’s consolidated financial statements, internal controls over financial reporting under Sarbanes-Oxley Section 404, audits of subsidiary financial statements and reviews of Citigroup’s interim financial statements. Also included are fees for services performed by KPMG that are closely related to audits and in many cases could only be provided by our independent registered public accounting firm. Such services may include comfort letters and consents related to SEC registration statements and other capital raising activities and certain reports relating to Citigroup’s regulatory filings, reports on internal control reviews required by regulators, and accounting advice on completed transactions. The aggregate fees earned by KPMG for audit services rendered to Citigroup and its subsidiaries for the years ended December 31, 2004 and December 31, 2005 totaled approximately $55.0 million and $51.9 million, respectively.

Audit Related Fees:    This includes due diligence services related to contemplated mergers and acquisitions, accounting consultations, internal control reviews not required by regulators, securitization related services, employee benefit plan audits and certain attestation services as well as certain agreed upon procedures. The aggregate fees earned by KPMG for audit related services rendered to Citigroup and its subsidiaries for the years ended December 31, 2004 and December 31, 2005 totaled approximately $8.0 million and $9.9 million, respectively.

Tax Compliance Fees:    This includes corporate tax compliance services. Tax counsel and advisory services are no longer being provided by KPMG to Citigroup and its subsidiaries. The aggregate fees earned by KPMG for tax compliance related services for the years ended December 31, 2004 and December 31, 2005 totaled approximately $6.2 million and $6.0 million, respectively.

All Other Fees:    The aggregate fees earned by KPMG for all other services rendered to Citigroup and its subsidiaries for matters such as general permissible consulting for the year ended December 31, 2004 totaled less than $0.1 million and no other fees were earned in 2005.

Citigroup has not engaged KPMG for any additional non-audit services other than those permitted under its external auditor engagement policy unless such services were individually reviewed and approved by the Citigroup audit and risk management committee.

Approval of Independent Registered Public Accounting Firm Services and Fees

Citigroup’s audit and risk management committee has reviewed and approved all fees charged by Citigroup’s independent registered public accounting firm, and actively monitored the relationship between audit and non-audit services provided. The audit and risk management committee has concluded that the fees earned by KPMG were consistent with the maintenance of the external auditors’ independence in the conduct of its auditing functions. The policy also includes limitations on the hiring of KPMG partners and other professionals to ensure that Citigroup satisfies the SEC’S auditor independence rules.

No changes to the external auditor engagement policy were made since the current policy became effective in October 2004. Under the Citigroup policy approved by the audit and risk management committee, the committee must pre-approve all services provided by Citigroup’s independent registered public accounting firm and fees charged. The committee annually considers the provision of audit services and, if appropriate, pre-approves certain defined audit fees, audit related fees, tax compliance fees and other fees with specific dollar value limits for each category of service. During the year, the committee periodically monitors approved KPMG engagements against the pre-established engagement limits approved by the committee. The committee also considers on a case-by-case basis specific engagements that are not otherwise pre-approved (i.e., internal control engagements). Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Chair of the committee for approval and to the full committee at its next regular meeting.

Administration of the policy is centralized in, and monitored by, Citigroup senior corporate financial management, which reports the engagements earned by KPMG throughout the year to the committee.

The board recommends that you vote for ratification of KPMG

as Citigroup’s independent registered public accounting firm for 2006

Proposals 3-5: Approval of Amendments to Change Certain Provisions in Citigroup’s Restated Certificate of Incorporation

In response to a favorable vote by stockholders at the 2005 annual meeting on a proposal to reduce supermajority vote requirements, the nomination and governance committee, as well as the full board, have considered the advantages and disadvantages of the supermajority vote provisions in Citigroup’s Restated Certificate of Incorporation and under the Delaware General Corporation Law (DGCL) to determine whether those supermajority vote requirements can and should be reduced.

Citigroup’s Restated Certificate of Incorporation requires a supermajority vote of stockholders with respect to provisions of the following three Articles: (i) Article FOURTH, which pertains to, among other things, the issuance of shares of common and preferred stock and the declaration of dividends, (ii) Article EIGHTH, which pertains to certain business combinations with an interested stockholder and (iii) Article NINTH, which pertains to the power of the board to adopt, amend, alter or repeal Citigroup’s by-laws. Stockholders are being asked to vote separately on each of the proposed amendments because the board believes that stockholders should be able to express their views on each amendment separately, as they involve different subjects.

To ensure compliance with the Restated Certificate of Incorporation and the DGCL, the amendments to Articles FOURTH and NINTH must be approved by the affirmative vote of the holders of seventy-five percent of the Citigroup common stock outstanding and the amendments to Article EIGHTH must be approved by the affirmative vote of the holders of sixty-six and two-thirds percent of Citigroup common stock outstanding.

The following is a summary of the existing super-majority provisions, the vote currently required to amend the provisions and the vote that would be required of stockholders following adoption of the amendments:

Provision	Vote currently required to change the 75% vote requirement in Article FOURTH	Vote that will be required to change the provisions of Article FOURTH if amendment is approved
Article FOURTH authorizes the board to take actions pertaining to preferred and common stock, including issuance, declaration of dividends and setting the terms and priorities of preferred stock. Currently, a 66 2/3% vote by the board is required to authorize these actions. Section I of Article FOURTH requires that any change to Article FOURTH be approved by 75% of the common stock outstanding.	75% of Citigroup’s common stock outstanding	A majority of Citigroup’s common stock outstanding

Vote currently required to approve certain transactions with an interested stockholder	Vote that will be required to approve certain transactions with an interested stockholder if amendment is approved

Article EIGHTH, which governs business combinations with interested stockholders, contains two supermajority vote provisions.

•   Section A governs the approval of certain transactions with interested stockholders (generally, beneficial owners of 25% or more of Citigroup’s common stock). Currently, those transactions must be approved by 66 2/3% of Citigroup’s common stock excluding shares beneficially owned by any interested stockholder.

66 2/3% of Citigroup’s common stock outstanding, excluding shares beneficially owned by any interested stockholder	A majority of the votes cast affirmatively or negatively by all of the holders of Citigroup’s common stock outstanding

	Vote currently required to approve certain amendments to Article EIGHTH	Vote that will be required to amend Article EIGHTH if amendment is approved

•   Section G specifies the vote required by the Restated Certificate of Incorporation to change the provisions of Article EIGHTH. Currently, certain changes to Article EIGHTH require the approval of 66 2/3% of Citigroup’s common stock excluding shares beneficially owned by any interested stockholder.

	66 2/3% of Citigroup’s common stock outstanding, excluding shares beneficially owned by any interested stockholder	A majority of Citigroup’s common stock outstanding

	Vote currently required to change the board vote required to amend the by-laws	Vote that will be required to change the board vote required to amend the by-laws if amendment is approved

Article NINTH specifies the board vote required to adopt, amend, alter or repeal Citigroup’s by-laws. Currently, the vote of 66 2/3% of the board is required to take these actions.	75% of Citigroup’s common stock outstanding	A majority of Citigroup’s common stock outstanding

Article FOURTH, Section I requires the affirmative vote of the holders of at least seventy-five percent of the voting power of the shares entitled to vote at an election of directors to amend, alter, change or repeal, or adopt any provision of the Restated Certificate of Incorporation inconsistent with sections B through I of Article FOURTH. The provisions of Article FOURTH, sections B through I pertain to, among other things, the board’s power to create and designate the powers, preferences and rights of series of preferred stock, the issuance of shares of preferred stock and common stock and the supermajority stockholder vote described in the previous sentence. If Article FOURTH is amended to repeal the supermajority stockholder vote requirement, then, following adoption of the amendment, and the filing of the amendment with the Delaware Secretary of State, amendments to Article FOURTH would thereafter need to be approved by the affirmative vote of the holders of a majority of the voting power of Citigroup stock outstanding and entitled to vote on such amendments. For example, in order for Citigroup to issue shares of stock, the board must approve the issuance by a vote of 66 2/3% of the entire board. Based on the voting power of the Citigroup capital stock currently outstanding, in order to change the vote required for the board to approve an issuance, the holders of 75% of all Citigroup common stock outstanding would have to vote in favor of the change. The charter amendment to Article FOURTH would reduce the requirement for stockholder approval of such a change from 75% to a majority of Citigroup’s stock outstanding and entitled to vote on such amendment.

Article EIGHTH contains two supermajority vote provisions. Section A sets the vote requirement for approval of certain business combinations with an interested stockholder (generally a beneficial owner of 25% or more of Citigroup’s voting stock). The vote required is 66 2/3% of Citigroup’s voting stock excluding the shares beneficially owned by any interested stockholder. Section G sets forth a supermajority vote to approve changes to Article EIGHTH. The vote required is 66 2/3% of Citigroup’s voting stock excluding the shares beneficially owned by any interested stockholder. However, if seventy-five percent of the entire board of directors vote in favor of a change and all of such directors would be eligible to serve as continuing directors, as defined in Article EIGHTH and set forth at the end of this proposal, the provisions requiring supermajority stockholder approval would no longer apply.

If Article EIGHTH is amended to repeal the supermajority stockholder vote requirements, then, following adoption of the amendment, and the filing of the amendment with the Delaware Secretary of State, (i) business combinations with interested stockholders that require stockholder approval pursuant to Article EIGHTH would, in addition to any other vote required by the DGCL, need to be approved by the affirmative vote of a majority of the votes cast affirmatively or negatively on such transaction by all of the holders of voting stock, including voting stock beneficially owned by interested stockholders (as such terms are defined in Article EIGHTH and at the end of these proposals), and (ii) subject to any other vote required by the DGCL, amendments to Article EIGHTH would thereafter need to be approved by the affirmative vote of the holders of a majority of the voting power of Citigroup stock outstanding and entitled to vote on such amendments.

Currently, under Article NINTH if the board wishes to amend Citigroup’s by-laws, sixty-six and two-thirds percent of the entire board of directors must approve the amendment. In order to change that requirement, seventy-five percent of the voting power of the shares entitled to vote at an election of directors must approve such amendment. If Article NINTH is amended to repeal the supermajority stockholder vote requirement, then, following adoption of the amendment, and the filing of the amendment with the Delaware Secretary of State, amendments to Article NINTH would thereafter need to be approved by the affirmative vote of the holders of a majority of Citigroup stock outstanding and entitled to vote on such amendments.

If adopted, the stockholder vote required to amend Articles FOURTH, EIGHTH and NINTH would generally be the same as the minimum vote that the DGCL requires in order for stockholders to adopt an amendment to the Restated Certificate of Incorporation. In addition, if the amendments to Article EIGHTH are adopted, the stockholder vote requirement will be reduced so that a business combination will be approved by the holders of voting stock if more votes are cast “for” than “against” such business combination.

Delaware law may require a greater vote on certain transactions than would be required by Article EIGHTH if it is amended. These provisions would continue to apply. Certain transactions must be approved by a majority of the outstanding stock entitled to vote thereon, including:

•	a sale of substantially all of Citigroup’s assets,

•	a reclassification of Citigroup stock and

•	subject to limited exceptions, a merger or consolidation between Citigroup and another entity.

In addition, under Section 203 of the DGCL, any person who acquires fifteen percent or more of a company’s voting stock without prior board approval and who seeks to engage in certain business combinations with the company within three years of acquiring the fifteen percent interest must satisfy one of the following conditions:

•	following the acquisition, such person obtains i) board approval and ii) approval, at a stockholder meeting and not by written consent, of sixty-six and two-thirds percent of the voting stock that such person does not own;

•	the board approves the business combination prior to that acquisition; or

•	in a single transaction, such person’s stock ownership increases from below fifteen percent to at least eighty-five percent of the voting stock outstanding excluding certain shares.

The nomination and governance committee and the board evaluated the effects of the amendments on stockholders, the time commitment that would be required of the board and management to continue to support the existing provisions, and its desire to be at the forefront of corporate governance by allowing stockholders to decide for themselves whether the proposed amendments are in their best interests. Among the factors considered, the nomination and governance committee and the board recognized that, although the supermajority provisions provided in Article EIGHTH were designed to protect stockholders in the event of certain unsolicited attempts to acquire control of Citigroup, the supermajority vote requirements could discourage third parties from presenting proposals to acquire Citigroup. The board, after thorough evaluation, upon the recommendation of the nomination and governance committee, determined that stockholder interests would best be served by allowing stockholders to vote on each of the proposed amendments. The board has approved the amendments, declared them advisable and recommended that they be submitted to stockholders for approval.

If stockholders approve Proposals 3, 4 and/or 5 by the required votes mentioned above, the proposed amendments that have been approved will become effective when Citigroup files with the Delaware Secretary of State a Certificate of Amendment setting forth each of the proposed amendments that have been approved by stockholders. A copy of the proposed amendments described in Proposals 3, 4 and 5 are attached hereto as Annexes F, G and H, respectively.

The following definitions which appear in Citigroup’s Restated Certificate of Incorporation apply with respect to Article EIGHTH:

The term “Business Combination” means:

(a) any merger or consolidation of the Corporation or certain subsidiaries with, or any sale, lease, exchange, transfer or other disposition of substantially all the assets or outstanding shares of capital stock of the Corporation or certain subsidiaries with or for the benefit of, (i) any Interested Stockholder or (ii) any other company (whether or not itself an Interested Stockholder) which is or after such merger, consolidation or sale, lease, exchange, transfer or other disposition would be an affiliate or associate of an Interested Stockholder; or

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any affiliate or associate of any Interested Stockholder involving any assets, securities or commitments of the Corporation, certain subsidiaries or any Interested Stockholder or any affiliate or associate of any Interested Stockholder having an aggregate fair market value and/or involving aggregate commitments of Twenty-Five Million dollars ($25,000,000) or more; or

(c) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with certain subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock, or any securities convertible into capital stock or into equity securities of certain subsidiaries, that is beneficially owned by any Interested Stockholder or any affiliate or associate of any Interested Stockholder; or

(d) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d);

provided, however, that no such aforementioned transaction shall be deemed to be a Business Combination subject to this Article EIGHTH if the transaction occurs more than eighteen months after the date the Interested Stockholder became an Interested Stockholder.

The term “Interested Stockholder” means:

[A]ny person (other than the Corporation or certain subsidiaries and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is, or has announced or publicly disclosed a plan or intention to become, the beneficial owner of Voting Stock representing twenty-five percent (25%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an affiliate or associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing twenty-five percent (25%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

The term “Voting Stock” means:

[A]ll capital stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

The term “Continuing Director” means:

[A]ny member of the Board of Directors of the Corporation, while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and who was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an affiliate or associate or representative of the Interested Stockholder and who is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors; provided, however, that the term “Continuing Director” shall not include any officer of the Corporation or of any affiliate or associate of the Corporation.

Because stockholders supported a stockholder proposal at the 2005 annual meeting requesting that any super-majority vote requirements for actions by stockholders be reduced, and the amendments proposed by Proposals 3, 4 and 5, if approved by stockholders, will accomplish this goal, the board recommends that you vote for approval of the amendments to the Citigroup Restated Certificate of Incorporation included in Proposals 3, 4 and 5.

Stockholder Proposals

Proposal 6

Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, owner of 1,260 shares, has submitted the following proposal for consideration at the annual meeting:

RESOLVED: “That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to ANYONE, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).”

REASONS: “Stock option awards have gone out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.”

There are other ways to “reward” executives and other employees, including giving them actual STOCK instead of options.

Recent scandals involving CERTAIN financial institutions have pointed out how analysts CAN manipulate earnings estimates and stock prices.

“Last year the owners of 248,775,242 shares, representing approximately 6.8% of shares voting, voted for my similar proposal.”

“If you AGREE, please vote YOUR proxy FOR this resolution.”

MANAGEMENT COMMENT

Citigroup’s incentive compensation programs are designed to attract and retain talented employees. To accomplish this goal, Citigroup must be able to provide competitive compensation commensurate with superior performance. Performance is measured at the individual level, the business unit level and company-wide, based on a variety of factors, including financial performance, risk management, customer satisfaction, compliance and controls, leadership and adherence to company values, including our Shared Responsibilities.

The personnel and compensation committee of the board evaluates the performance, expertise and contribution of each individual executive and his or her business unit and determines the appropriate mix of base salary, cash incentives, equity incentives and retention awards. The committee seeks advice from an outside compensation consultant and reviews relevant market data in making its compensation determinations.

Citigroup redesigned its equity incentive programs in 2004 to eliminate stand-alone stock option grants and now provides incentive awards to all eligible employees in the form of restricted or deferred stock under CAP. Stock options are only granted to those CAP participants who affirmatively and voluntarily elect to receive a portion of their incentive award in the form of a stock option instead of restricted or deferred stock. Stock options, when elected, may not be “cashed out” because the shares delivered following an exercise are subject to a 2-year sale restriction.

Of the 34,000 employees who received CAP awards in January 2006, 1,986, representing 5.8% of those eligible, elected to receive a stock option as part of their incentive award.

In accordance with Citigroup’s compensation philosophy, at higher compensation levels, CAP awards comprise a higher percentage of an individual’s incentive award, ranging from 35% to 40% for the most senior executives. The terms and conditions of CAP awards, including the vesting periods and provisions regarding termination of employment are the same for senior executives as for other eligible employees.

Citigroup’s stringent stock ownership commitment, which now covers approximately 3,000 employees globally, also serves to align senior management’s interests with those of its stockholders.

We believe that the concerns raised by this proposal have been addressed by the current design of Citigroup’s equity compensation programs and that adopting the proposal is unnecessary and unduly restrictive.

Because Citigroup’s compensation programs no longer provide for new option grants other than at the election of an employee, the Proposal is unnecessary and the board recommends that you vote against this Proposal 6.

Proposal 7

The Teamster Affiliates Pension Plan, 25 Louisiana Ave., N.W., Washington, D.C. 20001, beneficial owner of 6,000 shares, has submitted the following proposal for consideration at the annual meeting:

RESOLVED: That the shareholders of Citigroup (“Citigroup” or “the Company”) request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

This report shall be presented to the Board of Directors’ audit committee or other relevant oversight committee, and posted on the company’s website to reduce costs to shareholders.

SUPPORTING STATEMENT: As long-term shareholders of Citigroup, we support policies that apply transparency and accountability to corporate spending on political activities. Absent that accountability, we believe corporate executives will be free to use company assets for objectives not shared by and inimical to the interests of shareholders. We are concerned that there is currently no single source that provides all the information sought by this resolution.

Working Americans do business with our Company as depositors and brokerage clients. They invest their retirement savings through Citigroup and own shares in the Company. We believe these relationships are based on an expectation of trust. In our view, this trust is imperiled by Citigroup’s partisan role in the national debate on the preservation of working Americans’ retirement security.

Our Company gave $100,000.00 to Citizens to Save California (CSC), and a Citigroup lobbyist co-hosted a fundraiser for Governor Schwarzenegger’s initiatives that include the elimination of public defined benefit pensions in California.1 Citigroup is on the Board of the Security Industry Association (SIA), an outspoken advocate for social security privatization. The Company also contributed to the Cato Institute, an organization credited with moving privatization from the political fringe to the mainstream.2

We believe Citigroup’s support for these groups creates a conflict between the Company’s interest in profits from managing private accounts and the interest of its clients in preserving Social Security and defined benefit plans in their current forms. Under these circumstances, we believe that the Company should fully disclose to its shareholders all political contributions identified in this proposal.

We urge your support FOR this reform.

MANAGEMENT COMMENT

Citigroup complies with all disclosure requirements pertaining to political contributions under federal, state and local laws and regulations. These disclosures provide ample public information about our political contributions. Citigroup’s Board has adopted a Corporate Political Contributions Statement that can be found on Citigroup’s website at www.citigroup.com/citigroup/corporategovernance.

Citigroup’s approach to and rationale for making political contributions is stated on the Company’s website. Citigroup believes it has a responsibility to its clients, shareholders, and employees to be engaged in the political process to both protect and promote our shared interests.

Corporate contributions are prohibited at the federal level, and of course we make none. Political contributions to federal candidates, political party committees, and political action committees are made by Citigroup’s political action committee (PAC), which is not funded by corporate funds, but from the personal funds of employees given voluntarily. Such contributions by the PAC are reported in filings with the Federal Election Commission and are publicly available. As funds for federal contributions come exclusively from employees and contributions are a matter of public record, the proposal’s concerns regarding corporate mismanagement of stockholder funds resulting in legal and reputational risks are unfounded.

While some states have not banned corporate contributions to candidates or political parties, all states require that such contributions be disclosed either by the recipient or by the donor. With respect, the proponent is simply wrong in asserting that 17 states do not have campaign finance disclosure requirements. As this information is publicly available, data on all contributions by Citigroup and its employees can be obtained.

Public disclosure of the specific business rationale for each political donation could place Citigroup at a competitive disadvantage by revealing its strategies and priorities.

1.	Sacramento Bee, April 16, 2005.

2.	National Journal, May 4, 2002.

Because Citigroup has adopted a Corporate Political Contributions Statement, it complies with laws regarding disclosure of political giving, and because public disclosure of its rationale for political donations could negatively impact it by making it reveal its strategies and priorities, the board recommends that you vote against this Proposal 7.

Proposal 8

National Legal and Policy Center, 107 Park Washington Court, Falls Church, VA 22046, beneficial owner of 56 shares, has submitted the following proposal for consideration at the annual meeting:

Charitable Contributions Report

Whereas:

Citigroup’s assets belong to its shareholders. The expenditure or distribution of corporate assets, including charitable contributions, should be made so as to advance shareholder interests. Company charitable contributions should have a stated business rationale.

Whereas:

Company executives exercise wide discretion over the use of corporate assets for charitable purposes.

Absent a system of accountability for charitable contributions, Company executives may use Company’s assets for objectives that are not shared by and may be inimical to the interests of the Company and its shareholders, potentially harming long-term shareholder value. [See National Legal and Policy Center, http://www.nlpc.org/cip.asp and Free Enterprise Action Fund, http://www.FreeEnterpriseActionFund.com.]

Principles of transparency and accountability should apply to Company charitable contributions. Such disclosure is consistent with public policy in regard to disclosure by publicly-owned companies.

Whereas:

Citigroup and Citigroup Foundation made charitable contributions exceeding $111 million in 2004, according to the 2004 Citizenship Report.

Whereas:

Shareholders are entitled to know how their company is spending its funds for charitable purposes.

Resolved: That the Company shall provide a report updated semi-annually, omitting proprietary information and at reasonable cost, disclosing the Company’s:

1.	Policies and procedures for charitable contributions (both direct and indirect) made with corporate assets;

2.	Monetary and non-monetary contributions made to non-profit organizations operating under Section 501 (c)(3) and 501 (c)(4) of the Internal Revenue Code, and any other public or private charitable organizations;

3.	Business rationale for each of the charitable contributions;

4.	Personnel who participated in making the decisions to contribute; and

5.	To the extent reasonably possible, the actual or estimated benefits to the Company and beneficiaries produced by contributions.

To the extent reasonable and permissible, the report may include the type of information requested above for the Citigroup Foundation.

This report may be posted on the company’s website to reduce costs to shareholders.

Supporting Statement:

Current disclosure is insufficient to allow the Company’s board and its shareholders to fully evaluate the charitable use of corporate assets.

There is currently no single source providing shareholders the information sought by this resolution.

Details of contributions only sometimes become known when publicized by recipients. Two Company contributions to the Rainbow/PUSH coalition, ranging in amounts from $100,000 to $150,000, were disclosed in Rainbow/PUSH conference programs.

Company support in the range of $10,000-$49,000 for the Mexican American Legal Defense and Education Fund (MALDEF), an organization that sued the state of Virginia to allow illegal immigrants to attend state universities at the in-state tuition rate and that announced its opposition to the nomination of Judge John Roberts as Chief Justice of the U.S. Supreme Court, was disclosed in MALDEF’s 2003-2004 Annual Report.

MANAGEMENT COMMENT

In light of the comprehensive information already publicly available about Citigroup and the Citigroup Foundation’s charitable giving, including the annual report published by the Citigroup Foundation, implementation of the proposal would cause Citigroup to incur undue cost and expense without providing a discernible benefit to stockholders.

Citigroup has a long history of charitable giving, encouraging employees to volunteer through its Volunteer Incentive Program, whereby employees who’ve volunteered at least 50 hours with a charitable organization are eligible to have the Citigroup Foundation donate $500 to the charity; through its volunteer day program, allowing employees to take a day off to volunteer; through its matching gift program; and through the numerous grants made by the Citigroup Foundation. This year, in addition to funding traditional grants, Citigroup, its employees and the Citigroup Foundation, have donated millions of dollars to help those affected by the tsunami, Hurricane Katrina and the South Asia Earthquake. Citigroup’s Chairman, Sandy Weill was asked by President Bush to lead a private sector effort with other prominent executives to solicit donations from corporations and the public to help the victims of the South Asia Earthquake. To date, the Fund established by this group has raised $18.7 million to assist those in need.

The Citigroup Foundation, funded by contributions from Citigroup Inc., directs its grant making in three major areas: financial education, educating the next generation and building communities and entrepreneurs. Information about the Citigroup Foundation, including the eligibility criteria for grants, information on submitting proposals, annual reports listing charitable organizations that have received grants or contributions, and the Foundation’s award policies and procedures, is readily available to Citigroup stockholders and the public on the Corporate Citizenship page of Citigroup’s corporate website at www.citigroup.com, on the Citigroup Foundation’s website at www.citigroupfoundation.org, in the Foundation’s annual Form 990-PF that it files with the IRS and by contacting the Citigroup Foundation at 850 Third Avenue, 13th Floor, New York, NY 10022-6211.

Since Citigroup and the Citigroup Foundation already provide almost all of the information that would be included in the report requested by the proposal, the adoption of the proposal is unnecessary and would result in increased costs without providing any additional meaningful information to our stockholders.

Because most of the information that would be contained in the report is already publicly available and preparation of the report would require expenditure of funds without a meaningful benefit to stockholders, the board recommends that you vote against this Proposal 8.

Proposal 9

Amalgamated Bank LongView Collective Investment Fund, 11-15 Union Square, New York, New York 10003, beneficial owner of 1,867,179 shares, has submitted the following proposal for consideration at the annual meeting:

RESOLVED: The shareholders of Citigroup urge the Board of Directors to adopt a policy that a significant portion of future long-term equity compensation to senior executives shall be performance- based, i.e., linked to demonstrable performance criteria, measured by challenging performance targets, and using as benchmark such criteria as Citigroup’s performance compared to its peers and a broader market standard.

SUPPORTING STATEMENT

As shareholders, we support compensation policies for senior executives that provide challenging performance objectives and motivate executives to achieve long-term shareholder value. We are concerned that this is not happening at Citigroup.

Citigroup has underperformed both the S&P 500 index and the Dow Jones U.S. Financials Index for the three- and five-year periods ending November 11, 2005. The last two years in particular have been marked by a number of negative developments.

In 2004 Citigroup saw the loss of its private banking license in Japan, a $2.5 billion settlement of litigation growing out of the WorldCom accounting scandal, and what the Company referred to in last year’s proxy as “other reputational risk issues that arose during 2004.”

The year 2005 brought more bad news, including an agreement to pay $2 billion based on Citigroup’s role in the Enron collapse, an SEC investigation into deficiencies in disclosures and dividends paid to shareholders, an investigation into discriminatory consumer lending practices, and a suspension of certain trading privileges in Europe for violating regulations governing its domestic Italian bond-trading platform.

Despite this steady drumbeat of bad news, senior executives remain well compensated. According to last year’s proxy statement, the negative developments in 2004 prompted 15% reductions in incentive and retention awards for Messrs. Weill, Prince and Willumstad. Even so, Mr. Prince’s bonus increased over the prior year, although there was a reduction in the value of restricted shares awarded.

Senior executive compensation appears to be disproportionate to the results achieved for shareholders. A 2005 report by Equilar found that the level of total direct compensation for Citigroup’s CEO over the most recent three-year period was second only to that at Merrill Lynch and ahead of compensation levels at Hartford Financial Services, J.P. Morgan Chase and Morgan Stanley. By contrast, Citigroup’s stock underperformed the stock of each of these companies during a three-year period ending November 11, 2005.

We recognize that Citigroup has moved away from straight grants of stock options and towards great reliance on incentive compensation such as restricted shares or deferred stock. We believe, however, the alignment of pay with performance is not as close as it could be, particularly as many of the problems that Citigroup is now moving to address could be seen as self-inflicted wounds.

We believe that the Board of Directors should adopt a more rigorous standard for senior executives’ incentive compensation, one that considers more closely not just to the Company’s performance, but also how that performance compares to its peers and the broader market.

We urge you to vote FOR this proposal.

MANAGEMENT COMMENT

Citigroup’s incentive compensation programs are designed to attract and retain a talented global workforce. To accomplish this goal, Citigroup is willing to provide competitive compensation commensurate with superior performance.

When making compensation decisions, the personnel and compensation committee considers the performance of the individual, the business unit and Citigroup as a whole, based on a wide variety of factors. These factors, which are described in the committee’s report included in this proxy statement, include net income, earnings per share, return on equity, return on capital, return on assets, balance sheet and capital strength, risk management, effectiveness of controls, regulatory compliance, franchise expansion, customer satisfaction, employee feedback, corporate governance, diversity and adherence to company values.

Citigroup’s compensation philosophy aims to provide pay for performance by providing a mix of cash and long-term equity incentives appropriate to each business unit and each employee’s skills, level of expertise and contribution. As a result, the value of each executive’s cash and equity incentives will increase or decrease based on a consistent approach towards evaluating individual and company performance.

Citigroup’s equity incentive programs provide incentives to eligible employees in the form of restricted or deferred stock under CAP. In accordance with Citigroup’s compensation philosophy, at higher compensation levels, CAP awards comprise a higher percentage of an individual’s incentive award, ranging from 35% to 40% for the most senior executives. Stock options are only granted to those participants who choose to receive them as part of their incentive award. Under current program guidelines, stock options, when elected, may not be “cashed out” because following an exercise the shares are subject to a 2-year sale restriction.

Restricted and deferred stock awards under cap are already granted with time vesting conditions reflecting a long-term performance orientation. The vesting schedule for CAP awards is 25% per year over 4 years.

The terms and conditions of CAP awards, including the vesting periods and provisions regarding termination of employment are the same for senior executives as for other employees. In January 2006, approximately 34,000 employees in 80 countries around the world participated in CAP.

The proposal suggests that vesting of equity awards should be linked to specific performance measures. It is our belief that tying vesting to specific performance measures can have the unintended consequence of skewing results to the specified performance factors, rather than focusing executives on the long-term view. Similarly problematic is the practice of linking performance based incentives awards at one company to the results of another company — as the possibility of unusual events may also produce unintended consequences.

In addition, performance vesting can often result in a higher cost to the company reflected in the need to compensate the executive for the potential risk by awarding more shares than would otherwise be necessary, in order to remain competitive.

Adding performance vesting conditions to Citigroup’s existing incentive award program is unnecessary in that incentives are currently awarded based on a variety of performance measures as described above. At Citigroup, with its diverse portfolio of businesses, we believe the better approach would be to continue to award incentive compensation based on a variety of overall performance factors.

As an additional measure of Citigroup’s long-term orientation, approximately 110 members of Citigroup senior management are subject to our senior executive stock ownership commitment, which requires them to hold 75% of the Citigroup stock they acquire through Citigroup’s equity programs while they remain directors or members of senior management. The program was expanded in 2006 to cover a group of senior managers who are now subject to a 25% stock ownership commitment. After the expansion of the program, approximately 3,000 employees are subject to a stock ownership commitment. The interests of these executives and managers remain closely aligned with our stockholders as they have a continuous personal financial incentive to improve and maintain Citigroup’s performance.

By awarding restricted and deferred stock based on a variety of overall performance factors, coupled with time-based vesting and the stock ownership commitment described above, we believe that our existing equity incentive programs meet the objectives outlined in the proposal.

Because Citigroup’s existing equity incentive programs meet the objectives outlined in the Proposal, adoption of the Proposal is unnecessary and the board recommends that you vote against this Proposal 9.

Proposal 10

American Federation of State, County and Municipal Employees, 1625 L Street, N.W., Washington DC 20036, beneficial owner of 86,830 shares, has submitted the following proposal for consideration at the annual meeting:

RESOLVED, that stockholders of Citigroup, Inc. (“Citigroup”) urge the board of directors (the “Board”) to amend the bylaws to provide procedures for the reimbursement of the reasonable expenses, including but not limited to legal, advertising, solicitation, printing and mailing costs (collectively, “Expenses”), incurred by a stockholder or group of stockholders (in each case, a “Nominator”) in a contested election of directors, provided that:

(a)	the election of fewer than 50% of the directors to be elected is contested;

(b)

the amount of the reimbursement shall not exceed the amount determined by the following formula: (i) if any candidate nominated by the Nominator is elected to the Board, 100% of the Nominator’s Expenses shall be reimbursed; (ii) if no such candidate is elected, the Reimbursable Percentage shall be determined by (A) dividing the highest number of votes received by an unelected candidate nominated by the Nominator by the lowest number of votes received by an elected candidate, and (B) multiplying the Reimbursable Percentage by the Expenses; provided, however, that if the Reimbursable Percentage is less than 30%, no Expenses shall be reimbursed.

(c)	the bylaw shall not apply if stockholders are permitted to cumulate their votes for directors; and

(d)	the bylaw shall apply only to contested elections commenced after the bylaw’s adoption.

SUPPORTING STATEMENT

In our opinion, the power of stockholders to elect directors is the most important mechanism for ensuring that corporations are managed in stockholders’ interests. Under the law of Delaware, where Citigroup is incorporated, this power is supposed to act as a safety valve that justifies giving the board substantial discretion to manage the corporation’s business and affairs.

The safety valve is ineffective, however, unless there is a meaningful threat of director replacement. We do not believe such a threat currently exists at most U.S. public companies, including Citigroup. Harvard Law School professor Lucian Bebchuk has estimated that there were only about 80 contested elections at U.S. public companies from 1996 through 2002 that did not seek to change control of the corporation.

The unavailability of reimbursement for director election campaign expenses for so-called “short slates” — slates of director candidates that would not comprise a majority of the board, if elected - contributes to the scarcity of such contests. (Because the board approves payment of such expenses, as a practical matter they are reimbursed only when a majority of directors have been elected in a contest.) This proposal would provide reimbursement for reasonable expenses incurred in successful short slate efforts — but not contests aimed at ousting a majority or more of the board — with success defined as the election of at least one member of the short slate. The proposal would also provide proportional reimbursement for contests in which no short slate candidates were elected, but only if the most successful short slate candidate received at least 30% of the vote received by the elected director with the lowest number of “for” votes.

We urge stockholders to vote for this proposal.

MANAGEMENT COMMENT

The stated purpose of the proposal is to encourage proxy contests by requiring all of Citigroup’s shareholders to bear the expense of any stockholder who seeks to elect candidates of their own choosing to the board. The proposal asks the board not only to adopt a standard for reimbursing proxy solicitation expenses that is wholly inconsistent with Delaware law, but its implementation would also cause the board to abdicate its fiduciary responsibility to determine whether insurgents should be reimbursed for such expenses. The board believes that those stockholders should pay their own proxy expenses. Individual stockholders are not bound by the fiduciary duties that require directors to nominate director candidates who will serve all of Citigroup’s stockholders and pursue Citigroup’s best interests. Individual stockholders may pursue their own personal interests and are free to nominate director candidates without regard to whether those candidates are committed to the long-term best interests of other stockholders. Hence, adoption of the proposal could require Citigroup to fund a proxy contest even where those instigating the contest are seeking to advance a special cause or to gain a voice on the board to advocate the goals of a particular constituency.

The board also disagrees with the apparent premise underlying the proposal: that proxy contests designed to elect representatives of particular constituencies are a good thing for the company, its stockholders, employees and other stakeholders. To the contrary, proxy contest of this type can lead to a balkanized board of directors where competing factions make it difficult for a company to pursue a successful business model. The board believes that the best results for stockholders are obtained when directors act together constructively and collegially to create shareholder value.

The board is also concerned that fostering proxy contests may deter capable men and women from agreeing to join the board. Through its nomination and governance committee, the board is regularly engaged in considering persons suggested by stockholders and others as potential directors. Most highly qualified people have significant demands on their time that limit the number of directorships they are willing or able to accept. In addition, Citigroup, through its corporate governance guidelines, strives to ensure that its board members and candidates do not serve on so many boards as would hinder their ability to spend adequate time on Citigroup board matters. The board believes that some attractive director candidates would not be interested in standing for election to the board if they believe that the nominating process will give rise to a proxy contest. Hence, adoption of the proposal could impair Citigroup’s ability to attract accomplished candidates to serve it as directors.

In addition, the SEC has recently indicated that it will conduct rulemaking that would permit corporations to satisfy their proxy statement delivery requirements by electronic delivery rather than paper delivery. One significant feature of the proposed rulemaking is that those wishing to propose competing slates to those offered by the board will be able to run their slates without incurring the expense normally associated with a proxy contest. They will be able to solicit stockholders electronically as well. Since this matter is under consideration at the SEC and its adoption would render the proposal unnecessary, Citigroup believes adoption of the proposal is premature and may ultimately be rendered superfluous.

Because adoption of the proposal would require the board to abdicate its financial responsibility to determine whether or not to reimburse expenses of a proxy solicitation, and because the SEC has proposed rulemaking that would allow stockholders to conduct proxy solicitations on the internet, adoption of the Proposal would not be in Citigroup’s best interests and the board recommends that you vote against this Proposal 10.

Proposal 11

Richard A. Dee, 115 East 89th Street, New York, NY 10128, beneficial owner of 120 shares, has submitted the following proposal for consideration at the annual meeting:

“In 2005, 31% of shares voted on this proposal called FOR its approval. That was a 37% increase over 2004 in the number of shares voted FOR approval.

“Stockholders hereby request that the Citigroup Board of Directors adopt promptly a resolution requiring that the Chairman of the Board serve in that capacity only, and have no management duties, titles, or responsibilities.

“When an individual acts, for example, as both a corporation’s Chairman and its CEO, a vital separation of power and responsibility is eliminated — and the owners of the corporation, its stockholders, are deprived of a crucial protection against conflicts of interest as well as a clear and direct channel of communication with the corporation.

“What stockholder-damaging conflicts of interest can be more serious than those that so often occur when overseers are allowed to oversee and supervise themselves? When a corporation’s Chairman is also its CEO, such conflicts can and do occur.

“At Enron, WorldCom, Tyco and other legends of mismanagement and corruption, the Chairmen also served as CEO’s. Their dual roles helped those individuals to achieve virtually total control of the companies.

“When a Chairman also runs a company, the information received by directors and others may or may not be accurate. If a CEO wants to cover up corporate improprieties, how difficult is it to convince subordinates to go along? If they disagree, to whom do they complain? The Chairman?

“As banker, investment banker, and concerned and outspoken stockholder, my experience with corporate chairmen, presidents, CEO’s, and directors has been very considerable. And I do not come lately to Corporate Governance. The term was new when, in 1979, I originated and sponsored the first Corporate Governance proposal ever voted upon — at 3M Company, calling upon it to select a board composed of a majority of non-management Outside Directors.

“Few individual stockholders know enough about companies to question their activities. Few institutional investors, many of whom know little if any more, have the guts to question companies and thereby risk loss of access to the widely profitable “Inside Information Superhighway”. That combination of stockholders has proven a recipe for disasters.

“Stockholders must continue to expect the unexpected unless and until they demand that boards be composed of substantial majorities of independent and objective outside directors who are particularly well-qualified to serve their interests — and until directors select as Chairmen those who are independent of managements.

“Individual stockholders are responsible only to themselves, but institutional stockholders are responsible to millions of investors. All too often they have betrayed not only their moral obligations, but their duties as fiduciaries.

“Efforts to improve Corporate Governance are found increasingly in stockholder proposals such as this — proposals wide opposed by institutional stockholders. It’s time for those whose financial futures are in the hands of money managers to inform those fiduciaries that they expect them to recognize their duties and to fulfil their legal obligations. There is no higher priority. Voting in favor of this proposal will help.

“Please vote FOR this proposal.”

MANAGEMENT COMMENT

Citigroup believes it is important to ensure a proper balance between the responsibilities and authority of management and the board. The decision whether to separate the roles of Chairman and CEO or to have an independent or executive Chairman should be based on what is in the best interests of Citigroup at a given point in time, taking into account, among other things, the composition of the board, the effectiveness of the lead director, the existence of good governance practices, and the CEO’s working relationship with the board, and the issues facing the Company. The proposal would deny the board the flexibility to consider these and other relevant factors and determine what structure is in the best interests of Citigroup.

A critical point in this connection was the appointment of a lead director by Citigroup’s board in April 2004. Our lead director has the following formalized duties and powers which are set out in our by-laws: (1) presides at all meetings of the board at which the Chairman is not present, including executive sessions; (2) serves as liaison between the Chairman and independent directors; (3) approves information sent to the board; (4) approves meeting agendas for the board; (5) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; (6) has the authority to call meetings of the full board and executive sessions; and (7) if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

In addition, Citigroup has adopted a series of corporate governance initiatives relevant to the points made in support of this proposal. Citigroup’s non-management directors meet in executive session at every board meeting. Only outside members of the board participate in these executive sessions. More than seventy-six percent of Citigroup’s board members are “independent” under NYSE guidelines, and, following Mr. Weill’s scheduled retirement at the 2006 annual meeting, eighty-one percent of Citigroup’s board members will be independent. The audit and risk management committee, the personnel and compensation committee, the nomination and governance committee, and the public affairs committee are each comprised solely of independent directors and generally meet in executive session at each committee meeting. Citigroup has also eliminated interlocking directorships between Citigroup executive officers and companies affiliated with Citigroup directors. The board conducts annual self-evaluations of its effectiveness and that of each of its committees. In response to ideas presented by shareholders, Citigroup has recently adopted a policy to permit confidential voting by shareholders, has proposed amendments to its charter in response to a shareholder proposal that received greater than a majority vote at the 2005 annual meeting, has adopted a policy providing for majority voting in director elections and has posted its political giving policy on its website.

Because the Proposal would deny the board the flexibility to determine what the best management structure is for Citigroup based on facts and circumstances at any given time, the Proposal is not in the best interests of stockholders and the board recommends that you vote against this Proposal 11.

Proposal 12

Mr. William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, beneficial owner of 1,500 shares, has submitted the following proposal for consideration at the annual meeting:

Recoup Unearned Management Bonuses

RESOLVED: Recoup Discredited and/or Unearned Management Bonuses. Shareholders request that our board adopt a policy (in our bylaws if practicable) whereby, in the event of a significant negative restatement of earnings or significant extraordinary write-off, our board will recoup, to the fullest extent practicable, for the benefit of our Company all performance-based bonuses or awards that were made to senior executives based on having met or exceeded specific performance targets to the extent that the specified performance targets were not met.

This would include that all applicable employment agreements and compensation plans adopt corresponding text in an expedited manner as soon as feasibly possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting this requested change in accordance with applicable laws and existing contracts and pay plans.

Important Because Our Board Has a Record of Overcompensation

The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm rated our company “D” in CEO Compensation — $19 million.

The Chairman of our Compensation Committee was a CEO. CEOs seem to have a hard time saying no to one another according to The Corporate Library.

Citigroup is the subject of “Pay for performance? You must be joking.” published in The Corporate Library’s July 22, 2004 edition of Board Briefs.

Important Because Our Company is Subject to Too Much Litigation/Investigation

2005 Litigation: Citigroup announced it settled a class action by purchasers of Global Crossing securities in the United States District Court, Southern District of New York.

2004 SEC Investigation: Citigroup was notified by the Staff of the Securities and Exchange Commission (SEC) that the Staff was considering recommending a civil injunctive action and/or an administrative proceeding against certain advisory and transfer agent entities affiliated with Citigroup regarding the creation and operation of an internal transfer agent unit to serve the Smith Barney family of funds.

Similar to Proposal Voted at Computer Associates

This proposal is similar to the proposal voted at the Computer Associates (CA) August 2004 annual meeting. In October 2003 Computer Associates announced that it had inflated revenues in the fiscal year ending March 31, 2000 by reporting revenue from contracts before they were signed.

Bonuses for senior executives that year were based on income exceeding goals. Sanjay Kumar, then

CEO, received a $3.2 million bonus based on Computer Associates’ supposedly superior performance in 2000. Mr. Kumar did not offer to return his bonus based on discredited earnings.

There is no excuse for over-compensation based on discredited earnings at any company. This proposal will give shareholders more options if we find ourselves in a situation with similarities to the Computer Associates scenario. If it appears that our Company reported erroneous results that must be negatively restated, then our board should be enabled by adoption of this proposal to recoup money that was not earned or deserved.

Recoup Unearned Management Bonuses Yes on 12

MANAGEMENT COMMENT

This proposal is unnecessary, and potentially counter-productive, because Citigroup’s Corporate Governance Guidelines provide that Citigroup will take all appropriate action to recoup bonus or incentive compensation from an executive officer whose wrongful actions benefited him or her, and led to a restatement of earnings. The Guidelines, which are on our website, provide, in pertinent part, that “The Board will, to the full extent permitted by governing law, in all appropriate cases, require reimbursement of any bonus or incentive compensation awarded to an executive officer or effect the cancellation of unvested restricted or deferred stock awards previously granted to the executive officer if: a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.”

In addition, other Citigroup policies and applicable legal and regulatory standards provide additional protections against the kind of financial manipulation described in the proposal.

First, Citigroup’s equity programs provide that if an employee engages in conduct that breaches his or her duty of loyalty, or is materially injurious to Citigroup, any shares held by the employee that are subject to restriction can be canceled. In addition, if a vesting of shares or vesting and/or exercisability of an option extends past the termination of an employee’s employment, they can be canceled if the former employee engages in misconduct, including any of the conduct described in the proposal.

Second, Citigroup’s compensation program creates an incentive for our executive officers to take a long-term view of creating value for the shareholders rather than any incentive for an executive officer to manipulate Citigroup’s financial statements for his or her own short term gain. Citigroup has long believed that equity compensation programs should ensure that the interests of our directors, executive officers and other employees are aligned with those of stockholders and accomplish this goal in part by making annual awards of restricted or deferred stock to senior management, this year representing 35 - 40% of their total annual incentive. And our senior executives are required by our stock ownership commitment to hold 75% of the shares of common stock they own when they become subject to the commitment and 75% of any additional shares they receive from Citigroup. This provides a great incentive for our senior management to ensure Citigroup’s fiscal health over the long term and no incentive to attempt to manipulate earnings for short-term gain. Further supporting a long-term focus by our senior management are the vesting period, usually 3 years, for their awards of restricted and deferred stock and the 2-year holding period imposed on shares obtained through the exercise of stock options.

Third, the Sarbanes-Oxley Act provides that in the case of accounting restatements due to an issuer’s material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, chief executive officers and chief financial officers can be required to reimburse their companies for any bonus or other incentive-based or equity-based compensation and profits from the sale of the company’s securities during the 12-month period following initial publication of the financial statements that had to be restated.

In addition, the Sarbanes-Oxley Act requires both management and the independent registered public accounting firm to annually report on a company’s internal control over financial reporting. These reports appear in Citigroup’s 2005 Annual Report. In preparing its financial statements, Citigroup undergoes a very strict diligence process in order to confirm that the financial statements are accurate and to permit the Chief Executive Officer and Chief Financial Officer to certify as to the accuracy of the financial statements.

The Proposal would require the board to recoup all affected bonuses and awards to senior executives without regard to the specific facts and circumstances, including whether a senior executive was in any way responsible for the manipulation giving rise to the restatement, or the amounts involved. This could be quite counter-productive, unfair and wasteful of company resources. If a senior executive purposely injured Citigroup, in addition to dismissing that person, the Board could enforce the policies described above, authorize legal action for breach of fiduciary duty or take such other action to enforce the executive’s obligations to Citigroup as may fit the facts surrounding the particular case. The Board is in the best position to choose the appropriate remedy in the circumstances and to decide what is in Citigroup’s best interests. The Board believes that in carrying out its fiduciary duty to stockholders and, in order to ensure that executives are not penalized unjustly, it must retain the discretion and flexibility to exercise its judgment taking into account all relevant information.

Because Citigroup has adopted a policy empowering the board to recoup compensation paid to executives who have manipulated Citigroup’s financial statements to increase their own compensation, it has a number of other remedies it can use in such a situation, the structure of its compensation programs do not provide incentives for manipulation and it has a number of processes in place to prevent this type of manipulation from occurring, the Proposal is unnecessary and the board recommends that you vote against this Proposal 12.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal at the next annual meeting of stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Corporate Secretary of Citigroup at the address on the cover of this proxy statement. The proposal must be received no later than November 14, 2006.

Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the next annual meeting must notify Citigroup in writing of the information required by the provisions of Citigroup’s by-laws dealing with stockholder proposals. The notice must be delivered to Citigroup’s Corporate Secretary between December 19, 2006 and January 18, 2007. You can obtain a copy of Citigroup’s by-laws by writing the Corporate Secretary at the address shown on the cover of this proxy statement.

Cost of Annual Meeting and Proxy Solicitation

Citigroup pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Citigroup may solicit proxies by personal interview, telephone and similar means. No director, officer or employee of Citigroup will be specially compensated for these activities. Citigroup also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay the brokers, banks and other nominees certain expenses they incur for such activities. Citigroup has retained Morrow & Co. Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $25,000 plus reimbursement of certain out-of-pocket expenses.

Householding

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2005 or in the future, he or she may telephone toll-free 1-800-542-1061 or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting ADP at the address set forth above, if they are record holders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Citigroup’s officers and directors, and persons who own more than ten percent of a registered class of Citigroup’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish Citigroup with copies of the forms. Based on its review of the forms it received, or written representations from reporting persons, Citigroup believes that, during 2005, each of its officers and directors complied with all such filing requirements. Citigroup does not have any greater than ten percent stockholders.

ANNEX A

CITIGROUP INC.

CORPORATE GOVERNANCE GUIDELINES

As of January 18, 2006

Corporate Governance Mission

Citigroup Inc. (the “Company”) aspires to the highest standards of ethical conduct: doing what we say; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Company’s businesses.

Board of Directors

The Board of Directors’ primary responsibility is to provide effective governance over the Company’s affairs for the benefit of its stockholders, and to balance the interests of its diverse constituencies around the world, including its customers, employees, suppliers and local communities. In all actions taken by the Board, the Directors are expected to exercise their business judgment in what they reasonably believe to be the best interests of the Company. In discharging that obligation, Directors may rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors.

Number and Selection of Board Members

The Board has the authority under the by-laws to set the number of Directors, which should be in the range of 13 to 19, with the flexibility to increase the number of members in order to accommodate the availability of an outstanding candidate or the Board’s changing needs and circumstances. The Board may also appoint honorary directors. Honorary directors are invited to Board meetings, but do not vote on issues presented to the Board. Candidates for the Board shall be selected by the Nomination and Governance Committee, and recommended to the Board of Directors for approval, in accordance with the qualifications approved by the Board and set forth below, taking into consideration the overall composition and diversity of the Board and areas of expertise that new Board members might be able to offer. Directors are elected by the stockholders at each Annual Meeting, to serve for a one-year term, which expires on the date of the next Annual Meeting. Between Annual Meetings, the Board may elect additional Directors by majority vote to serve until the next Annual Meeting. The Nomination and Governance Committee shall nominate annually one of the members of the Board to serve as Chairman of the Board.

Confidential Voting Policy

It is the Company’s policy that every stockholder shall have the right to require the Company to keep his or her vote confidential, whether submitted by proxy, ballot, internet voting, telephone voting or otherwise. If a stockholder elects, in connection with any decision to be voted on by stockholders at any Annual or Special Meeting, to keep his or her vote confidential, such vote shall be kept permanently confidential and shall not be disclosed to the Company, to its affiliates, directors, officers and employees or to any third parties except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or (d) to allow the independent inspectors of election to certify the results of the vote. Employee stockholders in the Citigroup Common Stock Fund under the 401(k) plan or one of the Company’s retirement, savings or employee stock ownership plans already enjoy confidential treatment as required by law and, without the need for any action on their parts, will continue to vote their shares confidentially.

Director Independence

At least two-thirds of the members of the Board should be independent. The Board has adopted the Director Independence Standards set forth in the attached Exhibit “A” to assist the Board in making the independence determination. The Director Independence Standards are intended to comply with the New York Stock Exchange (“NYSE”) corporate governance rules and all other applicable laws, rules and regulations regarding director independence in effect from time to time. A Director shall qualify as independent for purposes of service on the Board of the Company and its Committees if the Board has determined that the Director has no material relationship with the Company, as defined in the Director Independence Standards.

Qualifications for Director Candidates

One of the of the Board’s most important responsibilities is identifying, evaluating and selecting candidates for the Board of Directors. The Nomination and Governance Committee reviews the qualifications of potential director candidates and makes recommendations to the whole Board. The factors considered by the Committee and the Board in its review of potential candidates include:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards and Our Shared Responsibilities.

•	Whether the candidate has had business, governmental, non-profit or professional experience at the Chairman, Chief Executive Officer, Chief Operating Officer or equivalent policy-making and operational level of a large organization with significant international activities that indicates that the candidate will be able to make a meaningful and immediate contribution to the Board’s discussion of and decision-making on the array of complex issues facing a large financial services business that operates on a global scale.

•	Whether the candidate has special skills, expertise and background that would complement the attributes of the existing Directors, taking into consideration the diverse communities and geographies in which the Company operates.

•	Whether the candidate has the financial expertise required to provide effective oversight of a diversified financial services business that operates on a global scale.

•	Whether the candidate has achieved prominence in his or her business, governmental or professional activities, and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make.

•	Whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency.

•	Whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust.

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a Director.

Application of these factors involves the exercise of judgment by the Board.

Lead Director

The Board may appoint a Lead Director. The Lead Director shall: (i) preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors; (ii) serve as liaison between the Chairman and the independent Directors; (iii) approve information sent to the Board; (iv) approve meeting agendas for the Board; (v) approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) have the authority to call meetings of the independent Directors; and (vii) if requested by major shareholders, ensure that he or she is available for consultation and direct communication.

Additional Board Service

The number of other public company boards on which a Director may serve shall be subject to a case-by-case review by the Nomination and Governance Committee, in order to ensure that each Director is able to devote sufficient time to perform his or her duties as a Director.

Members of the Audit and Risk Management Committee may not serve on more than three public company audit committees, including the Audit and Risk Management Committee of the Company.

Interlocking Directorates

No inside Director or executive officer of Citigroup shall serve as a director of a company where a Citigroup outside Director is an executive officer.

Stock Ownership Commitment

The Board and members of senior management are subject to the Stock Ownership Commitment, which provides that for so long as they remain members of the Board or senior management, they shall hold at least 75% of the shares of Company common stock they own on the date they become subject to the commitment and 75% of the net shares delivered to them pursuant to awards granted under the Company’s equity programs, once certain minimum guidelines have been met, subject to the provisions contained in the commitment.

For purposes of these guidelines, the term “members of senior management” shall mean members of the Operating Committee, members of the Management Committee, members of the Business Planning Groups and senior members of corporate staff as disclosed in the Company’s annual report.

In 2005, the Company introduced an expanded version of the Stock Ownership Commitment, with a 25% holding requirement that applies prospectively and generally covers those employees who report directly to a member of the Management Committee and those employees one level below them. After the expansion of the Stock Ownership Commitment becomes effective in 2006, approximately 3,000 employees around the world will be subject to the Stock Ownership Commitment.

Exceptions to the Stock Ownership Commitment include gifts to charity, estate planning transactions, transactions with the Company in connection with exercising employee stock options or paying withholding taxes under equity compensation programs, and certain other circumstances.

Retirement from the Board/Term Limits

Directors may serve on the Board until the Annual Meeting of the Company next following their 72nd birthday, and may not be reelected after reaching age 72, unless this requirement has been waived by the Board for a valid reason. The Company has not adopted term limits for Directors.

Change in Status or Responsibilities

If a Director has a substantial change in professional responsibilities, occupation or business association he or she should notify the Nomination and Governance Committee and offer his or her resignation from the Board. The Nomination and Governance Committee will evaluate the facts and circumstances and make a recommendation to the Board whether to accept the resignation or request that the Director continue to serve on the Board.

If a Director assumes a significant role in a not-for-profit entity he or she should notify the Nomination and Governance Committee.

Director Elections

If a nominee who has been nominated by the Board of Directors receives, in an uncontested election, a number of votes “withheld” from his or her election that is greater than the number of votes cast “for” the election of the Director, such Director shall offer to resign from his or her position as a Director. Unless the Board decides to reject the offer or to postpone the effective date of the offer, the resignation shall become effective 60 days after the date of the election. In making a determination whether to reject the offer or postpone the effective date, the Board of Directors shall consider all factors it considers relevant to the best interests of the Company. If the Board rejects the resignation or postpones its effective date, it shall issue a public statement that discloses the reason for its decision.

Board Committees

The standing committees of the Board are the Executive Committee, the Audit and Risk Management Committee, the Personnel and Compensation Committee, the Nomination and Governance Committee and the Public Affairs Committee. All members of these committees, other than the Executive Committee, shall meet the independence criteria, as determined by the Board, set forth in the NYSE corporate governance rules, and all other applicable laws, rules or regulations regarding director independence. Committee members shall be appointed by the Board upon recommendation of the Nomination and Governance Committee, after consultation with the individual Directors. Committee chairs and members shall be rotated at the recommendation of the Nomination and Governance Committee.

Each committee shall have its own written charter which shall comply with the applicable NYSE corporate governance rules, and other applicable laws, rules and regulations. The charters shall set forth the mission and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and reporting to the Board.

The Chair of each committee, in consultation with the committee members, shall determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chair of each committee, in consultation with the appropriate members of the committee and senior management, shall develop the committee’s agenda. At the beginning of the year, each committee shall establish a schedule of major topics to be discussed during the year (to the degree these can be foreseen). The agenda for each committee meeting shall be furnished to all Directors in advance of the meeting, and each independent Director may attend any meeting of any committee, whether or not he or she is a member of that committee.

The Board and each committee shall have the power to hire and fire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of senior management of the Company in advance.

The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

Evaluation of Board Performance

The Nomination and Governance Committee shall conduct an annual review of Board performance, in accordance with guidelines recommended by the Committee and approved by the Board. This review shall include an overview of the talent base of the Board as a whole as well as an individual assessment of each outside Director’s qualification as independent under the NYSE corporate governance rules and all other applicable laws, rules and regulations regarding director independence; consideration of any changes in a Director’s responsibilities that may have occurred since the Director was first elected to the Board; and such other factors as may be determined by the Committee to be appropriate for review. Each of the standing committees (except the Executive Committee) shall conduct an annual evaluation of its own performance as provided in its charter. The results of the Board and committee evaluations shall be summarized and presented to the Board.

Attendance at Meetings

Directors are expected to attend the Company’s Annual Meeting of Stockholders, Board meetings and meetings of committees and subcommittees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and materials that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should be distributed to the Directors prior to the meeting, in order to provide time for review. The Chairman should establish a calendar of standard agenda items to be discussed at each meeting scheduled to be held over the course of the ensuing year, and, together with the Lead Director, shall establish the agenda for each Board meeting. Each Board member is free to suggest items for inclusion on the agenda or to raise subjects that are not on the agenda for that meeting. The non-management Directors shall meet in executive session at each Board meeting. The Lead Director shall preside at the executive sessions.

Annual Strategic Review

The Board shall review the Company’s long-term strategic plans and the principal issues that it expects the Company may face in the future during at least one Board meeting each year.

Communications

The Board believes that senior management speaks for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company, at the request of the Board or senior management.

Director Access to Senior Management

Directors shall have full and free access to senior management and other employees of the Company. Any meetings or contacts that a Director wishes to initiate may be arranged through the CEO or the Secretary or directly by the Director. The Board welcomes regular attendance at each Board meeting by senior management of the Company. If the CEO wishes to have additional Company personnel attendees on a regular basis, this suggestion should be brought to the Board for approval.

Director Compensation

The form and amount of director compensation is determined by the Board based upon the recommendation of the Nomination and Governance Committee. The Nomination and Governance

Committee shall conduct an annual review of director compensation. Directors who are employees of the Company shall not receive any compensation for their services as Directors. Directors who are not employees of the Company may not enter into any consulting arrangements with the Company without the prior approval of the Nomination and Governance Committee. Directors who serve on the Audit and Risk Management Committee shall not directly or indirectly provide or receive compensation for providing accounting, consulting, legal, investment banking or financial advisory services to the Company.

Charitable Contributions

If a Director or an immediate family member of a Director serves as a director, trustee or executive officer of a foundation, university or other non-profit organization (“Charitable Organization”) and such Charitable Organization receives contributions from the Company and/or the Citigroup Foundation, such contributions will be reported to the Nomination and Governance Committee at least annually.

Director Orientation and Continuing Education

The Company shall provide an orientation program for new Directors which shall include presentations by senior management on the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Conduct, its management structure and executive officers and its internal and independent auditors. The orientation program may also include visits to certain of the Company’s significant facilities, to the extent practical. The Company shall also make available continuing education programs for all members of the Board. All Directors are invited to participate in the orientation and continuing education programs.

Chairman and CEO Performance

The Personnel and Compensation Committee shall conduct an annual review of the Chairman’s and the CEO’s performance, as set forth in its charter. The Board of Directors shall review the Personnel and Compensation Committee’s report in order to ensure that the Chairman and the CEO are providing the best leadership for the Company in the long and short term.

Succession Planning

The Personnel and Compensation Committee, or a subcommittee thereof, shall make an annual report to the Board on succession planning. The entire Board shall work with the Personnel and Compensation Committee, or a subcommittee thereof, to nominate and evaluate potential successors to the CEO. The CEO shall meet periodically with the Personnel and Compensation Committee in order to make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

Code of Conduct and Code of Ethics for Financial Professionals

The Company has adopted a Code of Conduct and other internal policies and guidelines designed to support the mission statement set forth above and to comply with the laws, rules and regulations that govern the Company’s business operations. The Code of Conduct applies to all employees of the Company and its subsidiaries, as well as to Directors, temporary workers and other independent contractors and consultants when engaged by or otherwise representing the Company and its interests. In addition, the Company has adopted a Code of Ethics for Financial Professionals, which applies to the principal executive officers of the Company and its reporting subsidiaries and all professionals worldwide serving in a finance, accounting, treasury, tax or investor relations role. The Nomination and Governance Committee shall monitor compliance with the Code of Conduct, the Code of Ethics for Financial Professionals and other internal policies and guidelines.

Recoupment of Unearned Compensation

If the Board learns of any misconduct by an executive officer that contributed to the Company having to restate all or a portion of its financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate. In determining what remedies to pursue, the Board shall take into account all relevant factors, including whether the restatement was the result of negligent, intentional or gross misconduct. The Board will, to the full extent permitted by governing law, in all appropriate cases, require reimbursement of any bonus or incentive compensation awarded to an executive officer or effect the cancellation of unvested restricted or deferred stock awards previously granted to the executive officer if: a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board could dismiss the executive officer, authorize legal action for breach of fiduciary duty or take such other action to enforce the executive’s obligations to Citigroup as may fit the facts surrounding the particular case. The Board may, in determining the appropriate punishment factor take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such entities.

For the purposes of this Guideline, “executive officer” means any officer who has been designated an executive officer by the Board.

Insider Transactions

The Company does not generally purchase Company common stock from employees (except in connection with the routine administration of employee stock option and other equity compensation programs). Directors and executive officers may not trade shares of Company common stock during an administrative “blackout” period affecting the Company’s 401(k) plan or pension plan pursuant to which a majority of the Company’s employees are restricted from trading shares of Company common stock or transferring funds into or out of the Company common stock fund, subject to any legal or regulatory restrictions and the terms of the Company’s Personal Trading Policy.

Stock Options

The Company prohibits the repricing of stock options. All new equity compensation plans and material revisions to such plans shall be submitted to stockholders for approval.

Financial Services

To the extent ordinary course services, including brokerage services, banking services, loans, insurance services and other financial services, provided by the Company to any Director or family member of a

Director, are not otherwise specifically prohibited under these Corporate Governance Guidelines or other policies of the Company, or by law or regulation, such services shall be provided on substantially the same terms as those prevailing at the time for comparable services provided to non-affiliates.

Personal Loans

Personal loans may be made or maintained by the Company to a Director, an executive officer (designated as such pursuant to Section 16 of the Securities Exchange Act of 1934), or a member of the Operating Committee, or an immediate family member of any such person, only if the loan: (a) is made in the ordinary course of business of the Company or one of its subsidiaries, is of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public; (b) complies with applicable law, including the Sarbanes-Oxley Act of 2002 and Regulation O of the Board of Governors of the Federal Reserve; (c) when made does not involve more than the normal risk of collectibility or present other unfavorable features; and (d) is not classified by the Company as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency (OCC) in its “Rating Credit Risk” Comptroller’s Handbook.

Investments/Transactions

The Company, its executive officers and their immediate family members, individually or in combination, shall not make any investment in a partnership or other privately held entity in which a Director is a principal or in a publicly traded company in which a Director owns or controls more than a 10% interest.

Except as otherwise provided by this section, a Director or family member of a Director may participate in ordinary course investment opportunities or partnerships offered or sponsored by the Company only on substantially similar terms as those for comparable transactions with similarly situated non-affiliated persons.

Executive officers and their immediate family members may not invest in partnerships or other investment opportunities sponsored, or otherwise made available, by the Company unless their participation is approved in accordance with these Guidelines. Such approval shall not be required if the investment opportunity: (i) is offered to qualified employees and investment by executive officers is approved by the Personnel and Compensation Committee; (ii) is made available to an executive officer actively involved in a business unit, the principal activity of which is to make such investments on behalf of the Company, and is offered pursuant to a co-investment plan approved by the Personnel and Compensation Committee; or (iii) is offered to executive officers on the same terms as those offered to qualified persons who are not employees of the Company.

Transactions, other than ordinary course transactions on third-party terms and conditions, between Directors or executive officers and the Company or any of its subsidiaries valued at less than $50 million require the prior approval of the Transaction Review Committee; such transactions with a value of $50 million or more require the prior approval of the Nomination and Governance Committee.

Except with the approval of the Nomination and Governance Committee, no Director or executive officer may invest in a third-party entity if the investment opportunity is made available to him or her as a result of such individual’s status as, respectively, a Director or an executive officer of the Company.

No Director or immediate family member of a Director shall receive an IPO allocation from a broker/dealer, including broker/dealers not affiliated with the Company.

Indemnification

The Company provides reasonable directors’ and officers’ liability insurance for the Directors and shall indemnify the Directors to the fullest extent permitted by law and the Company’s certificate of incorporation and by-laws.

Amendments

The Board may amend these Corporate Governance Guidelines, or grant waivers in exceptional circumstances, provided that any such modification or waiver may not be a violation of any applicable law, rule or regulation and further provided that any such modification or waiver is appropriately disclosed.

Exhibit “A” To Corporate Governance Guidelines

Director Independence Standards

A Director shall qualify as independent for purposes of service on the Board of the Company and its committees if the Board has determined that the Director has no material relationship with the Company, either directly or as an officer, partner or employee of an organization that has a relationship with the Company. A Director shall be deemed to have no material relationship with the Company and will qualify as independent provided that (a) the Director meets the Director Independence Standards and (b) if there exists any relationship or transaction of a type not specifically mentioned in the Director Independence Standards, the Board, taking into account all relevant facts and circumstances, determines that the existence of such other relationship or transaction is not material and would not impair the Director’s exercise of independent judgment.

These Director Independence Standards have been drafted to incorporate the independence requirements contained in the NYSE corporate governance rules and all other applicable laws, rules and regulations in effect from time to time and are intended to supplement the provisions contained in the Corporate Governance Guidelines. A fundamental premise of the Director Independence Standards is that any permitted transactions between the Company (including its subsidiaries and affiliates) and a Director, any family member of a Director or their respective primary business affiliations shall be on arms-length, market terms.

Advisory, Consulting and Employment Arrangements

During any 12 month period within the last three years, neither a Director nor any family member of a Director shall have received from the Company, directly or indirectly, any compensation, fees or benefits in an amount greater than $100,000, other than amounts paid (a) pursuant to the Company’s Amended and Restated Compensation Plan for Non-Employee Directors or (b) to a family member of a Director who is a non-executive employee of the Company.

In addition, no member of the Audit and Risk Management Committee, nor any immediate family member of such individual, nor any entity in which an Audit and Risk Management Committee member is a partner, member or executive officer shall, within the last three years, have received any payment for accounting, consulting, legal, investment banking or financial advisory services provided to the Company.

Business Relationships

All business relationships, lending relationships, deposit and other banking relationships between the Company and a Director’s primary business affiliation or the primary business affiliation of a family member of a Director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

In addition, the aggregate amount of payments in any of the last three fiscal years by the Company to, and to the Company from, any company of which a Director is an executive officer or employee or where a family member of a Director is an executive officer, must not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues in any single fiscal year.

Loans may be made or maintained by the Company to a Director’s primary business affiliation or the primary business affiliation of an immediate family member of a Director, only if the loan: (a) is made in the

Exhibit A-1

ordinary course of business of the Company or one of its subsidiaries, is of a type that is generally made available to other customers, and is on market terms, or terms that are no more favorable than those offered to other customers; (b) complies with applicable law, including the Sarbanes-Oxley Act of 2002, Regulation O of the Board of Governors of the Federal Reserve, and the Federal Deposit Insurance Corporation (FDIC) Guidelines; (c) when made does not involve more than the normal risk of collectibility or present other unfavorable features; and (d) is not classified by the Company as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency (OCC) in its “Rating Credit Risk” Comptroller’s Handbook.

Charitable Contributions

Annual contributions in any of the last three calendar years from the Company and/or the Citigroup Foundation to a foundation, university, or other non-profit organization (“Charitable Organization”) of which a Director or an immediate family member of a Director serves as a director, trustee or executive officer (other than the Citigroup Foundation and other Charitable Organizations sponsored by the Company) may not exceed the greater of $250,000 or 10% of the Charitable Organization’s annual consolidated gross revenue.

Employment/Affiliations

An outside Director shall not:

(i) be or have been an employee of the Company within the last three years;

(ii) be part of, or within the past three years have been part of, an interlocking directorate in which an executive officer of the Company serves or has served on the compensation committee of a company that concurrently employs or employed the Director as an executive officer; or

(iii) be or have been affiliated with or employed by a present or former outside auditor of the Company within the five-year period following the auditing relationship.

An outside Director may not have a family member who:

(i) is an executive officer of the Company or has been within the last three years;

(ii) is, or within the past three years has been, part of an interlocking directorate in which an executive officer of the Company serves or has served on the compensation committee of a company that concurrently employs or employed such family member as an executive officer; or

(iii) (A) is a current partner of the Company’s outside auditor, or a current employee of the Company’s outside auditor who participates in the auditor’s audit, assurance or tax compliance practice, or (B) was within the last three years (but is no longer) a partner of or employed by the Company’s outside auditor and personally worked on the Company’s audit within that time.

Immaterial Relationships and Transactions

The Board may determine that a Director is independent notwithstanding the existence of an immaterial relationship or transaction between the Director and the Company, provided the Company’s Proxy Statement includes a specific description of such relationship as well as the basis for the Board’s determination that such relationship does not preclude a determination that the Director is independent. Relationships or transactions between a Director and the Company that comply with the Corporate Governance Guidelines, including but not limited to the sections titled Financial Services, Personal Loans

Exhibit A-2

and Investments/Transactions, are deemed to be categorically immaterial and do not require disclosure in the Proxy Statement (unless such relationship or transaction is required to be disclosed pursuant to Item 404 of SEC Regulation S-K).

Definitions

For purposes of these independence standards: (i) the term “family member” means any of the Director’s spouse, parents, children, brothers, sisters, mother- and father-in law, sons- and daughters-in-law, and brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home; (ii) the term “immediate family members” includes the Director’s spouse and other “family members” (including children) who share the Director’s home or who are financially dependent on the Director; and (iii) the term “primary business affiliation” means an entity of which the Director is an officer, partner or employee or in which the Director owns directly or indirectly at least a 5% equity interest.

Exhibit A-3

ANNEX B

CITIGROUP INC.

AUDIT AND RISK MANAGEMENT COMMITTEE CHARTER

as of January 18, 2006

Mission

The Audit and Risk Management Committee (“Committee”) of Citigroup Inc. (“Citigroup”) is a standing committee of the Board of Directors (“Board”). The purpose of the Committee is to assist the Board in fulfilling its oversight responsibility relating to (i) the integrity of Citigroup’s financial statements and financial reporting process and Citigroup’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function—Audit and Risk Review (ARR); (iii) the annual independent integrated audit of Citigroup’s consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm (“independent auditors”) and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the compliance by Citigroup with legal and regulatory requirements, including Citigroup’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out herein. The report of the Committee required by the rules of the Securities and Exchange Commission shall be included in Citigroup’s annual proxy statement.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that Citigroup’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

Membership

The Committee shall be comprised of at least three members of the Board, and the members shall meet the independence, experience, and expertise requirements of the New York Stock Exchange and other applicable laws and regulations (including the Sarbanes-Oxley Act of 2002).

At least one member of the Committee will qualify as an audit committee financial expert as defined by the Securities and Exchange Commission. The members of the Committee and the Committee Chair shall be appointed by, and may be removed by, the Board on the recommendation of the Nomination and Governance Committee. Committee membership shall be rotated periodically, and the Committee Chair shall be rotated periodically, at the recommendation of the Nomination and Governance Committee.

Authority

The Committee shall have the sole authority to select, evaluate, appoint, and replace the independent auditors (subject to stockholder ratification) and shall approve in advance all audit engagement fees and terms and all audit-related, tax and other engagements with the independent auditors. The Committee shall consult with management, but shall not delegate these responsibilities. The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting, or other consultants to advise the Committee. Citigroup shall provide funding, as determined by the Committee, for payment of compensation to the independent auditors, any advisors employed by the Committee and ordinary administrative expenses of the Committee. The Committee may form and delegate authority to subcommittees, comprised of one or more members of the Committee, as necessary or appropriate. Each subcommittee shall have the full power and authority of the Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

Meetings and Access

•	Meet as often as it determines, but not less frequently than quarterly.

•	Meet separately, periodically, with management, ARR, Risk Management and independent auditors.

•	Regularly report to the Board on the Committee’s activities.

•	Annually review and report to the Board on its own performance.

•	Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Financial Statement, Disclosure and Risk Management Matters

•	Review and discuss with management and the independent auditors the annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (MD&A), and recommend to the Board whether the audited financial statements should be included in Citigroup’s Form 10-K.

•	Review and discuss with management and the independent auditors the quarterly financial statements, including disclosures made in MD&A and the results of the independent auditors’ reviews of the quarterly financial statements, prior to the filing of Citigroup’s Form 10-Q.

•	Discuss generally Citigroup’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release or each instance in which Citigroup may provide earnings guidance.

•	Receive a disclosure from the Chief Executive Officer and Chief Financial Officer during their certification process for the 10-K and 10-Q’s about (1) any significant deficiencies and material weaknesses in design or operation of internal controls over financial reporting and (2) any fraud, whether or not material, involving management or other employees who have a significant role in Citigroup’s internal controls.

•	Review and discuss periodically reports from the independent auditors on, among other things, certain:

➢	Critical accounting policies and practices to be used;

➢	Alternative treatments of financial information within generally accepted accounting principles;

➢	Other material written communications between the independent auditors and management, such as any management letter and Citigroup’s response to such letter or schedule of unadjusted differences; and

➢

Difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, any significant disagreements with management, and communications between the audit team and the audit firm’s national office with respect to difficult auditing or accounting issues presented by the engagement.

•	Review and discuss with management and the independent auditors, at least annually:

➢	Developments and issues with respect to reserves;

➢	Regulatory and accounting initiatives, as well as off-balance sheet structures, and their effect on Citigroup’s financial statements; and

➢	Accounting policies used in the preparation of Citigroup’s financial statements (specifically those policies for which management is required to exercise discretion or judgment regarding the implementation thereof).

•	Review with management its evaluation of Citigroup’s internal control structure and procedures for financial reporting and review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such internal controls and procedures, including any significant deficiencies or material weaknesses in such controls and procedures.

•	Annually review and discuss with management and the independent Auditors (1) Management’s assessment of the effectiveness of Citigroup’s internal control structure and procedures for financial reporting and (2) the independent auditors’ attestation to, and report on, management’s control assessment related to Section 404 of the Sarbanes-Oxley Act of 2002.

•	Discuss with management Citigroup’s major credit, market, liquidity and operational risk exposures and the steps management has taken to monitor and control such exposures, including Citigroup’s risk assessment and risk management policies.

•	Establish procedures for the receipt, retention, and treatment of complaints received by Citigroup regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of Citigroup of concerns regarding questionable accounting or auditing matters.

Oversight of Citigroup’s Relationship with the Independent Auditors

•	Receive and discuss a report from the independent auditors at least annually regarding:

➢	The independent auditors’ internal quality-control procedures

➢	Any material issues raised by the most recent quality-control review, or peer review (if applicable), of the independent auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditors;

➢	Any steps taken to deal with any such issues;

➢	All relationships between the independent auditors and Citigroup, in order to assess the independent auditors’ independence; and

➢	Key staffing and lead audit partner rotation plans.

•	Approve guidelines for the retention of the independent auditors for any non-audit services and determine procedures for the approval of audit, audit-related, tax and other services in advance. In accordance with such procedures, the Committee shall approve in advance any audit, audit-related, tax, and other services provided to Citigroup by the independent auditors. Pre-approval authority may be delegated to one or more members of the Committee.

•	Review and discuss the scope and plan of the independent audit.

•	Evaluate the qualifications, performance and independence of the independent auditors, including whether the provision of non-audit services is compatible with maintaining the auditors’ independence,

and taking into account the opinions of management and ARR. This shall include a review and discussion of the annual communication as to independence delivered by the independent auditors (Independence Standards Board Standard No. 1—“Independence Discussions with Audit Committees”). The Committee shall present its conclusions to the Board, and if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditors.

•	Recommend to the Board policies for Citigroup’s hiring of employees or former employees of the independent auditors.

Oversight of Audit and Risk Review

•	Review and approve the appointment and replacement of the Chief Auditor who shall report directly to the Committee.

•	Review and discuss the ARR findings that have been reported to management, management’s responses, and the progress of the related corrective action plans.

•	Review and evaluate the adequacy of the work performed by the Chief Auditor and ARR, and ensure that ARR is independent and has adequate resources to fulfill its duties, including implementation of the annual audit plan.

Compliance Oversight Responsibilities

•	Review periodically with management, including the Citigroup Senior Risk Officer, the Head of Global Compliance and the General Counsel, and the independent auditors, any correspondence with, or other action by, regulators or governmental agencies, any material legal affairs of Citigroup and Citigroup’s compliance with applicable law and listing standards.

•	Review and discuss the report of the Chief Auditor regarding the expenses of, the perquisites paid to, and the conflicts of interest, if any, of members of Citigroup’s senior management.

•	Receive and discuss reports from management on an annual and/or as needed basis relating to: compliance at Citigroup (including anti-money laundering, regulatory and fiduciary compliance); significant reported ethics violations; compliance with regulatory internal control and compliance reporting requirements; compliance with OCC Bulletin 97-23 (business resumption and contingency planning); tax developments and issues; fraud and operating losses; technology and information security; and Citigroup and subsidiaries’ insurance.

ANNEX C

CITIGROUP INC.

NOMINATION AND GOVERNANCE COMMITTEE CHARTER

as of January 18, 2006

Mission

The Nomination and Governance Committee (the “Committee”) is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of stockholders. It leads the Board in its annual review of the Board’s performance and recommends to the Board director candidates for each committee for appointment by the Board.

The Committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the Board the Corporate Governance Guidelines applicable to the Company and monitoring Company compliance with said policies and Guidelines.

Membership

The members of the Committee shall meet the independence requirements of the New York Stock Exchange corporate governance rules and all other applicable laws, rules and regulations governing director independence, as determined by the Board. Members of the Committee and the Committee Chair shall be appointed by and may be removed by the Board on the recommendation of the Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Review and assess the adequacy of the Company’s policies and practices on corporate governance including the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval.

•	Review and assess the adequacy of the Company’s Code of Conduct, the Code of Ethics for Financial Professionals and other internal policies and guidelines and monitor that the principles described therein are being incorporated into the Company’s culture and business practices.

•	Review requests for any waiver of the Company’s Code of Conduct and recommend to the Board whether a particular waiver should be granted.

•	Review the Company’s business practices, particularly as they relate to preserving the good reputation of the Company. The Company’s internal Business Practices Committee shall provide reports to the Committee or to the Board at least annually. The Chair of the Business Practices Committee shall be invited to attend meetings of the Committee, at the request of the Chair of the Committee.

•	Review the appropriateness of the size of the Board relative to its various responsibilities. Review the overall composition of the Board, taking into consideration such factors as business experience and specific areas of expertise of each Board member, and make recommendations to the Board as necessary.

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•	Develop appropriate criteria and make recommendations to the Board regarding the independence of directors and nominees.

•	Recommend to the Board the number, identity and responsibilities of Board committees and the Chair and members of each committee. This shall include advising the Board on committee appointments and removal from committees or from the Board, rotation of committee members and Chairs and committee structure and operations.

•	Review the adequacy of the charters adopted by each committee of the Board, and recommend changes as necessary.

•	Assist the Board in developing criteria for identifying and selecting qualified individuals who may be nominated for election to the Board, which shall reflect at a minimum all applicable laws, rules, regulations and listing standards.

•	Recommend to the Board the slate of nominees for election to the Board at the Company’s annual meeting of stockholders.

•	As the need arises to fill vacancies, actively seek individuals qualified to become Board members for recommendation to the Board.

•	Consider nominations for Board membership recommended by security holders.

•	Periodically review and recommend to the Board the compensation structure for non-employee directors for Board and committee service.

•	Periodically assess the effectiveness of the Board of Directors in meeting its responsibilities, representing the long-term interests of stockholders.

•	Report annually to the Board with an assessment of the Board’s performance.

•	Review adherence by directors to corporate guidelines regarding transactions with the Company and insure that the Transaction Review Committee reports to the Committee on any transaction it reviews.

•	Monitor the orientation and continuing education programs for directors.

•	Conduct an annual review of the Committee’s performance and report the results to the Board, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities.

•	Obtain advice and assistance, as needed, from internal or external legal counsel, accounting firms, search firms or other advisors, with the sole authority to retain, terminate and negotiate the terms and conditions of the assignment.

•	Delegate responsibility to subcommittees of the Committee as necessary or appropriate.

•	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

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ANNEX D

CITIGROUP INC.

PERSONNEL AND COMPENSATION COMMITTEE CHARTER

as of January 18, 2006

Mission

The Personnel and Compensation Committee (the “Committee”) is responsible for determining the compensation for the Office of the Chairman and the Chief Executive Officer and approving the compensation structure for senior management, including members of the business planning groups, the most senior managers of corporate staff and other highly paid professionals, in accordance with guidelines established by the Committee from time to time. The Committee will produce an annual report on executive compensation for inclusion in the Company’s proxy statement. Further, the Committee approves broad-based and special compensation plans across the Company.

Additionally, the Committee will regularly review the Company’s management resources, succession planning and development activities, as well as the performance of senior management. The Committee is charged with monitoring the Company’s performance toward meeting its goals on employee diversity.

Membership

The Committee shall consist of at least three members of the Board of Directors, each of whom shall (a) meet the independence requirements of the New York Stock Exchange corporate governance rules and all other applicable laws, rules and regulations governing director independence, as determined by the Board; (b) qualify as “non-employee directors” as defined under Section 16 of the Securities Exchange Act; and (c) qualify as “outside directors” under Section 162(m) of the Internal Revenue Code. Members of the Committee and the Committee Chair shall be appointed by and may be removed by the Board on the recommendation of the Nomination and Governance Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Annually review and approve corporate goals and objectives relevant to the Office of the Chairman and the Chief Executive Officer (“CEO”) compensation, evaluate the Chairman’s and the CEO’s performance in light of these goals and objectives, and provide a report thereon to the Board.

•	Annually review and determine base salary, incentive compensation and long-term compensation for the Chairman and the CEO, and report the Committee’s determination to the Board. In determining long-term incentive compensation of the Chairman and the CEO, the Committee shall consider, among other factors, the Company’s performance, the individual’s performance, relative stockholder return, the value of similar incentive awards to individuals at these positions at comparable companies and the awards given to the Chairman and the CEO in past years.

•	Annually review and approve base salary, incentive compensation and long-term incentive compensation for senior management.

•	In consultation with and based upon the advice of outside counsel, monitor the disclosure and prepare an annual report on executive compensation for inclusion in the Company’s proxy statement.

D-1

•	Review executive officer compensation for compliance with Section 16 of the Securities Exchange Act and Section 162(m) of the Internal Revenue Code, as each may be amended from time to time, and any other applicable laws, rules and regulations.

•	In consultation with the CEO, review the talent development process within the Company to ensure it is effectively managed. Senior management will provide a report to the Committee regarding its talent and performance review process for key Management Committee members and other high potential individuals. The purpose of the performance and talent review is to ensure that there is a sufficient pool of qualified internal candidates to fill senior and leadership positions and to identify opportunities, performance gaps and next steps as part of the Company’s executive succession planning and development process, all of which shall be reviewed with the Committee.

•	In consultation with the Board and the CEO, either the Committee as a whole or a subcommittee thereof shall, as part of its executive succession planning process, evaluate and nominate potential successors to the CEO. The Committee will also provide an annual report to the Board on CEO succession.

•	Annually review employee compensation strategies, benefits and equity programs.

•	Annually report to the Board on share usage, dilution and proxy disclosures.

•	Review and approve employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits.

•	Annually review, in conjunction with the Public Affairs Committee, the Company’s progress in meeting diversity goals with respect to the employee population.

•	Conduct an annual review of the Committee’s performance, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities.

•	Obtain advice and assistance, as needed, from internal or external legal counsel, accounting firms, search firms, compensation specialists or other advisors, with the sole authority to retain, terminate and negotiate the terms and conditions of the assignment.

•	Delegate responsibility to subcommittees of the Committee as necessary or appropriate.

•	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

D-2

ANNEX E

CITIGROUP INC.

PUBLIC AFFAIRS COMMITTEE CHARTER

as of January 18, 2006

Mission

The Public Affairs Committee (the “Committee”) is responsible for (i) reviewing the Company’s policies and programs that relate to public issues of significance to the Company and the public at large and (ii) reviewing the Company’s relationships with external constituencies and issues that impact the Company’s reputation.

Membership

The Committee shall consist of at least three members of the Board of Directors, each of whom shall meet the independence requirements of the New York Stock Exchange listing standards and any other applicable laws, rules and regulations governing independence, as determined by the Board. Members of the Committee and the Committee Chair shall be appointed by and may be removed by the Board on the recommendation of the Nomination and Governance Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Review the state of the Company’s relationships with external constituencies, how those constituencies view the Company and the issues raised by them.

•	Review the impact of business operations and business practices on the communities where the Company does business.

•	Review political contributions made by the Company and charitable contributions made by the Company and the Citigroup Foundation.

•	Review Community Reinvestment Act performance and compliance with fair lending practices.

•	Review shareholder proposals, management responses and other shareholder activism issues.

•	Review the Company’s policies and practices regarding employee and supplier diversity.

•	Review the Company’s environmental policies and programs.

•	Review the Company’s policies regarding privacy.

•	Conduct an annual review of the Committee’s performance and report the results to the Board, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities.

•	Obtain advice and assistance, as needed, from internal or external legal counsel, or other advisors, with the sole authority to retain terminate and negotiate the terms and conditions of the assignment.

•	Delegate responsibility to subcommittees of the Committee as necessary or appropriate.

•	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

E-1

ANNEX F

CITIGROUP INC.

PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE RESTATED CERTIFICATE OF INCORPORATION

Article FOURTH, Section I is hereby amended to read in its entirety as follows:

I. Notwithstanding any other provision of this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, Sections B through I of this Article FOURTH.

F-1

ANNEX G

CITIGROUP INC.

PROPOSED AMENDMENTS TO ARTICLE EIGHTH OF THE RESTATED CERTIFICATE OF INCORPORATION

Article EIGHTH, Section A is hereby amended to read in its entirety as follows:

A.	In addition to any affirmative vote required by law or this Certificate of Incorporation or the By-Laws of the Corporation, and except as otherwise expressly provided in Section B of this Article EIGHTH, a Business Combination (as hereinafter defined) shall require the affirmative vote of not less than a majority of the votes cast affirmatively and negatively by the holders of Voting Stock (as hereinafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

Article EIGHTH, Section G is hereby amended to read in its entirety as follows:

G.	Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of not less than a majority of the voting power of the outstanding shares entitled to vote thereon, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, this Article EIGHTH.

G-1

ANNEX H

CITIGROUP INC.

PROPOSED AMENDMENT TO ARTICLE NINTH OF THE RESTATED CERTIFICATE OF INCORPORATION

Article NINTH is hereby amended to read in its entirety as follows:

NINTH:    In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws. The affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of not less than a majority of the voting power of the outstanding shares entitled to vote thereon shall be required to adopt, amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, this Article NINTH.

H-1

SUITE 508 P.O. BOX 990041 HARTFORD, CT 06103-0041	THREE WAYS TO VOTE To vote by Telephone 1) Read the Proxy Statement and have the proxy card below at hand. 2) Call 1-800-690-6903 3) Follow the instructions.
To vote by Internet 1) Read the Proxy Statement and have the proxy card below at hand. 2) Go to Website www.proxyvote.com 3) Follow the instructions provided on the website.

To vote by Mail

1)      Read the Proxy Statement.

2)      Check the appropriate boxes on the proxy card below.

3)      Sign and date the proxy card.

4)      Return the proxy card in the envelope provided.

YOUR VOTE IS IMPORTANT

Do not return this proxy card if you vote by telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CITGP1
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CITIGROUP INC. The Board of Directors recommends a vote FOR each of Proposals 1-5.

Vote On Directors

1.	Proposal to elect 16 directors.							For All	Withhold For All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
Nominees:
	01)	C. Michael Armstrong	09)	Andrew N. Liveris
	02)	Alain J.P. Belda	10)	Dudley C. Mecum
	03)	George David	11)	Anne Mulcahy				☐	☐	☐
	04)	Kenneth T. Derr	12)	Richard D. Parsons
	05)	John M. Deutch	13)	Charles Prince
	06)	Roberto Hernández Ramirez	14)	Judith Rodin
	07)	Ann Dibble Jordan	15)	Robert E. Rubin
	08)	Klaus Kleinfeld	16)	Franklin A. Thomas

Vote On Proposals					For	Against	Abstain	The Board of Directors recommends a vote AGAINST each of Proposals 6-12.			For	Against	Abstain

2.	Proposal to ratify the selection of KPMG LLP as Citigroup’s independent registered public accounting firm for 2006.				☐	☐	☐	6.	Stockholder proposal requesting no future new stock option grants and no renewal or repricing of current stock options.		☐	☐	☐

3.	Proposal to amend Article Fourth of the Restated Certificate of Incorporation.				☐	☐	☐	7.	Stockholder proposal requesting a report on political contributions.		☐	☐	☐

4.	Proposal to amend Article Eighth of the Restated Certificate of Incorporation.				☐	☐	☐	8.	Stockholder proposal requesting a report on charitable contributions.		☐	☐	☐

5.	Proposal to amend Article Ninth of the Restated Certificate of Incorporation.				☐	☐	☐	9.	Stockholder proposal requesting the adoption of a policy regarding performance-based equity compensation for senior executives.		☐	☐	☐

								10.	Stockholder proposal regarding reimbursement of expenses incurred by a stockholder in a contested election of directors.		☐	☐	☐

					Yes	No		11.	Stockholder proposal requesting that the Chairman of the Board have no management duties, titles or responsibilities.		☐	☐	☐

	Please indicate if you would like to keep your vote confidential under Citigroup’s Confidential Voting Policy.				☐	☐		12.	Stockholder proposal requesting the recoupment of management bonuses in the event of a restatement of earnings.		☐	☐	☐

	Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)	Date

ADMISSION TICKET

2006 Annual Meeting of Stockholders

April 18, 2006 at 9:00 a.m. at

Carnegie Hall, 154 West 57th Street, New York, New York

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. Each stockholder may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you submit your proxy by telephone or Internet, do not return your proxy card.

Thank you for your proxy submission.

CITIGROUP INC.

Proxy Solicited on Behalf of the Board of Directors

of Citigroup Inc. for the Annual Meeting, April 18, 2006

The undersigned hereby constitutes and appoints Charles Prince, Lewis B. Kaden and Michael S. Helfer, and each of them his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Citigroup Inc. (“Citigroup”) to be held at Carnegie Hall, 154 West 57th Street, New York, New York, on Tuesday, April 18, 2006, at 9:00 a.m. local time and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

If shares of Citigroup Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Citigroup Common Stock in the undersigned’s name and/or account under such Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Your proxy cannot be voted unless you sign, date and return this card or follow the instructions for telephone or Internet voting set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1-5 and AGAINST Proposals 6-12 and will be voted in the discretion of the proxies (or, in the case of a Voting Plan, will be voted in the discretion of the plan trustee or administrator) upon such other matters as may properly come before the Annual Meeting.

The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said Annual Meeting and any adjournments or postponements thereof.

NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE